EXHIBIT 10.1

ASSET PURCHASE AGREEMENT, STOCK PURCHASE AGREEMENT,

AND MERGER AGREEMENT

DATED APRIL 11, 2014

i

Exhibits
Exhibit A – Plan of Conversion of United Centrifuge USA, LLC
Exhibit B – Preferred Stock Terms
Exhibit C – Form of Employment Agreements
Exhibit D – Form of Registration Rights Agreement
Exhibit E – Form of Supply Agreement

Schedules
Schedule 1.01(a)
Schedule 1.01(b)
Schedule 2.01(a)
Schedule 2.01(b)
Schedule 3.04
Schedule 3.05
Schedule 4.03
Schedule 4.04
Schedule 4.07

Schedule 4.08(a)
Schedule 4.08(b)
Schedule 4.09
Schedule 4.10
Schedule 4.11
Schedule 4.14
Schedule 4.17(a)
Schedule 4.17(b)
Schedule 4.17(e)
Schedule 4.17(f)
Schedule 4.18
Schedule 4.19
Schedule 4.20
Schedule 4.21(a)
Schedule 4.21(b)
Schedule 4.23
Schedule 4.24
Schedule 4.25
Schedule 4.27
Schedule 4.28
Schedule 4.29(a)
Schedule 4.29(b)
Schedule 4.30
Schedule 5.03

ASSET PURCHASE AGREEMENT, STOCK PURCHASE AGREEMENT,
AND MERGER AGREEMENT

THIS ASSET PURCHASE AGREEMENT, STOCK PURCHASE AGREEMENT, and MERGER AGREEMENT (this “Agreement”) is made and entered into as of April 11, 2014, by and among Aly Energy Services, Inc., a Delaware corporation (“Purchaser”), Aly Centrifuge Inc., a Delaware corporation (“Merger Sub”), United Centrifuge USA, LLC, a Texas limited liability company (“United”), United Oilfield, Inc., an Alberta Limited Corporation (“UOI”), Canadian Nitrogen Services Ltd., an Alberta Limited Corporation (“CNS”), 1211296 Alberta Inc., an Alberta Limited Corporation (“1211296”), Tim Pirie, 610B McCool Street, Crossfield, Alberta, Canada T0M 0S0 (“Pirie”), Ed Lantz, 3 East Lake Circle NE, Airdrie Alberta, Canada T4A 2J9 (“Lantz”), Jorge Rivera, Av. Javier Prado Este, 5812, La Molina, Lima, Peru (“Rivera”), and Myles Bowman, 2561 Stoneybrook Drive, Prosper, TX, USA 75078 (“Bowman”).

RECITALS

WHEREAS, United is engaged in the solids control and fluids management sectors of the oilfield services and rental equipment industry (the “Business”); and

WHEREAS, United utilizes certain fixed assets in the Business which are owned by either UOI or CNS; and

WHEREAS, CNS and 1211296 (collectively the “Blocker Shareholders”) each own 100% of the equity ownership (collectively the “Blocker Shares”) of Canadian Nitrogen Services USA, Inc. and United Centrifuge, Inc. (USA), respectively (the “Blocker Corps”); and

WHEREAS, the Blocker Corps have been formed to acquire and hold equity ownership interests in United and conduct no other material activities; and

WHEREAS, Purchaser desires to acquire the Business upon the terms and conditions set forth herein; and

WHEREAS, Purchaser desires to purchase certain fixed assets utilized in the Business from UOI and CNS upon the terms and conditions set forth herein; and

WHEREAS, in order to facilitate the transactions contemplated hereby, United intends to convert from a Texas limited liability company to a Texas corporation pursuant to the Plan of Conversion, substantially in the form of Exhibit A hereto (the “Plan of Conversion”); and

WHEREAS, after the sale of the Blocker Corps, the Merging Parties will legally and beneficially own all of the equity interest of United and will own all of the common stock of United together with the Merger Sub (“United Common Stock”) after giving effect to the transactions contemplated herein and such conversion;

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing, the respective representations, warranties, covenants, agreements and conditions set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereby agree as follows:

ARTICLE I
DEFINITIONS

Section 1.01 Certain Defined Terms.

For purposes of this Agreement:

“Action” means any Claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority, arbitrator or mediator.

“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such specified Person.

“Ancillary Agreements” means the other agreements, documents and certificates to be executed and delivered in connection with the transactions contemplated by this Agreement.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended through the Closing Date.

“CERCLIS” means the Comprehensive Environmental Response, Compensation and Liability System database maintained by the U.S. Environmental Protection Agency.

“Claims” means any and all administrative, regulatory or judicial Actions, suits, petitions, appeals, demands, demand letters, claims, liens, notices of noncompliance or violation, investigations, proceedings, consent orders or consent agreements.

“Closing Date Indebtedness” means all Indebtedness of United as of the Closing Date.

“Closing Net Working Capital” means, as of March 31, 2014, (i) United’s total current assets, minus (ii) United’s total current liabilities, in each case computed in accordance with GAAP, but after giving pro forma effect for (X) the assumed ownership of the Purchased Assets, (Y) the elimination of certain intercompany and related party transactions and (Z) certain other adjustments, all as set forth on Schedule 1.01(a).

“Code” means the Internal Revenue Code of 1986, as amended through the date hereof.

“Control” (including the terms “Controlled by” and “under common Control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly or as trustee, personal representative or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee, personal representative or executor, by contract, credit arrangement or otherwise.

“EBITDA” means an amount equal to (a) net income determined in accordance with GAAP plus (b) the sum of the following to the extent deducted in the calculation of net income; (i) interest expense; (ii) income taxes; (iii) depreciation; (iv) amortization; (v) extraordinary losses which are acceptable to be deemed such to Purchaser in its reasonable discretion; and (vi) other non-recurring expenses reducing such net income which do not represent a cash item in such period or any future period and which are acceptable to Purchaser in its reasonable discretion; minus (c) the sum of the following to the extent included in the calculation of net income; (i) income tax credits of; (ii) extraordinary gains which are acceptable to be deemed such to the principals; and (iii) all non-recurring, non-cash items increasing net income, in all cases determined in accordance with GAAP, but after giving pro forma effect for (X) the assumed ownership of the Purchased Assets, (Y) the elimination of certain intercompany and related party transactions and (Z) certain other adjustments, all as set forth on Schedule 1.01(b).

“Encumbrance” means any security interest, pledge, hypothecation, mortgage, lien (including, without limitation, environmental and tax liens), violation, charge, lease, license, encumbrance, easement, adverse claim, reversion, reverter, preferential arrangement, restrictive covenant, condition or restriction of any kind, including, without limitation, any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

“Environmental Claim” means any Action, Governmental Order, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from the presence, Release of, or exposure to, any Hazardous Materials, or any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (i) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (ii) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials.

“Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

“Environmental Permit” means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

“GAAP” means United States generally accepted accounting principles and practices in effect from time to time applied consistently throughout the periods involved and for entities formed in Canada, Canadian generally accepted accounting principles and practices in effect from time to time applied consistently throughout the periods involved.

“Governmental Authority” means any United States or non-United States federal, national, supranational, state, provincial, local, or similar government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Materials” means: (i) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (ii) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, and polychlorinated biphenyls.

“Indebtedness” means, with respect to any Person, (i) all indebtedness of such Person, whether or not contingent, for borrowed money, (ii) all obligations of such Person for the deferred purchase price of property or services, (iii) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (iv) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the lender under such agreement in the event of default are limited to repossession or sale of such property), (v) all obligations of such Person as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (vi) all obligations, contingent or otherwise, of such Person under acceptance, letter of credit or similar facilities, (vii) all obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any capital stock of such Person or any warrants, rights or options to acquire such capital stock, valued, in the case of redeemable preferred stock, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (viii) all Indebtedness of others referred to in clauses (i) through (vii) above guaranteed directly or indirectly in any manner by such Person, and (ix) all Indebtedness referred to in clauses (i) through (viii) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Encumbrance on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness.

“Indemnified Party” means a Purchaser Indemnified Party or a Seller Indemnified Party, as the case may be.

“Indemnifying Party” means each Seller pursuant to Section 8.02 or Purchaser pursuant to Section 8.03, as the case may be.

“Independent Auditor” means a nationally or regionally recognizable accounting firm mutually agreed upon by Sellers’ Representative and Purchaser.

“Intellectual Property” means (i) patents, patent applications, and statutory invention registrations, (ii) trademarks, service marks, domain names, trade dress, logos, trade names, corporate names, and other identifiers of source or goodwill, including registrations and applications for registration thereof, (iii) mask works and copyrights, including copyrights in computer software, and registrations and applications for registration thereof, and (iv) material confidential and proprietary information, including trade secrets, know-how and invention rights.

“Inventories” means all inventory, merchandise, goods, raw materials, work-in-process, packaging, labels, supplies and other personal property maintained, held or stored by or for United on the Closing Date, and any prepaid deposits for any of the same.

“IP Agreements” means (i) licenses of Intellectual Property by United to any third party, (ii) licenses of Intellectual Property by any third party to United (excluding commercially available off-the-shelf computer software licensed pursuant to shrink-wrap or click wrap licenses), (iii) agreements between United and any third party relating to the development or use of Intellectual Property, the development or transmission of data, or the use, modification, framing, linking, advertisement, or other practices with respect to Internet web sites, and (iv) consents, settlements, decrees, orders, injunctions, judgments or rulings governing the use, validity or enforceability of the Owned Intellectual Property.

“IRS” means the Internal Revenue Service of the United States.

“Knowledge” means the knowledge of Pirie, Lantz or Bowman of a particular fact or other matter if such Person has, or at any time had, knowledge of that fact or other matter because such Person is or was actually aware of that fact or matter, or such Person should have been aware of that fact or matter after engaging in a reasonable inquiry.

“Law” means any United States or non-United States federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, order, requirement or rule of law (including, without limitation, common law).

“Liabilities” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including, without limitation, those arising under any Law (including, without limitation, any Environmental Law), Action or Governmental Order and those arising under any contract, agreement, arrangement, commitment or undertaking.

“Licensed Intellectual Property” means Intellectual Property licensed to United pursuant to IP Agreements.

“Material Adverse Effect” means any circumstance, change in or effect on United or the Business that, individually or in the aggregate with all other circumstances, changes in or effects on United or the Business: (i) is materially adverse to the Business, operations, assets or Liabilities, employee relationships, customer or supplier relationships, prospects, results of operations or the condition (financial or otherwise) of United or (ii) is reasonably likely to materially adversely affect the ability of Purchaser or United to operate or conduct the Business in the manner in which it is currently, or contemplated to be, operated or conducted by United.

“Merging Parties” means Bowman and Rivera.

“Organizational Documents” means, in the case of a corporation, its certificate of incorporation and bylaws.

“Owned Intellectual Property” means all Intellectual Property owned by United.

“Pay-Off Letters” means one or more customary pay-off letters executed by the lenders of any Indebtedness, in form and substance reasonably satisfactory to Purchaser, setting forth all amounts necessary to be paid in order to pay off fully each such Indebtedness and any other amounts owing under such Indebtedness on the Closing Date.

“Permitted Encumbrances” means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced and as to which United is not otherwise subject to civil or criminal liability due to its existence: (i) liens for Taxes, assessments and governmental charges or levies not yet due and payable; (ii) pledges or deposits to secure obligations under workers’ compensation Laws or similar legislation or to secure public or statutory obligations; (iii) statutory landlord liens for Real Property or (iv) minor survey exceptions, reciprocal easement agreements and other customary Encumbrances on title to Real Property that (a) were not incurred in connection with any Indebtedness, (b) do not render title to the property encumbered thereby unmarketable and (c) do not, individually or in the aggregate, materially adversely affect the value of or the use of such property for its current and anticipated purposes.

“Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

“Principals” means Pirie, Lantz and Bowman.

“Real Property” means the real property owned by United or leased by United as tenant, together with all buildings and other structures, facilities or improvements currently or hereafter located thereon, all fixtures, systems, equipment and items of personal property of United attached or appurtenant thereto and all easements, licenses, rights and appurtenances relating to the foregoing.

“Receivables” means any and all accounts receivable, notes and other amounts receivable from third parties, including, without limitation, customers and employees, arising from the conduct of the Business before the Closing Date, whether or not in the ordinary course, together with any unpaid financing charges accrued thereon.

“Reference Balance Sheet Date” means December 31, 2013.

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Sellers” means, collectively, the Merging Parties, 1211296, UOI and CNS. Each of the Sellers is a “Seller.”

“Survival Date” means the 18 month anniversary of the Closing Date.

“Tax” or “Taxes” means any and all taxes, fees, levies, duties, tariffs, imposts, and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority, including, without limitation, taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes; license, registration and documentation fees; and customs’ duties, tariffs, and similar charges.

“Tax Return” means any return, report, election, document, estimated tax filing, declaration, claim for refund, property tax rendition, information returns, or other filing relating to Taxes, including any schedules or attachments thereto and any amendment thereof.

“United Common Stock” means the membership units of United.

“Unlimited Representations” means the representations and warranties made pursuant to Sections 4.01, 4.01A, 4.02, 4.03, 4.05, 4.05A, 4.06, 4.17, 4.29, 5.01, 5.02 and 5.03.

Section 1.02 Definitions.

The following terms have the meanings set forth in the Sections set forth below:

Definition	Location
“1211296”	Preamble
“Adjustment Report”	2.09(b)
“Agreement”	Preamble
“Asset Cash Consideration”	2.04
“Blocker Corps”	Recitals
“Blocker Shareholders”	Recitals
“Blocker Shares”	Recitals
“Bowman”	Preamble
“Business”	Recitals
“Cash Consideration”	2.04(a)
“Claimed Amount”	8.04
“Closing”	3.01
“Closing Balance Sheet”	2.09(b)
“Closing Date”	3.01
“Closing Date Payment”	2.05
“CNS”	Preamble

“CNS Purchased Assets”	2.01
“CNS USA”	Recitals
“CNS USA Common Stock”	Recitals
“Company Released Party”	7.12
“Consideration”	2.04
“DGCL”	2.02
“Employee Benefit Plans”	4.25(a)
“Employment Agreements”	3.02(e)
“ERISA”	4.25(a)
“Estimated Closing Net Working Capital”	2.09(a)
“Financial Statements”	4.09(a)
“Holdback Shares”	2.08
“Lantz”	Preamble
“Loss”	7.02(a)
“Material Contracts”	4.18(a)
“Merger”	2.02
“Multiemployer Plan”	4.25(b)
“Multiple Employer Plan”	4.25(b)
“Pass-Through Returns”	7.13(b)
“Pirie”	Preamble
“Plan of Conversion”	Recitals
“Pre Closing Tax Period”	7.13(a)
“Preferred Shares”	2.04(c)
“Property Taxes”	7.13(a)
“Purchased Assets”	2.01
“Purchaser”	Preamble
“Purchaser Indemnified Party”	8.02
“Purchaser SEC Reports”	5.08
“Purchaser’s Financing Commitments”	7.08
“Registration Rights Agreement”	3.02(f)
“Restricted Period”	7.11
“Rivera”	Preamble
“Securities Act”	4.35(a)
“Securities Laws”	4.35(a)
“Seller Indemnified Party”	8.03
“Sellers’ Representative”	2.10(a)
“Straddle Period”	7.13(a)
“Surviving Corporation”	2.02
“Tangible Personal Property”	4.21(a)
“Tax Claim”	7.13(c)
“Tax Contest”	7.13(d)
“TBOC”	2.02
“Third Party Claims”	8.05
“UCI”	Recitals
“UCI Common Stock”	Recitals
"Unit Cash Consideration"	2.04

“UOI”	Preamble
“UOI Purchased Assets”	2.01
“United”	Recitals
“United Common Stock”	Recitals
“United Personal Property”	4.21(a)

Section 1.03 Interpretation and Rules of Construction. In this Agreement, except to the extent that the context otherwise requires:

(a) when a reference is made in this Agreement to an Article, Section, exhibit or Schedule, such reference is to an Article or Section of, or an exhibit or Schedule to, this Agreement unless otherwise indicated;

(b) the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(c) whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”;

(d) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(e) all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;

(f) the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;

(g) any Law defined or referred to herein or in any agreement or instrument that is referred to herein means such Law or statute as from time to time amended, modified or supplemented, including by succession of comparable successor Laws;

(h) references to a Person are also to its permitted successors and assigns; and

(i) the use of “or” is not intended to be exclusive unless expressly indicated otherwise.

ARTICLE II
PURCHASE AND SALE; MERGER

Section 2.01 Asset and Stock Purchase.

(a) At Closing, subject to the terms and conditions of this Agreement, and on the basis of the representations, warranties and agreements herein contained, (i) UOI shall sell, convey, assign, transfer and deliver to Merger Sub, and Purchaser shall cause Merger Sub to purchase, acquire and accept from UOI, all of the assets set forth on Schedule 2.01(a) (the “UOI Purchased Assets”) and (ii) CNS shall sell, convey, assign, transfer and deliver to Merger Sub, and Purchaser shall cause Merger Sub to purchase, acquire and accept from CNS, all of the assets set forth on Schedule 2.01(b) (the “CNS Purchased Assets” and together with the UOI Purchased Assets, the “Purchased Assets”).

(b) Immediately after the purchase of the Purchased Assets, subject to the terms and conditions of this Agreement, and on the basis of the representations, warranties and agreements herein contained, the Blocker Shareholders shall sell, convey, assign, transfer and deliver to Merger Sub, and Purchaser shall cause Merger Sub to purchase, acquire and accept from the Blocker Shareholders, all of the Blocker Shares.

Section 2.02 Merger. Upon the terms and subject to the conditions of this Agreement, on the Closing Date, immediately after the transactions described in Section 2.01, United will merge with and into Merger Sub (the “Merger”) in accordance with the applicable provisions of the Texas Business Organizations Code (“TBOC”) and Delaware General Corporation Law (“DGCL”). Following the Merger, Merger Sub shall continue as the surviving corporation (the “Surviving Corporation”) and shall continue to be governed by the laws of the State of Delaware. The relevant terms of the Merger shall be as follows:

(a) The Merger shall become effective upon the filing of the Articles of Merger with the Secretary of State of the State of Texas pursuant to the provisions of the TBOC and DGCL. The date and time when the Merger shall become effective is hereinafter referred to as the “Effective Date” and shall be concurrent with the time of the Closing.

(b) Except as may otherwise be set forth herein, the corporate existence and identity of Merger Sub, with all its purposes, powers, franchises, privileges, rights and immunities, shall continue unaffected and unimpaired by the Merger, and the corporate existence and identity of United, with all its purposes, powers, franchises, privileges, rights and immunities, at the Effective Date shall be merged with and into that of Merger Sub, and the Surviving Corporation shall be vested fully therewith and the separate corporate existence and identity of United shall thereafter cease except to the extent continued by the TBOC or DGCL.

(c) The certificate of formation of Merger Sub, as in effect on the Effective Date, shall continue in full force and effect and shall be the certificate of formation of the Surviving Corporation. The bylaws of Merger Sub, as in effect as of the Effective Date, shall continue in full force and effect and shall be the bylaws of the Surviving Corporation. The members of the Board of Directors of the Surviving Corporation shall be the Persons constituting the Board of Directors of Merger Sub as of the Effective Date. The officers of the Surviving Corporation shall be the Persons holding such offices in Merger Sub as of the Effective Date.

(d) The Merger shall have the effects on the rights and obligations of the Surviving Corporation as set forth in the applicable provisions of the TBOC and DGCL.

(e) At the Effective Date, by virtue of the Merger and without any action on the part of the holder thereof:

(i) the shares of United Common Stock owned by Merger Sub, shall by virtue of the Merger and without any action on the part of the holder thereof, be canceled;

(ii) the remaining shares of United Common Stock, shall by virtue of the Merger and without any action on the part of the holder thereof, be converted into and (subject to the Escrow Agreement) represent the right to receive in the aggregate the consideration described in Section 2.04(c); and

(iii) each share of common stock of Merger Sub which shall be outstanding immediately prior to the Effective Date shall at the Effective Date, by virtue of the Merger and without any action on the part of the holder thereof, continue to be outstanding and remain as a share of common stock of the Surviving Corporation.

(f) Each of the holders of shares of United Common Stock hereby waives any appraisal or similar rights under the TBOC or DGCL in respect of the Merger.

Section 2.03 Requirement of Merger and Purchase. Purchaser shall not be required to effect the Merger or to purchase any of the Blocker Shares or Purchased Assets under this Agreement unless Purchaser (or Merger Sub) shall acquire ownership of all of the capital stock of United and all of the Purchased Assets at Closing.

Section 2.04 Consideration.

(a) At Closing, subject to the terms and conditions of this Agreement and in consideration of the aforesaid sale, conveyance, assignment, transfer and delivery, the consideration for Purchaser's acquisition of the United Common Stock in the Merger and the purchase of the Purchased Assets and Blocker Shares (the "Consideration") shall consist of the following components:

(i) a cash payment equal to US$12,486,740, subject to adjustment as provided in this Agreement (the "Asset Cash Consideration"), distributed as follows:

UOI	$3,649,505.00
CNS	$8,837,235.00

(ii) a cash payment equal to US$3,166,860, subject to adjustment as provided in this Agreement (the "Units Cash Consideration," with the Asset Cash Consideration and Units Cash Consideration, collectively, being the “Cash Consideration”), distributed according to the following proportions:

CNS	35.295%
1211296	35.295%
Rivera	17.65%
Bowman	11.76%

(iii) Sellers' right to receive any additional contingent consideration that may become payable as provided in Section 2.07, subject to adjustment as provided in this Agreement, distributed as follows (or in accordance with these proportions if the contingent consideration is less than $5,000,000):

UOI	$635,495 (12.70%)
CNS	$2,753,389.32 (55.07%)
1211296	$878,824.32 (17.58%)
Rivera	$439,474.41 (8.79%)
Bowman	$292,816.94 (5.86%)

(iv) 5,000 shares of preferred stock of Merger Sub (the "Preferred Shares") distributed as follows (or in accordance with these proportions):

1211296	1,765 (35.30%)
CNS	1,765 (35.30%)
Rivera	880 (17.6%)
Bowman	590 (11.8%)

Section 2.05 Cash Consideration. The Cash Consideration payable at the Closing (the “Closing Date Payment”) shall be equal to the sum of: (a) the Cash Consideration, plus (b) the amount by which Estimated Closing Net Working Capital exceeds US$540,000, if any; less (c) the amount by which US$540,000 exceeds Estimated Closing Net Working Capital, if any, less (d) the Closing Date Indebtedness. The Closing Date Payment shall also be increased by up to US$25,000 for expenditures incurred by United after January 1, 2014 for the setting up of the repair facility at United’s Celina, Texas location.

Section 2.06 Preferred Shares. The Preferred Shares shall be exchangeable for common stock of the Purchaser and shall have the other terms and conditions set forth on Exhibit B hereto.

Section 2.07 Additional Contingent Consideration. Sellers shall be entitled to additional contingent consideration as follows: Purchaser shall pay Sellers an amount equal to the 5% of gross revenues resulting from the Business and operations of United, determined in accordance with GAAP consistently applied, for each of the 12 month periods ending on March 31, 2015, 2016 and 2017; provided, however, that the additional consideration to which Sellers may be entitled under this Section shall be capped at US$5,000,000.00 in the aggregate. All calculations shall be based on the financial statements of United for the applicable 12 month period and any additional contingent consideration to which Sellers are entitled shall be paid by May 31 each year.

Section 2.08 Holdback. At Closing, Purchaser will withhold from the Preferred Shares delivered to the Sellers in connection with the transactions contemplated hereby 2,000 of the Preferred Shares (the “Holdback Shares”) until the Survival Date (unless earlier released in accordance with this Agreement). The Purchaser shall have the right to use the Holdback Shares to offset any Losses (at the rate of US$1,000 per each Holdback Share) arising from an indemnification claim under Section 8.02. Access to and distributions of the Holdback Shares to satisfy any Claims shall be governed by the provisions of Article VIII. Upon the conclusion of the working capital adjustment contemplated by Section 2.09 and Section 2.10, 500 Holdback Shares, less the number of Holdback Shares (if any) necessary to balance the net working capital adjustment, as may be agreed between Purchaser and Sellers’ Representative, shall be released and delivered to Sellers. Upon the six month anniversary of the Closing Date, 500 additional Holdback Shares less the number of Holdback Shares necessary for the satisfaction of any Claims pending as of that date, as may be agreed between Purchaser and Sellers’ Representative, shall be released and delivered to Sellers. Upon the twelfth month anniversary of the Closing Date, an additional 500 Holdback Shares less the number of Holdback Shares necessary for the satisfaction of any Claims pending as of that date, as may be agreed between Purchaser and Sellers’ Representative, shall be released and delivered to Sellers. On the Survival Date, any remaining Holdback Shares, less the number of Holdback Shares necessary for the satisfaction of any Claims pending as of the Survival Date, as may be agreed between Purchaser and Sellers’ Representative, shall be released and delivered to Sellers.

Section 2.09 Adjustment for Working Capital and Indebtedness.

(a) No later than three business days prior to the Closing Date, the Sellers’ Representative shall deliver to Purchaser a written statement setting forth (i) United’s good faith estimate of the amount of the Closing Net Working Capital (the “Estimated Closing Net Working Capital”), (ii) the aggregate amount of the Closing Date Indebtedness (which shall be the same as the amount thereof specified in the Pay-Off Letters), together with a copy of each Pay-Off Letter and a listing of the individual accounts, their payees, amounts due to each and the wiring instruction for each payee, and (iii) based on the foregoing, the calculation of the Closing Date Payment and a listing of each Seller’s account information and wiring instructions.

(b) Promptly following the Closing Date, but in no event later than 90 days after the Closing Date, Purchaser shall prepare and deliver to the Sellers’ Representative: (i) a balance sheet of United as of March 31, 2014 (after giving pro forma effect for (X) the assumed ownership of the Purchased Assets, (Y) the elimination of certain intercompany and related party transactions and (Z) certain other adjustments, all as set forth on Schedule 1.01(a)) (the “Closing Balance Sheet”), which shall be prepared in accordance with GAAP, and (ii) Purchaser’s computation of Closing Net Working Capital. Upon request of the Sellers’ Representative, Purchaser shall make available to the Sellers’ Representative and its accountants all work papers and other pertinent information used in connection with the preparation of the Closing Balance Sheet. The Sellers’ Representative shall have reasonable access to the relevant books, records, properties and personnel of Purchaser for purposes of verifying the Closing Balance Sheet.

(c) Within 30 days after the Closing Balance Sheet is delivered to the Sellers’ Representative pursuant to subsection (b) above, the Sellers’ Representative shall complete its examination thereof and shall deliver to Purchaser either (i) a written acknowledgement accepting the Closing Balance Sheet and Purchaser’s computation of Closing Net Working Capital, or (ii) a written report setting forth in reasonable detail any proposed adjustments to the Closing Balance Sheet and Purchaser’s computation of Closing Net Working Capital (“Adjustment Report”). A failure by the Sellers’ Representative to deliver the Adjustment Report within the required 30-day period shall constitute the Sellers’ acceptance of the Closing Balance Sheet and Purchaser’s computation of Closing Net Working Capital.

(d) During a period of 30 days following the receipt by Purchaser of the Adjustment Report, the Sellers’ Representative and Purchaser shall attempt to resolve any difference they may have with respect to the matters raised in the Adjustment Report. In the event Purchaser and the Sellers’ Representative fail to agree on the Closing Balance Sheet and the Closing Net Working Capital within such 30 day period, then the Sellers’ Representative and Purchaser mutually agree that the Independent Auditor shall make the final determination with respect to the correctness of the proposed adjustments in the Adjustment Report in light of the terms and provisions of this Agreement. The parties shall use reasonable efforts to cause the Independent Auditor to render its decision as soon as practicable (within 60 days after submission to the Independent Auditor), including by promptly complying with all reasonable requests by the Independent Auditor for information, books, records and similar items. The Independent Auditor shall make a determination as to each of the items in dispute (and each item affected thereby), which determination shall be in writing and furnished to the Sellers’ Representative and Purchaser as promptly as practicable after the items in dispute have been referred to the Independent Auditor (within 60 days thereafter). The Independent Auditor shall follow the procedures specified in the engagement letter of the Independent Auditor, unless otherwise agreed in writing between Purchaser and the Sellers’ Representative. The decision of the Independent Auditor shall be final and binding on the Sellers and Purchaser, and may be used in a court of law by either Sellers or Purchaser for the purpose of enforcing such decision.

(e) After the earlier of (i) the acceptance by the Sellers’ Representative of the Closing Balance Sheet and Purchaser’s computation of Closing Net Working Capital, (ii) the failure of the Sellers’ Representative to deliver an Adjustment Report within the 30-day period referenced in subsection (c), or (iii), if the Sellers’ Representative delivers an Adjustment Report, upon the resolution of the matters raised in such Adjustment Report, the Closing Date Payment shall be recomputed using the Closing Net Working Capital, as accepted or resolved. The Sellers shall, within 10 days of such recomputation, pay to Purchaser in cash any decrease in the Closing Date Payment resulting from the recomputation. Purchaser shall, within 10 days of such recomputation, pay to the Sellers in cash any increase in the Closing Date Payment resulting from the recomputation.

(f) The costs and expenses of the Independent Auditor pursuant to this Section shall be borne by the Sellers, on the one hand, and Purchaser, on the other hand, pro rata in an amount inversely proportional to the dollar value of the disputed items determined in each party’s favor. By way of example, if Purchaser had taken the position that the Closing Net Working Capital was $100, the Sellers had taken the position that the Closing Net Working Capital was $200, and the Independent Auditor determines the Closing Net Working Capital to be $130, then Purchaser would pay 30% of the Independent Auditor’s fees and expenses and the Sellers would pay 70%.

Section 2.10 Sellers’ Representative.

(a) Each of the Sellers hereby appoints, authorizes, and directs Pirie as its sole and exclusive agent, attorney in fact and representative for and on behalf of the Sellers (the “Sellers’ Representative”), with full power of substitution with respect to all matters under this Agreement, including without limitation, the right to give and receive notices and communications hereunder, to negotiate and agree to the Closing Net Working Capital, to administer any claim against the Holdback Shares, to negotiate, agree to and enter into settlements and compromises related hereto, to receive, calculate and distribute any amounts required hereunder, to engage and employ agents and representatives, to comply with orders of courts with respect to such claims, and to take all other actions that (i) are either necessary or appropriate in the sole judgment of the Sellers’ Representative for the accomplishment of the foregoing, or (ii) are, in the sole judgment of the Sellers’ Representative, specifically mandated or contemplated by the terms of this Agreement, and to incur such other expenses as Sellers’ Representative shall deem necessary or prudent in connection with the foregoing. Notwithstanding the foregoing, the Sellers’ Representative shall not have any authority to enter into amendments of this Agreement or, except in the case of a breach of a representation or warranty by a particular Seller, to take any action which adversely affects a Seller disproportionately to any other Seller. No bond shall be required of the Sellers’ Representative and the Sellers’ Representative shall not receive compensation for its services. Notices or communications to or from the Sellers’ Representative shall constitute notice to or from the Sellers. The appointment of the Sellers’ Representative as each Seller’s attorney in fact revokes as of the date of this Agreement any power of attorney heretofore granted that authorized any other person or persons to represent such Seller with regard to this Agreement.

(b) The appointment of Sellers’ Representative as attorney in fact pursuant hereto is coupled with an interest and is irrevocable. The obligations of each Seller pursuant to this Agreement (i) will not be terminated by operation of Law, death, mental or physical incapacity, liquidation, dissolution, bankruptcy, insolvency or similar event with respect to such Seller or any proceeding in connection therewith, or in the case of a trust, by the death of any trustee or trustees or the termination of such trust, or any other event, and (ii) shall survive the delivery of an assignment by any Seller of the whole or any fraction of its interest in any payment due to it under this Agreement.

(c) The Sellers’ Representative hereby accepts the foregoing appointment and agrees to serve as Sellers’ Representative, subject to the provisions hereof, for the period of time from and after the date hereof without compensation except for the reimbursement from the Sellers of fees and expenses incurred by Sellers’ Representative in its capacity as such.

(d) The Sellers’ Representative shall act for the Sellers on all of the matters set forth in this Agreement in the manner the Sellers’ Representative believes to be in the best interest of the Sellers and is authorized to act on behalf of the Sellers notwithstanding any dispute or disagreement among the Sellers. The Sellers’ Representative shall not be liable for any act done or omitted hereunder as the Sellers’ Representative while acting in good faith and in the exercise of reasonable judgment. The Sellers shall indemnify and hold the Sellers’ Representative harmless from and against any loss, liability or expense incurred without negligence or bad faith on the part of the Sellers’ Representative and arising out of or in connection with the acceptance or administration of the Sellers’ Representative’s duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Sellers’ Representative.

(e) Subject to subsection (a) above, a decision, act, consent or instruction of the Sellers’ Representative pursuant to this Agreement shall constitute a decision of the Sellers and shall be final, binding and conclusive upon the Sellers, and Purchaser Indemnified Parties may rely upon any such decision, act, consent or instruction of the Sellers’ Representative as being the decision, act, consent or instruction of the Sellers. Purchaser Indemnified Parties are hereby relieved from any liability to any Person for any acts done by them in accordance with such decision, act, consent or instruction of the Sellers’ Representative. The rights, powers and benefits of the Sellers’ Representative under this Agreement shall survive any termination of this Agreement.

ARTICLE III
CLOSING

Section 3.01 Date, Time and Place of Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall occur electronically, with the parties exchanging all signature pages to the documents specified herein (to the extent not previously delivered in escrow to counsel for the parties) via email delivery (with the originals to follow by overnight delivery) at 10:00 a.m., local Dallas, Texas time on the later of (i) April 15, 2014 or (ii) the fifth business day after the satisfaction or waiver of the conditions to Closing set forth in Article VI hereunder, or such other time and date as may be mutually agreed to by the parties. All proceedings to take place at the Closing shall take place simultaneously, and no delivery shall be considered to have been made until all such proceedings have been completed (the time and date of such Closing is referred to herein as the “Closing Date”).

Section 3.02 Closing Deliveries of Sellers. At the Closing, the Sellers shall deliver or cause to be delivered to Purchaser all of the following:

(a) a file-stamped certificate of conversion from the Texas Secretary of State reflecting the conversion of United from a Texas limited liability company to a Texas corporation pursuant to the Plan of Conversion;

(b) if the shares of capital stock of the companies are certificated, stock certificates evidencing all issued and outstanding shares of United Common Stock and of the Blocker Corps (together with stock powers duly executed by the Blocker Shareholders); if not certificated, then transfer documents reasonably acceptable to Purchaser;

(c) bills of sale for the Purchased Assets, duly executed by each of UOI and CNS;

(d) the Pay-Off Letters;

(e) employment agreements, in substantially the form attached hereto as Exhibits C-1 through C-5 , duly executed by Bowman, Ben Hangartner, John Otgen, Doug Kudro and Brian Stanley (collectively the “Employment Agreements”);

(f) a registration rights agreement, the form of which is attached hereto as Exhibit D (the “Registration Rights Agreement”), duly executed by the applicable Sellers;

(g) a Supply Agreement, the form of which is attached hereto as Exhibit E (the “Supply Agreement”), duly executed by UOI;

(h) for each of United, UOI and CNS, a duly executed secretary’s certificate, dated as of the Closing Date, in form and substance reasonably satisfactory to Purchaser, certifying as to (i) the resolutions adopted by the governing body of such Seller authorizing and approving the execution, delivery and performance of this Agreement and each Ancillary Agreement to which such Seller is a party, and the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements (which resolutions shall be attached to such certificate), (ii) the incumbency and signatures of the officers of such Seller authorized to execute and deliver this Agreement and each Ancillary Agreement to which such Seller is a party; (iii) the fulfillment of all of the conditions set forth in Article VI;

(i) for each Seller who is an individual, a certificate certifying as to the fulfillment of all of the conditions set forth in Article VI, duly executed by such Seller;

(j) certificates of good standing for United, UOI and CNS issued no more than ten (10) days prior to the Closing Date by the appropriate Governmental Authority in the state or jurisdiction of formation, showing each entity to be in good standing;

(k) the books and records of United, including its Organizational Documents, duly certified by the secretary of United as being the current and authentic Organizational Documents of United;

(l) all consents, waivers and approval obtained by Sellers with respect to the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, including the consents, waivers and approvals identified in Schedule 4.07 and 4.08(a); and

(m) such other documents and other instruments of transfer and conveyance as may reasonably be requested by Purchaser, each in form and substance reasonably satisfactory to Purchaser and its counsel, each duly executed.

Section 3.03 Closing Deliveries of Purchaser. At the Closing, Purchaser shall deliver or cause to be delivered to the Sellers all of the following:

(a) the Closing Date Payment;

(b) the Closing Date Indebtedness, to be delivered to the payees as contemplated by Section 2.05(d);

(c) the Preferred Shares;

(d) the Employment Agreements, duly executed by United;

(e) the Registration Rights Agreement, duly executed by Purchaser;

(f) the Supply Agreement, duly executed by the Purchaser;

(g) a duly executed secretary’s certificate, dated as of the Closing Date, in form and substance reasonably satisfactory to Sellers’ Representative, for Purchaser, certifying as to (i) the resolutions adopted by Purchaser’s board of directors authorizing and approving the execution, delivery and performance of this Agreement and each Ancillary Agreement to which Purchaser is a party, and the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements (which resolutions shall be attached to such certificate), (ii) the incumbency and signatures of the officers of Purchaser authorized to execute and deliver this Agreement and each Ancillary Agreement to which Purchaser is a party, and (iii) certifying as to the fulfillment of all of the conditions set forth in Article VI;

(h) certificates of good standing for Purchaser issued no more than ten (10) days prior to the Closing Date by the Delaware Secretary of State, showing Purchaser to be in good standing; and

(i) such other documents and other instruments of transfer and conveyance as may reasonably be requested by Purchaser, each in form and substance reasonably satisfactory to Purchaser and its counsel, each duly executed.

Section 3.04 Allocation of Consideration. The parties agree the allocation of the Consideration described in Article II hereofshall be controlling for tax purposes and shall be utilized by the parties (to the extent applicable) in preparing IRS Form 8594 pursuant to Section 1060(b) of the Code and the Treasury Regulations issued thereunder. The parties shall take no position in any conference with representatives of the IRS or on any income tax return, report or filing inconsistent with such allocation of the Consideration. Notwithstanding any such allocation of the Consideration, Purchaser shall be entitled to recover the full amount of any damages incurred from any breach of the covenants set forth in Section 7.11 without reference to the amount allocated thereto.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE SELLERS

As an inducement to Purchaser to enter into this Agreement, each of the Sellers, jointly and severally, hereby represents and warrants as of the date of this Agreement and as of the Closing Date to Purchaser as follows (provided, however, that Rivera’s representations and warranties shall be limited solely to Sections 4.01A and 4.05A):

Section 4.01 Authority of the Sellers. Each Seller has all necessary power and authority (or capacity, as the case may be) to enter into this Agreement and the Ancillary Agreements, to carry out his or its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary action required on the part of the Sellers. No other acts or proceedings on the part of any Seller are necessary to authorize this Agreement, the Ancillary Agreements or the transactions contemplated hereby or thereby. This Agreement has been, and upon their execution the Ancillary Agreements shall have been, duly executed and delivered by Sellers. Assuming due authorization, execution and delivery by Purchaser, this Agreement constitutes, and upon their execution the Ancillary Agreements shall constitute, legal, valid and binding obligations of the Sellers, enforceable against the Sellers in accordance with their respective terms.

Section 4.01A  Authority of Rivera. Rivera has all necessary power and authority (or capacity, as the case may be) to enter into this Agreement and the Ancillary Agreements, to carry out his obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary action required on his part. No other acts or proceedings on the part of him are necessary to authorize this Agreement, the Ancillary Agreements or the transactions contemplated hereby or thereby. This Agreement has been, and upon their execution the Ancillary Agreements shall have been, duly executed and delivered by him. Assuming due authorization, execution and delivery by Purchaser, this Agreement constitutes, and upon their execution the Ancillary Agreements shall constitute, legal, valid and binding obligations of Rivera, enforceable against Rivera in accordance with their respective terms.

Section 4.02 Organization, Authority and Qualification. United has been duly formed and is validly existing and in good standing under the Laws of Texas and has all necessary company power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on the its business as it has been and is currently being conducted. Each of UOI, CNS and the Blocker Corps is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of formation and has all necessary company power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently being conducted. United is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business requires such licensing or qualification. True and correct copies of the Organizational Documents of United and the Blocker Corps, as in effect on the date hereof, have been delivered to Purchaser.

Section 4.03 Capitalization. Schedule 4.03 sets forth a complete and accurate list of the equity holders and equity interests outstanding of United and each of the Blocker Corps. Upon the conversion of United pursuant to the Plan of Conversion, the authorized capital stock of United will consist solely of 100,000 shares of common stock, par value $.01 per share, of which 85,000 shares will be issued and outstanding as of the Closing. All such outstanding shares have been duly authorized and validly issued and are fully paid and nonassessable. There are no outstanding options, warrants, rights, subscriptions, claims of any character, agreements, obligations, convertible or exchangeable securities or other commitments, contingent or otherwise, relating to the capital stock of United, pursuant to which United is or may become obligated to issue or exchange any share of capital stock. There are no outstanding contractual obligations of United to repurchase, redeem or otherwise acquire any capital stock or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person. There are no voting trusts, voting agreements, restrictive agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any United Common Stock or any agreement relating to the issuance, sale, redemption, transfer or other disposition of the United Common Stock.

Section 4.04 Subsidiaries; Joint Ventures. United has no subsidiaries and does not own any shares of capital stock or equity interest of any other Person and is not a participant in any joint venture or similar arrangement. Except as set forth on Schedule 4.04, neither of the Blocker Corps has, or has ever had, any assets or Liabilities of any kind or nature, except for its equity interest in United, but all Assets and Liabilities (except their equity interest in United) will be removed or transferred prior to Closing.

Section 4.05 Title to United Common Stock. As of the time of Closing, each of the Blocker Shareholders will have, and will convey to Merger Sub, good and marketable title to the Blocker Shares owned by such holder. As of the time of the Merger, each of the holders of United Common Stock will have good and marketable title to the shares of United Common Stock owned by such holder and, immediately upon the consummation of the Merger, Purchaser shall beneficially own, directly or indirectly, 100% of the outstanding capital stock of United.

Section 4.05A Rivera Title to United Common Stock. Rivera has good and marketable title to the shares of United Common Stock by him and, immediately upon the consummation of the Merger, Purchaser shall beneficially own, directly or indirectly, 100% of the outstanding capital stock of United.

Section 4.06 Title to Assets and Disclaimer. Each of UOI and CNS has good and indefeasible title to the Purchased Assets to be transferred by it hereunder. No representation not expressly set forth regarding the condition of the Purchased Assets is made and the Purchased Assets are transferred on an AS-IS, WHERE-IS basis with all implied warranties as to condition or fitness for use expressly disclaimed. The Purchased Assets are owned by UOI and CNS, as applicable, free and clear of all Encumbrances, except for those Encumbrances to be released at Closing.

Section 4.07 No Conflict with Organizational Documents and Contracts. The execution, delivery and performance of this Agreement and the Ancillary Agreements by the Sellers do not and will not (a) violate, conflict with or result in the breach of any provision of the Organizational Documents of United, UOI or CNS; or (b) except as set forth in Schedule 4.07, conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any Encumbrance on any of the United Common Stock or Purchased Assets pursuant to, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which any United, UOI or CNS is a party or by which any of the United Common Stock or Purchased Assets are bound or affected.

Section 4.08 Governmental Consents and Approvals.

(a) The execution, delivery and performance of this Agreement and the Ancillary Agreements by the Sellers do not and will not (i) except as described in Schedule 4.08(a), require any consent, approval, authorization or other order of, action by, filing with or notification to, any Governmental Authority, or (ii) conflict with or violate (or cause an event which could have a Material Adverse Effect as a result of such conflict or violation) any Law or Governmental Order applicable to United or the Purchased Assets.

(b) Schedule 4.08(b) contains a true and correct list of all Licenses of any Governmental Authority which are held by United as of the date hereof. All such Licenses are valid and existing and in full force and effect. United is not in default (or with the giving of notice or lapse of time or both, would be in default) under any such Licenses in any material respect. There are no proceedings pending or threatened in writing that seek the revocation, cancellation, suspension or adverse modification thereof. Such Licenses constitute all of the material licenses, approvals, consents, franchises and permits necessary to permit United to own, operate, use and maintain its assets in all material respects in the manner in which it is now operated and maintained and to conduct in all material respects the Business as currently conducted. All required filings with respect to such Licenses have been timely made and all required applications for renewal thereof have been timely filed.

Section 4.09 Financial Information; Books and Records.

(a) True and complete copies of the unaudited balance sheet of United and its subsidiaries at December 31, 2012 and 2013, and the related unaudited statements of income for the years then ended (collectively, the “Financial Statements”), have been delivered by United to Purchaser.

(b) The Financial Statements (i) were prepared in accordance with the books of account and other financial records of United, (ii) present fairly the financial condition and results of operations of United as of the dates thereof or for the periods covered thereby, (iii) except as set forth in Schedule 4.09, have been prepared in accordance with GAAP, and (iv) include all adjustments (consisting only of normal recurring accruals) that are necessary for a fair presentation of the financial condition of United and the results of the operations of United as of the dates thereof or for the periods covered thereby.

(c) The books of account and other financial records of United: (i) reflect all items of income and expense and all assets and Liabilities required to be reflected therein in accordance with GAAP applied on a basis consistent with the Financial Statements, (ii) are in all material respects complete and correct, and do not contain or reflect any material inaccuracies or discrepancies and (iii) have been maintained in accordance with good business and accounting practices.

Section 4.10 Absence of Undisclosed Liabilities. There are no material Liabilities of United other than Liabilities: (i) set forth in Schedule 4.10, or (ii) incurred since the Reference Balance Sheet Date in the ordinary course of business, consistent with past practice, that are normal and usual in amount and that do not directly or indirectly result from, arise out of or relate to any breach of contract or violation of Law. To the extent required by GAAP, reserves are reflected on the Financial Statements against all Liabilities of United, in amounts that have been established on a basis in accordance with GAAP.

Section 4.11 Receivables. All of the Receivables reflected as assets of United in the Financial Statements or acquired since that date are legal, valid and binding obligations of the obligors, and, to the Knowledge of the Sellers, there is no fact or circumstance impairing the collectability of such Receivables in accordance with their terms. Schedule 4.11 sets forth a true, complete and correct list of all Receivables at March 31, 2014, together with an aging of such Receivables. All Receivables are reflected properly on United’s books and records, and represent valid obligations arising from sales actually made or services actually performed by United in the ordinary course of business. All such Receivables (net of any reserves, then-available, as of the Closing Date) will be collected during the 90 day period after the Closing Date.

Section 4.12 Inventories. All Inventories used in the conduct of the operations of the Business reflected in the Financial Statements or acquired since the date thereof, were acquired and has been maintained in the ordinary course of business and consists substantially of good and merchantable quality. All Inventories have been acquired, maintained, stored and accounted for in accordance with all applicable regulatory requirements.

Section 4.13 Indebtedness.  Except as set forth in the Pay-Off Letters or on Schedule 4.13, United has no Indebtedness.

Section 4.14 Conduct in the Ordinary Course; Absence of Certain Changes. Since Reference Balance Sheet Date, the Business has been conducted in the ordinary course and consistent with past practice. As amplification and not limitation of the foregoing, since December 31, 2013, except as set forth in Schedule 4.14, United has not:

(a) permitted or allowed any of its assets to be subjected to any Encumbrance, other than Permitted Encumbrances;

(b) written down or written up (or failed to write down or write up in accordance with GAAP consistent with past practice) the value of any Inventories or Receivables or revalued any of its assets;

(c) made any change in any method of accounting or accounting practice or policy (including its method of estimating costs for revenue recognition under the percentage of completion method);

(d) amended, terminated, cancelled or compromised any material Claims or waived any other rights of substantial value;

(e) sold, transferred, leased, subleased, licensed or otherwise disposed of any of its assets or failed to maintain levels of working capital and fixed assets consistent with past practice and adequate to conduct its operations in the ordinary course;

(f) issued or sold any capital stock or equity interests, or any option, bond, note, warrant or other right to acquire the same;

(g) redeemed any capital stock or equity interests or declared, made or paid any dividends or distributions (whether in cash, securities or other property) to its equity holders;

(h) merged with, entered into a consolidation with or acquired an interest in any Person or acquired any portion of the assets or business of any Person or any division or line of business thereof, or otherwise acquired any material assets;

(i) except as disclosed in this Agreement or the Schedules hereto made any capital expenditure or commitment for any capital expenditure in excess of US$100,000 individually or in the aggregate;

(j) except as disclosed in this Agreement or the Schedules hereto issued any purchase orders or otherwise agreed to make any purchases involving exchanges in value in excess of US$100,000 individually;

(k) made any express or deemed election or settled or compromised any liability with respect to its Taxes; changed (nor has there been a request to any Governmental Authority or Tax authority or agency for any change) to any accounting or auditing principles or practice or Tax reporting principles or practice; or entered into any closing agreement with respect to, any claim or damages relating to Taxes; agreed to any adjustment of any Tax attribute; filed any claim for a refund of Taxes; consented to any extension or waiver of the limitation period applicable to any Tax claim or assessment; or surrendered any right to claim a Tax Refund; or filed any amended Tax Return;

(l) incurred any Indebtedness;

(m) made any loan to, guaranteed any Indebtedness of or otherwise incurred any Indebtedness on behalf of any Person;

(n) failed to pay any creditor any amount owed to such creditor when due except to the extent that its believes there is a bona fide defense or offset right to such payment and adequate reserves have been created therefor;

(o) granted any increase, or announced any increase, in the wages, salaries, compensation, bonuses, incentives, pension or other benefits payable by it to any of its employees (except in the ordinary course of business for employee anniversary increases or increases attendant to promotions in duties and responsibilities), except as required by Law;

(p) suffered any casualty loss or damage with respect to any of its assets which in the aggregate have a replacement cost of more than US$10,000, whether or not such loss or damage shall have been covered by insurance;

(q) amended, modified or consented to the termination of any Material Contract or its rights thereunder, the amendment, modification or termination of which would be adverse to its financial condition, results of operations or prospects;

(r) suffered any Material Adverse Effect or any event, which with the passage of time, would reasonably be expected to have a Material Adverse Effect;

(s) entered into any transaction which is required to be set forth on Schedule 4.28; or

(t) agreed, whether in writing or otherwise, to take any of the actions specified in this Section or granted any options to purchase, rights of first refusal, rights of first offer or any other similar rights or commitments with respect to any of the actions specified in this Section, except as expressly contemplated by this Agreement and the Ancillary Agreements.

Section 4.15 Litigation. There is no Action pending or threatened by or against United. United has not received any written or oral Claim, complaint, incident, report, threat or notice of any such proceeding relating to its assets or operations or the Business. There are no outstanding orders, writs, judgments, injunctions or decrees of any court, Governmental Authority or arbitration tribunal against, involving or affecting the Sellers, United or the Purchased Assets, and there are no facts or circumstances which may result in the institution of any such Action against, involving or affecting United, the Purchased Assets or the transactions contemplated by this Agreement and the Ancillary Agreements. United is not in default with respect to any order, writ, injunction or decree known to or served upon it from any court or any Governmental Authority.

Section 4.16 Compliance with Laws. United is, and at all times has been, in all material respects in compliance with all Laws and Governmental Orders applicable to it or any of its properties or assets. United is not in violation of any such Law or Governmental Order in any material respect. United has not received any notice or other communication (whether oral or written) from any Person regarding any actual, alleged, possible or potential violation of, or failure to comply with, any Law or Governmental Order.

Section 4.17 Environmental Matters.

(a) United is currently and has been in compliance in all material respects with all Environmental Laws and has not has received from any Person any (i) Environmental Notice or Environmental Claim or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements. Schedule 4.17(a) sets forth a general description of any material past events that occurred on the Real Property as well as current activities conducted on the Real Property by United or any entity which is an Affiliate of any Seller that could reasonably be expected to have a material impact on Purchaser’s assessment of the environmental condition of the Real Property.

(b) All of Environmental Permits related to the Business are set forth on Schedule 4.17(b). United has obtained and is in material compliance with all Environmental Permits necessary for the ownership, lease, operation or use of its assets, the Purchased Assets and the Business, and all such Environmental Permits are in full force and effect and shall be maintained in full force and effect through the Closing Date in accordance with Environmental Law. There is no condition, event or circumstance that might prevent or impede, after the Closing Date, the ownership, lease, operation or use by Purchaser of the assets or Business as currently carried out or the Purchased Assets. With respect to any such Environmental Permits, United has undertaken, or will undertake prior to the Closing Date, all measures necessary to facilitate transferability of the same, and there is no condition, event or circumstance that might prevent or impede the transferability of the same, nor has United received any Environmental Notice or written communication regarding any material adverse change in the status or terms and conditions of the same.

(c) No Real Property currently or formerly owned, operated or leased by United is listed on, or, to the Knowledge of the Sellers, has been proposed for listing on, the National Priorities List (or CERCLIS) under CERCLA, or any similar state list.

(d) There has been no Release of Hazardous Materials by United or its agents or representatives in contravention of Environmental Law with respect to the Business or the Purchased Assets or any Real Property currently or formerly owned, operated or leased by United. United has not received an Environmental Notice that any Real Property currently or formerly owned, operated or leased in connection with the Business (including soils, groundwater, surface water, buildings and other structure located on any such Real Property) has been contaminated with any Hazardous Material which could reasonably be expected to result in an Environmental Claim against, or a violation of Environmental Law or term of any Environmental Permit.

(e) Schedule 4.17(e) contains a complete and accurate list of all off-site Hazardous Materials treatment, storage, or disposal facilities or locations used by the Business and any predecessors as to which United may retain liability, and none of these facilities or locations has been placed or proposed for placement on the National Priorities List (or CERCLIS) under CERCLA, or any similar state list, and United has not received any Environmental Notice regarding potential Liabilities with respect to such off-site Hazardous Materials treatment, storage, or disposal facilities or locations used by the Business.

(f) United has provided or otherwise made available to Purchaser and listed on Schedule 4.17(f): (i) any and all environmental reports, studies, audits, records, sampling data, site assessments, risk assessments, economic models and other similar documents with respect to the Business or assets of United, the Purchased Assets or any currently or formerly owned, operated or Real Property which are in the possession or control of United related to compliance with Environmental Laws, Environmental Claims or an Environmental Notice or the Release of Hazardous Materials; and (ii) any and all material documents concerning planned or anticipated capital expenditures required to reduce, offset, limit or otherwise control pollution and/or emissions, manage waste or otherwise ensure compliance with current or future Environmental Laws (including, without limitation, costs of remediation, pollution control equipment and operational changes).

(g) To the Knowledge of the Sellers, there is no condition, event or circumstance concerning the Release or regulation of Hazardous Materials that might, after the Closing Date, prevent, impede or materially increase the costs associated with the ownership, lease, operation, performance or use by Purchaser of the Business as currently carried out, the assets of United or the Purchased Assets.

Section 4.18 Material Contracts.

(a) Schedule 4.18 lists each of the following contracts and agreements (including, without limitation, summaries of any oral agreements) of United (such contracts and agreements being collectively referred to herein as “Material Contracts”):

(i) all contracts or agreements which involve consideration paid to United in excess of US$100,000 or which cannot be cancelled by United without penalty or further payment on 30 days’ notice or less;

(ii) all contracts or agreements which involve consideration paid by United in excess of US$100,000 in any 12 month period or which cannot be cancelled by United without penalty or further payment and without more than 30 days’ notice;

(iii) all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing, consulting and advertising contracts and agreements to which United is a party;

(iv) all management contracts and contracts with independent contractors or consultants (or similar arrangements) to which United is a party and which are not cancellable without penalty or further payment and without more than 30 days’ notice;

(i) all contracts relating to Indebtedness of United;

(v) all leases of real or personal property;

(vi) all contracts that limit or purport to limit the ability of United to compete in any line of business or with any Person or in any geographic area or during any period of time;

(ii) all contracts relating to joint ventures or partnerships;

(iii) all contracts relating to the acquisition or disposition by United of any operating business, product line or assets (with respect to assets, other than in the ordinary course of business of United), or the acquisition by United of capital stock of any other Person;

(iv) all employment agreements and commitments, severance agreements, indemnification agreements and other contracts with any current or former officer, director or employee of United;

(v) all collective bargaining agreements with any labor union or association representing employees;

(vi) all contracts pursuant to which United is licensed or otherwise permitted to use or hold for use Intellectual Property, and excluding licenses for commercial “off-the-shelf” or “shrink wrap” software that has not been modified or customized for United;

(vii) all contracts and agreements between or among United, on one hand, and the Sellers or any Affiliate of the Sellers (other than United), on the other hand; and

(viii) all other contracts and agreements, whether or not made in the ordinary course of business, which are material to United or the conduct of the Business, or the absence of which would have a Material Adverse Effect.

(b) Each Material Contract: (i) is valid and binding on United and, to the Knowledge of the Sellers, on the other parties thereto and is in full force and effect and (ii) upon consummation of the transactions contemplated by this Agreement, except to the extent that any consents set forth in Schedule 4.07 are not obtained, shall continue in full force and effect as contracts with Purchaser without penalty or other adverse consequence. United is not in breach of, or default under, any Material Contract. The assets and liabilities resulting from each Material Contract (including without limitation, any liabilities resulting from the use of the percentage of completion method of accounting) have been properly accounted for on United’s balance sheet at the Reference Balance Sheet Date.

(c) United has not received any notice of termination, cancellation, breach or default under any Material Contract nor, to the Knowledge of the Sellers, is any Material Contract at risk of cancellation.

(d) United has delivered to Purchaser true and complete copies of all Material Contracts.

Section 4.19 Intellectual Property.

(a) Schedule 4.19 sets forth a true and complete list of (i) all Owned Intellectual Property, and (ii) all Licensed Intellectual Property and IP Agreements, other than commercially available off-the-shelf computer software licensed pursuant to shrink-wrap or click wrap licenses that is not material to the Business.

(b) United is the exclusive owner of the entire right, title and interest in and to the Owned Intellectual Property, and has a valid license to use the Licensed Intellectual Property in connection with the Business. United is entitled to use all Owned Intellectual Property and Licensed Intellectual Property in the continued operation of the Business without limitation, subject only to the terms of IP Agreements. The Owned Intellectual Property and the Licensed Intellectual Property have not been adjudged invalid or unenforceable in whole or in part, and are valid and enforceable.

(c) The conduct of the Business as currently conducted does not infringe or misappropriate the Intellectual Property of any third party, and no Action alleging any of the foregoing is pending, and no Claim has been threatened or asserted against United alleging any of the foregoing. To the Knowledge of the Sellers, no person is engaging in any activity that infringes the Owned Intellectual Property.

(d) No Owned Intellectual Property is subject to any outstanding decree, order, injunction, judgment or ruling restricting the use of such Intellectual Property or that would impair the validity or enforceability of such Intellectual Property.

Section 4.20 Real Property.

(a) United owns no real property. Schedule 4.20 lists the street address and legal description of each parcel of Real Property leased by United specifying, for each parcel: (i) the street address, (ii) the identity of any lessor, lessee or current occupant of, (iii) the terms, including applicable renewal periods, pertaining to, and (iv) the current use of each such parcel. Copies of such leases have previously been provided to Purchaser.

(b) There is no material violation of any Law (including, without limitation, any building, planning or zoning Law) relating to the Real Property. United has made available to Purchaser, to the extent in the possession of United, the title insurance policies, title reports, surveys, certificates of occupancy, environmental reports and audits, appraisals, permits, other Encumbrances, title documents and other documents relating to or otherwise affecting the Real Property, the operations of United thereon or any other uses thereof. United is in peaceful and undisturbed possession of each parcel of Real Property, and there are no contractual or legal restrictions that preclude or restrict the ability to use the Real Property for the purposes for which it is currently being used. All existing water, sewer, steam, gas, electricity, telephone, cable, fiber optic cable, internet access and other utilities required for the construction, use, occupancy, operation and maintenance of the Real Property are adequate for the conduct of the Business as it has been and currently is conducted. The Real Property and the facilities, buildings, structures, improvements, fixtures, fixed assets and personality of a permanent nature annexed, affixed or attached to, located on or forming part of the Real Property are presently in good operating condition ordinary wear and tear excepted. United has not subleased any parcel or any portion of any parcel of Real Property to any other Person and no other Person has any rights to the use, occupancy or enjoyment thereof pursuant to any lease, sublease, license, occupancy or other agreement.

(c) There are no condemnation proceedings or eminent domain proceedings of any kind pending or, to the Knowledge of the Sellers, threatened against the Real Property.

(d) All the Real Property is occupied under a valid and current certificate of occupancy or similar permit, the transactions contemplated by this Agreement will not require the issuance of any new or amended certificate of occupancy and, to the Knowledge of the Sellers, there are no facts that would prevent the Real Property from being occupied by United or Purchaser after the Closing in the same manner as occupied by United immediately prior to the Closing.

(e) All improvements on the Real Property constructed by or on behalf of United or, to the Knowledge of the Sellers, constructed by or on behalf of any other Person, were constructed in compliance with all applicable Laws (including, but not limited to, any building, planning or zoning Laws) affecting such Real Property.

(f) No improvements on the Real Property and none of the current uses and conditions thereof violate any Encumbrance, applicable deed restrictions or other applicable covenants, restrictions, agreements, existing site plan approvals, zoning or subdivision regulations or urban redevelopment plans as modified by any duly issued variances, and no permits, licenses or certificates pertaining to the ownership or operation of all improvements on the Real Property, other than those which are transferable with the Real Property, are required by any Governmental Authority having jurisdiction over the Real Property.

(g) To the Knowledge of the Sellers, all improvements on any Real Property are wholly within the lot limits of such Real Property and do not encroach on any adjoining premises or Encumbrance benefiting such Real Property, and there are no encroachments on any Real Property or any easement or property right or benefit appurtenant thereto by any improvements located on any adjoining premises.

Section 4.21 Tangible Personal Property.

(a) Schedule 4.21(a) (i) lists each item, or (with respect to individual items other than vehicles having a value of less than US$5,000) distinct group of items, of machinery, equipment, tools, supplies, furniture, fixtures, vehicles, rolling stock and other tangible personal property owned by United used in the Business or owned or leased by United (the “United Personal Property,” and together with the Purchased Assets, the “Tangible Personal Property”). Such listing includes, where applicable, the vehicle registration number or other registration number for each item.

(b) Schedule 4.21(b) sets forth a true and complete list of all leases and subleases for Tangible Personal Property and any and all material ancillary documents pertaining thereto (including, but not limited to, all amendments, consents and evidence of commencement dates and expiration dates).

(c) United has the full right to exercise any renewal options contained in the leases and subleases pertaining to the Tangible Personal Property on the terms and conditions contained therein and upon due exercise would be entitled to enjoy the use of each item of leased Tangible Personal Property for the full term of such renewal options.

(d) Each item of Tangible Personal Property (i) is in good operating condition and repair, ordinary wear and tear excepted, (ii) is suitable for the purposes for which it is presently being used, (iii) is located on the Real Property, (iv) is structurally sound and free of any material defect or deficiency, and (v) has been maintained in accordance with good business practice.

Section 4.22 Title to, and Sufficiency of, Properties. United owns, leases or has the legal right to use all the properties and assets, tangible and intangible, used or intended to be used in the conduct of the Business as it has been and is currently being conducted, or otherwise owned, leased or used by United. With respect to contract rights, United is a party to and enjoys the right to the benefits of all contracts, agreements and other arrangements used or intended to be used by United or in or relating to the conduct of the Business as it has been and is currently being conducted. United has good and marketable title to all of its material assets, free and clear of all Encumbrances, except Permitted Encumbrances. No Seller owns or has any rights in the assets or personal properties of United or in the Purchased Assets. The assets owned or leased by United and the Purchased Assets include all of the assets necessary to operate the Business as it is has been and is currently being conducted.

Section 4.23 Customers. Listed in Schedule 4.23 are the names and addresses of the 20 most significant customers (by revenue) of United for the two years ended December 31, 2012 and 2013, and the amount for which each such customer was invoiced during such period. No significant customer has ceased to use the products, equipment, goods or services of United. United has not received any notice that any significant customer has or intends to, and, to the Knowledge of the Sellers, there is no fact or circumstance that would cause any such customer to, cease using or substantially reduce its use of the products, equipment, goods or services of United at any time after the Closing Date.

Section 4.24 Suppliers. Listed in Schedule 4.24 are the names and addresses of each of the ten most significant suppliers (by revenue) of raw materials, supplies, merchandise and other goods for United for the years ended December 31, 2012 and 2013, and the aggregate amount for which United was invoiced by each such supplier. No significant supplier has ceased to sell raw materials, supplies, merchandise and other goods to United, or has substantially reduced the amount of raw materials, supplies, merchandise and other goods it sells to United. United has not received any notice that any significant supplier has or intends to, and, to the Knowledge of the Sellers, there is no fact or circumstance that would cause any such supplier to, cease to sell raw materials, supplies, merchandise and other goods to United at any time after the Closing Date on terms and conditions substantially similar to those used in its current sales to United, subject only to general and customary price increases. None of the raw materials, supplies, merchandise or other goods supplied to United are such that they are not generally available in the market from more than one source.

Section 4.25 Employee Benefit Matters.

(a) Schedule 4.25 lists (i) all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all employment, termination, severance or other contracts or agreements, whether legally enforceable or not, to which United is a party, with respect to which United has any obligation or which are maintained, contributed to or sponsored by United for the benefit of any current or former employee, officer or director of United, (ii) each employee benefit plan for which United could incur liability under Section 4069 of ERISA in the event such plan has been or were to be terminated, (iii) any plan in respect of which United could incur liability under Section 4212(c) of ERISA, and (iv) any contracts, arrangements or understandings between the Sellers or any of its Affiliates and any employee of United, including, without limitation, any contracts, arrangements or understandings relating to the sale of United (collectively, the “Employee Benefit Plans”). With respect to each Employee Benefit Plan, United has furnished to Purchaser true and complete copies of the following, to the extent applicable: (A) the plan document (or to the extent no plan document exists, a description), (B) any related trust agreement, (C) the most recent IRS determination letter, (D) the most recent summary plan description, and (E) for the most recent plan year the Form 5500 and attached schedules and audited financial statements. United has no express or implied commitment, whether legally enforceable or not, to (x) create, incur liability with respect to or cause to exist any other employee benefit plan, program or arrangement, (y) to enter into any contract or agreement to provide compensation or benefits to any individual, or (z) to modify, change or terminate any Employee Benefit Plan, other than with respect to a modification, change or termination required by ERISA or the Code.

(b) None of the Employee Benefit Plans is a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) (a “Multiemployer Plan”) or a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) for which United could incur liability under Section 4063 or 4064 of ERISA (a “Multiple Employer Plan”). At no time in the last six (6) years has United or any other entity which, together with United would be treated as a single employer under Section 414 of the Code, maintained, sponsored, contributed to, incurred an obligation to contribute to or otherwise incurred any liability (contingent or otherwise) with respect to any Multiemployer Plan, Multiple Employer Plan or other employee benefit plan (within the meaning of Section 3(3) of ERISA) that is or was subject to Title IV of ERISA, or Sections 412 of the Code or 302 of ERISA.

(c) Except as mandated by applicable law, none of the Employee Benefit Plans provides for the payment of separation, severance, termination or similar-type benefits to any Person or obligates United to pay separation, severance, termination or similar-type benefits solely as a result of any transaction contemplated by this Agreement or as a result of a “change in control”, within the meaning of such term under Section 280G of the Code. None of the Employee Benefit Plans provides for or promises retiree medical, disability or life insurance benefits to any current or former employee, officer or director of United. Each of the Employee Benefit Plans is subject only to the laws of the United States or a political subdivision thereof.

(d) Each Employee Benefit Plan is now and always has been operated in all material respects in accordance with the requirements of all applicable Law, including, without limitation, ERISA and the Code. No legal action, suit or claim is pending or, to the Knowledge of the Sellers, threatened with respect to any Employee Benefit Plan (other than claims for benefits in the ordinary course).

(e) Each Employee Benefit Plan which is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code has received a favorable determination letter from the IRS that it is so qualified, and each trust established in connection with any Employee Benefit Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code has received a determination letter from the IRS that it is so exempt, and no fact or event has occurred since the date of such determination letter from the IRS to adversely affect the qualified status of any such Employee Benefit Plan or the exempt status of any such trust.

(f) All contributions, premiums or payments required to be made with respect to any Employee Benefit Plan have been made on or before their due dates. All such contributions have been fully deducted for income tax purposes and no such deduction has been challenged or disallowed by any Governmental Authority.

Section 4.26 Labor Matters.

(a) United is not a party to any collective bargaining agreement or other labor union contract applicable to persons employed by United, and currently there are no organizational campaigns, petitions or other unionization activities seeking recognition of a collective bargaining unit which could affect United.

(b) There are no controversies, strikes, slowdowns or work stoppages pending or, to the Knowledge of the Sellers, threatened between United and any of its employees.

(c) United is currently in compliance with all applicable Laws relating to the employment of labor, including those related to wages, hours and the payment and withholding of taxes and other sums as required by the appropriate Governmental Authority and has withheld and paid to the appropriate Governmental Authority or is holding for payment not yet due to such Governmental Authority all amounts required to be withheld from employees of United and is not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing.

(d) United has paid in full to all its respective employees or, prior to the Closing will have adequately accrued for in accordance with GAAP, all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees. Each independent contractor or consultant performing services for United qualifies as an independent contractor in relation to United for purposes of all applicable Laws, including those relating to Taxes, insurance, and employee benefits.

(e) There is no Claim with respect to payment of wages, salary or overtime pay that has been asserted or is now pending or, to the Knowledge of the Sellers, threatened before any Governmental Authority with respect to any Persons currently or formerly employed by United.

(f) There is no charge or proceeding with respect to a violation of any occupational safety or health standard that has been asserted or is now pending or, to the Knowledge of the Sellers, threatened with respect to United.

(g) There is no charge of discrimination in employment or employment practices, for any reason, including, without limitation, age, gender, race, religion or other legally protected category, which has been asserted or is now pending or, to the Knowledge of the Sellers, threatened before the United States Equal Employment Opportunity Commission, or any other Governmental Authority in any jurisdiction in which United has employed or currently employs any Person.

Section 4.27 Employees. Schedule 4.27 lists each employee or independent contractor of United and includes, for each employee or independent contractor, such person’s: (i) name, (ii) place of employment, (iii) date of employment, (iv) a description of the position and job function, (v) annual salary, (vi) hourly salary rate, (vii) bonuses, (viii) total compensation, (ix) deferred or contingent compensation, and (x) pension, “golden parachute” and other like benefits, in each case paid or payable (in cash or otherwise) in 2012 and 2013.

Section 4.28 Certain Interests.

(a) Except as set forth on Schedule 4.28, no manager, member or employee of United and no relative or spouse (or relative of such spouse) of any such manager, member or employee:

(i) has any direct or indirect financial interest in any competitor, supplier or customer of United; provided, however, that the ownership of securities representing no more than one percent of the outstanding voting power of any competitor, supplier or customer, and which are also listed on any national securities exchange, shall not be deemed to be a “financial interest” so long as the Person owning such securities has no other connection or relationship with such competitor, supplier or customer;

(ii) owns, directly or indirectly, in whole or in part, or has any other interest in any tangible or intangible property which United uses or has used in the conduct of the Business or otherwise other than the Excluded Assets; or

(iii) has outstanding any Indebtedness owed to or by United.

(b) United has no Liability or any other obligation of any nature whatsoever to any manager, member or employee of United or to any relative or spouse (or relative of such spouse) of any such manager, member or employee.

Section 4.29 Taxes.

(a) Except as set forth on Schedule 4.29(a):

(i) all Tax Returns required to be filed with respect to United or the Blocker Corps have been timely filed;

(ii) all Taxes required to be shown on such Tax Returns or otherwise due have been timely paid;

(iii) all such Tax Returns are true, correct and complete in all material respects;

(iv) no adjustment relating to such Tax Returns has been proposed formally or informally by any Tax authority and, to the Knowledge of the Sellers, no basis exists for any such adjustment;

(v) there are no pending or, to the Knowledge of the Sellers, threatened actions or proceedings for the assessment or collection of Taxes against United, the Blocker Corps or any corporation that was included in the filing of a Tax Return with United or the Blocker Corps on a consolidated or combined basis;

(vi) none of United nor its Affiliates is a party to any agreement or arrangement that would result, separately or in the aggregate, in the actual or deemed payment by United of any “excess parachute payments” within the meaning of section 280G of the Code (without regard to Section 280G(b)(4) of the Code);

(vii) no acceleration of the vesting schedule for any property that is substantially unvested within the meaning of the regulations under Section 83 will occur in connection with the transactions contemplated by this Agreement;

(viii) Neither United nor the Blocker Corps has been at any time a member of any partnership or joint venture or the holder of a beneficial interest in any trust for any period for which the statute of limitations for any Tax has not expired;

(ix) Neither United nor the Blocker Corps is subject to any accumulated earnings tax, personal holding company tax or similar tax;

(x) there are no outstanding waivers or agreements extending the statute of limitations for any period with respect to any Tax to which United or the Blocker Corps may be subject;

(xi) there are no proposed reassessments of any property owned by United or other proposals that could increase the amount of any Tax to which United would be subject;

(xii) Neither United nor the Blocker Corps has granted any Person a power of attorney that is currently in force with respect to any matter relating to Taxes;

(xiii) United has been treated as a partnership for all relevant income Tax purposes and the Blocker Corps have been treated as a C corporation for all relevant income tax purposes; and

(xiv) United does not have any (A) income reportable for a period ending after the Closing Date but attributable to a transaction (e.g., an installment sale) occurring in or a change in accounting method made for a period ending on or prior to the Closing Date that resulted in a deferred reporting of income from such transaction or from such change in accounting method (other than a deferred intercompany transaction), or (B) deferred gain or loss arising out of any deferred intercompany transaction.

(b) Schedule 4.29(b) sets forth a list of all jurisdictions in which United or the Blocker Corps has filed or has been required to file a Tax Return (and the accompanying taxable period for each such Tax Return). No claim has ever been made by a Governmental Authority in a jurisdiction where United or the Blocker Corps has not filed Tax Returns that it is or may be subject to taxation by that jurisdiction.

(c) Any Taxes required to have been withheld or collected by United in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party have been duly withheld and collected; and (to the extent required) each such Tax has been paid to the appropriate Governmental Authority.

(d) Neither United nor the Blocker Corps is or has ever been a party to or bound by any tax indemnity agreement, tax sharing agreement, tax allocation agreement or similar contract.

(e) United has not engaged in a “reportable transaction” within the meaning of Section 6707A(c) of the Code.

Section 4.30 Insurance. Schedule 4.30 contains a list of all material insurance policies issued to United which are currently in effect and/or which provide coverage to or for the benefit of or with respect to United or any director or employee of United in his or her capacity as such, indicating in each case the type of coverage, the named insured, the insurer, the premium, the policy period of each policy and the limits of liability. Such insurance policies, collectively, provide full and adequate coverage for all normal risks incident to the Business as conducted to the date hereof and to the Closing Date. United has delivered to the Purchaser true and complete copies of all such insurance policies. Schedule 4.30 also describes any self-insurance or co-insurance arrangements by or involving United, including any reserves established thereunder. Each insurance policy is in full force and effect and shall remain in full force and effect in accordance with its terms following the Closing. No notices of any pending or threatened terminations with respect to any insurance policy have been received by United or any Seller and neither United nor any Seller has received notice from an insurer that United is in default with respect to its obligations under any insurance policy, or that United is otherwise, disqualified from coverage. United is current in all premiums or other payments due under the Insurance Policies.

Section 4.31 Warranties. To the Knowledge of Sellers, each service provided by United is in conformity in all material respects with all applicable contractual terms, express and implied warranties, and all other Laws. There are no warranty claims pending or threatened against United and United has not received any written or oral Claim, complaint, incident, report, threat or notice of any such warranty claim.

Section 4.32 Inappropriate Payments. Neither United nor, to the Knowledge of the Sellers, any of its employees, agents or representatives has, directly or indirectly, made any bribes, kickbacks, illegal payments or illegal political contributions using United’s funds or made any illegal payments from United’s funds to obtain or retain business.

Section 4.33 Full Disclosure. The Sellers are not aware of any facts pertaining to United, the Blocker Corps or the Purchased Assets which could reasonably be expected to have a Material Adverse Effect and which have not been disclosed in this Agreement, the Disclosure Schedule or the Financial Statements. No representation or warranty of the Sellers in this Agreement, nor any statement or certificate furnished or to be furnished to Purchaser pursuant to this Agreement, or in connection with the transactions contemplated by this Agreement, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading.

Section 4.34 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by the Sellers, United and their respective Affiliates.

Section 4.35 Preferred Shares.

(a) Each Seller acknowledges that the Preferred Shares to be issued pursuant to this Agreement will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), or any applicable state securities Laws (collectively, the “Securities Laws“), and therefore may not be resold without compliance with the Securities Laws. The Preferred Shares are being or will be acquired by each Seller solely for his own account, for investment purposes only, and with no present intention of distributing, selling or otherwise disposing of them in connection with a distribution. No Seller will, directly or indirectly, offer, sell, assign, pledge, hypothecate, transfer or otherwise dispose of any of the Preferred Shares except after full compliance with all Securities Laws. Certificates representing the Preferred Shares shall bear the following legend:

“THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. THESE SECURITIES MAY NOT BE SOLD OR OFFERED FOR SALE, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED, EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION UNDER SAID ACT AND ANY APPLICABLE STATE SECURITIES LAW OR PURSUANT TO AN AVAILABLE EXEMPTION FROM SUCH REGISTRATION. HEDGING TRANSACTIONS MAY NOT BE CONDUCTED WITH RESPECT TO THESE SECURITIES UNLESS IN COMPLIANCE WITH SAID ACT.”

(b) Each Seller is able to bear the economic risk of an investment in the Preferred Shares and can afford to sustain a total loss of such investment. Each Seller has such knowledge and experience in financial and business matters such that Seller is capable of evaluating the merits and risks of the proposed investment and therefore has the capacity to protect such Seller’s own interests in connection with the acquisition of the Preferred Shares. Each Seller represents that such Seller and its representatives have had an adequate opportunity to ask questions and receive answers from the officers of Purchaser concerning, among other matters, Purchaser, its management, its plans for the operation of its businesses and potential additional acquisitions.

(c) Each Seller acknowledges that the Preferred Shares will be subject to certain transfer restrictions and that the certificates representing the Preferred Shares shall bear the following legend, which shall reflect such transfer restrictions, in addition to the legend under subsection (a) above:

“THESE SECURITIES ARE SUBJECT TO A CONTRACTUAL RESTRICTION ON TRANSFER AND MAY NOT BE OFFERED, SOLD, ASSIGNED, PLEDGED, HYPOTHECATED, TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO SUCH CONTRACTUAL RESTRICTIONS OR WITH THE PRIOR WRITTEN CONSENT OF ALY ENERGY SERVICES, INC.”

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER AND MERGER SUB

As an inducement to the Sellers to enter into this Agreement, each of Purchaser and Merger Sub, jointly and severally, represents and warrants to the Sellers as follows:

Section 5.01 Authority. Each of Purchaser and Merger Sub has all necessary power and authority to enter into this Agreement and the Ancillary Agreements, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary action required on the part of Purchaser and Merger Sub. No other acts or proceedings on the part of Purchaser or Merger Sub are necessary to authorize this Agreement, the Ancillary Agreements or the transactions contemplated hereby or thereby. This Agreement has been, and upon their execution the Ancillary Agreements shall have been, duly executed and delivered by Purchaser and Merger Sub. Assuming due authorization, execution and delivery by the other parties hereto, this Agreement constitutes, and upon their execution the Ancillary Agreements shall constitute, legal, valid and binding obligations of Purchaser and Merger Sub, enforceable against them in accordance with their respective terms.

Section 5.02 Organization, Authority and Qualification. Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware; Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware; and each has all necessary company power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on the its business as it has been and is currently being conducted. Purchaser is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business requires such licensing or qualification. Merger Sub has been organized for the sole purpose of consummating the Merger and has not conducted any business activities.

Section 5.03 Capitalization. Except as set forth on Schedule 5.03, the authorized and outstanding capital stock of the Purchaser is as set forth on its Consolidated Balance Sheet included in Purchaser’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2013. All of the issued and outstanding shares of common stock, par value $0.001, of Purchaser have been duly authorized and validly issued, are fully paid, nonassessable and free of preemptive rights.

Section 5.04 No Conflict. The execution, delivery and performance of this Agreement and the Ancillary Agreements by Purchaser and Merger Sub do not and will not (a) violate, conflict with or result in the breach of any provision of the Organizational Documents of Purchaser or Merger Sub; or (b) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which Purchaser or Merger Sub is a party, which would adversely affect the ability of Purchaser or Merger Sub to carry out its respective obligations under, and to consummate the transactions contemplated by, this Agreement or the Ancillary Agreements.

Section 5.05 Governmental Consents and Approvals. The execution, delivery and performance by Purchaser and Merger Sub of this Agreement and the Ancillary Agreements do not and will not require any consent, approval, authorization or other order of, action by, filing with, or notification to any Governmental Authority, except for any filings required pursuant to the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

Section 5.06 Litigation. No Action by or against Purchaser is pending or, to the best knowledge of Purchaser after due inquiry, threatened, which could affect the legality, validity or enforceability of this Agreement, the Ancillary Agreements or the consummation of the transactions contemplated by this Agreement or thereby.

Section 5.07 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by Purchaser and its Affiliates.

Section 5.08 Compliance with SEC Reporting Requirements. Purchaser has duly filed with the Securities and Exchange Commission the following: (a) a Current Report on Form 8-K dated July 31, 2013, and (b) Quarterly Reports on Form 10-Q for the quarters ended June 30, 2013 and September 30, 2013 (collectively, the “Purchaser SEC Reports”). As of their respective dates, the Purchaser SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 5.09 Financial Statements. The financial statements (including the related notes thereto) set forth in the Purchaser SEC Reports: (a) have been prepared from and are in accordance with, the books and records of Purchaser, (b) comply in all material respects with applicable accounting requirements and with the published rules and regulations of the Securities and Exchange Commission with respect thereto, (c) have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and (d) fairly present the consolidated financial position and the consolidated results of operations and cash flows (and changes in financial position, if any) of Purchaser as of the dates thereof and for the periods presented therein (subject, in the case of unaudited statements, to normal year-end audit adjustments which were not and are not expected, individually or in the aggregate, to be material in amount).

ARTICLE VI
CONDITIONS TO OBLIGATIONS TO CLOSE

Section 6.01 Purchaser’s Obligations to Close. The obligations of Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or written waiver, at or prior to the Closing, of each of the following conditions:

(a) The parties have received evidence from the Texas Secretary of State that United has been converted from a Texas limited liability company to a Texas corporation pursuant to the Plan of Conversion.

(b) The parties shall have received pre-clearance from the Texas Secretary of State and Delaware Secretary of State for the articles of merger reflecting the Merger in accordance with the terms of this Agreement.

(c) United will have furnished to Purchaser the balance sheet of United and subsidiaries as of December 31, 2012 and 2013, and the related statements of income and cash flows for the years then ended, accompanied by the audit report of UHY, LLP thereon; and such financial statements will have evidenced that (i) United has achieved at least US$5,250,000 in EBITDA for the 12 month period ending December 31, 2013 (after giving effect to the pro forma adjustments described on Schedule 1.01(b)) and (ii) the net book value of United’s fixed assets at December 31, 2013 were at least US$2.85 million

(d) Purchaser shall have received an independent appraisal of the Purchased Assets indicating that the replacement value of the Purchased Assets is at least US$14,320,200

(e) For the period between December 31, 2013 and the Closing Date, United shall not have incurred any Material Adverse Effect.

(f) CNS shall have entered into an agreement with the Purchaser pursuant to which CNS will provide transition services for the 90 days after the Closing.

(g) The representations and warranties of the Sellers contained in this Agreement were true and correct when made and are true and correct as of the Closing Date, except to the extent such representations and warranties are as of another date, in which case, such representations and warranties shall be true and correct as of that date, in each case, with the same force and effect as if made as of the Closing Date.

(h) The covenants and agreements contained in this Agreement to be complied with by the Sellers or United on or before the Closing Date have been complied with, and Purchaser has received a certificate of the Sellers to such effect signed by such Sellers.

(i) Purchaser shall have received financing proceeds necessary to consummate the transactions contemplated hereby upon terms consistent with Purchaser’s Financing Commitments or otherwise satisfactory to Purchaser.

(j) There shall not be in effect any Governmental Order restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement.

(k) No Action shall be pending or threatened by or before any Governmental Authority against any of United or Sellers, on the one hand, or Purchaser, on the other, seeking to restrain or materially and adversely alter the transactions contemplated by this Agreement which, in the reasonable, good faith determination of Purchaser, is likely to render it undesirable, impossible or unlawful to consummate such transactions.

(l) The Closing Date Indebtedness shall have been paid in full at the Closing, the Sellers shall have obtained releases of all Encumbrances (other than Permitted Encumbrances) and Purchaser shall have received written evidence satisfactory to it to such effect, including the Pay-Off Letters.

(m) At or prior to the Closing, the Sellers shall execute a termination agreement, in form and substance reasonably satisfactory to Purchaser, pursuant to which certain of the intercompany arrangements that are disclosed (or should have been disclosed) in Schedule 4.28, except as set forth in this Agreement, shall be terminated in full or otherwise amended to exclude United as a party thereto and without any liability to United following the Closing

(n) Sellers shall have executed, acknowledged (where appropriate) and delivered, or have caused to be executed, acknowledged (where appropriate) and delivered, all documents, certificates and instruments required hereunder to be delivered by them by or at Closing, including the documents, certificates, instruments and consents identified in Section 3.02.

Section 6.02 Sellers’ Obligations to Close. The obligations of the Sellers to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or written waiver, at or prior to the Closing, of each of the following conditions:

(a) The representations and warranties of Purchaser contained in this Agreement were true and correct when made and are true and correct in all material respects as of the Closing, except to the extent such representations and warranties are as of another date, in which case, such representations and warranties shall be true and correct as of that date, in each case, with the same force and effect as if made as of the Closing Date.

(b) The covenants and agreements contained in this Agreement to be complied with by Purchaser on or before the Closing Date have been complied with, and the Sellers have received a certificate from Purchaser to such effect signed by a duly authorized officer thereof.

(c) No Action shall have been commenced by or before any Governmental Authority against any of United or Sellers, on the one hand, and Purchaser, on the other, seeking to restrain or materially and adversely alter the transaction contemplated by this Agreement which, in the reasonably good faith determination of the Sellers, is likely to render it impossible or unlawful to consummate such transaction.

(d) The Purchaser shall have executed, acknowledged (where appropriate) and delivered all documents, certificates and instruments required hereunder to be delivered by it at Closing.

(e) The Purchaser shall have transferred via wire transfer the Closing Date Payment in accordance with Article II.

ARTICLE VII
ADDITIONAL AGREEMENTS

Section 7.01 Further Assurances. Each party shall use all reasonable efforts to take, or cause to be taken, all appropriate action, to do or cause to be done all things necessary, proper or advisable under applicable Law, and to execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement and consummate and make effective the transactions contemplated by this Agreement.

Section 7.02 Regulatory and Other Authorizations; Notices and Consents. The Sellers and Purchaser agree that, in the event that any consent, approval or authorization necessary or desirable to preserve for United any right or benefit under any lease, License, contract, commitment or other agreement or arrangement to which United is a party is not obtained prior to the Closing, the Sellers will, subsequent to the Closing, cooperate with Purchaser in attempting to obtain such consent, approval or authorization as promptly thereafter as practicable. If such consent, approval or authorization cannot be obtained, the Sellers shall use their best efforts to provide Purchaser with the rights and benefits of the affected lease, License, contract, commitment or other agreement or arrangement to the extent permitted under applicable Laws for the term of such lease, License, contract or other agreement or arrangement. If such rights and benefits are so provided, Purchaser shall assume the obligations and burdens thereunder.

Section 7.03 Conversion. Prior to the Closing, the Sellers shall take all necessary steps to effect the conversion of United from a Texas limited liability company to a Texas corporation in accordance with applicable Law and the Plan of Conversion.

Section 7.04 Conduct of Business Prior to the Closing. United covenants and agrees that, between the date hereof and the Closing Date, it will conduct its business only in the ordinary and regular course and consistent with prior practice. Without limiting the generality of the foregoing, United will (a) preserve intact its business organization and assets, (b) keep available to Purchaser the services of its employees, (c) continue in full force and effect without material modification all existing policies or binders of insurance currently maintained in respect of its Business, (d) preserve its current relationships with its customers, suppliers and other persons with which it has had regular business relationships, (e) exercise, but only after notice to Purchaser and receipt of Purchaser's prior written approval, any rights of renewal pursuant to the terms of any of the Material Contracts which by their terms would otherwise expire; (f) not engage in any practice, take any action, fail to take any action or enter into any transaction which could cause any representation or warranty of United to be untrue or result in a breach of any covenant made by any Seller or United in this Agreement; (g) timely file all Tax Returns required to be filed by it and pay all Taxes shown due thereon; (h) not make or declare any dividend or other distribution to its equity holders; and (i) not take or omit to be taken any action, that is listed or described in Section 4.14 or that would or would be reasonably expected to result in the occurrence of any of the changes or events listed or described in Section 4.14.

Section 7.05 Access to Information. From the date hereof until the Closing, upon reasonable notice, United, UOI or CNS, as applicable, shall: (a) afford the officers, employees, agents, accountants, counsel, financing sources and representatives of Purchaser reasonable access, during normal business hours and with reasonable prior notice, to all employees, offices, properties, plants, other facilities, books and records of United and the Purchased Assets, and (b) furnish to the officers, employees, agents, accountants, counsel, financing sources and representatives of Purchaser such additional financial and operating data and other information regarding the assets, properties, key employees, suppliers, liabilities and goodwill of United (or legible copies thereof) or the Purchased Assets as Purchaser may from time to time reasonably request.

Section 7.06 Notice of Developments. Prior to the Closing, United, UOI or CNS (as applicable) shall promptly notify Purchaser in writing of: (a) all events, circumstances, facts, conditions or occurrences arising subsequent to the date of this Agreement which could result in any breach of a representation or warranty or covenant of any Seller or United in this Agreement or which could have the effect of making any representation or warranty of any Seller or United in this Agreement untrue or incorrect in any material respect and (b) all other material developments affecting the assets, Liabilities, business, financial condition, operations, results of operations, customer or supplier relations, employee relations or prospects of any Seller or United; provided, however, that neither the delivery of any notice pursuant to this Section nor obtaining any information or knowledge in any investigation or otherwise shall cure any breach of, or non-compliance with, any representation or covenant.

Section 7.07 No Solicitation or Negotiation. Between the date of this Agreement and the earlier of (a) the Closing and (b) the termination of this Agreement, none of the Sellers nor their respective Affiliates, officers, directors, representatives or agents will, directly or indirectly, (i) solicit, initiate, consider, encourage, facilitate or accept any proposals, inquiries or offers from any Person (A) relating to any acquisition or purchase of all or any portion of the capital stock of or material assets of United or the Purchased Assets, (B) to enter into any merger, consolidation or other business combination with United, or (C) to enter into a recapitalization, reorganization or any other extraordinary business transaction involving or otherwise relating to United, or (ii) knowingly participate in any discussions, conversations, negotiations and other communications regarding, or furnish to any other Person any information with respect to, or otherwise cooperate in any way, assist or participate in, facilitate or encourage any effort or attempt by any other Person to seek to do any of the foregoing. Sellers immediately shall, and shall cause United to, cease and cause to be terminated all existing discussions, conversations, negotiations and other communications with any Persons conducted heretofore with respect to any of the foregoing and, upon the execution of this Agreement will promptly request the return or destruction of any nonpublic information (and terminate any “data room” access provided to any Person (other than the parties hereto and their respective attorneys and advisors)). Sellers shall not, and shall cause United not to, release any Person from, or waive any provision of, any confidentiality or standstill agreement to which any of the Sellers or United is a party, without the prior written consent of Purchaser.

Section 7.08 Financing; Financial Information. Purchaser will use its commercially reasonable efforts to obtain, as promptly as practicable, term sheets or similar evidence of commitments from financing sources ("Purchaser’s Financing Commitments"), pursuant to which the financing parties thereto will have proposed, subject to the terms and conditions set forth therein, to provide and/or to place the debt and equity financing to Purchaser at the Closing to fund the payment of the Purchase Price hereunder. Purchaser shall keep Sellers reasonably informed as to status of Purchaser’s Financing Commitments, including furnishing to Sellers any material changes thereto. In connection with the foregoing activities, each Seller shall, and shall cause United and its representatives to, use their reasonable best efforts to cooperate with Purchaser and its authorized representatives in connection with the arrangement of Purchaser’s financing for the transaction, including (a) entering into such agreements as may reasonably be requested by Purchaser’s lenders in connection with any financing, (b) participating on reasonable advance notice, in a reasonable number of meetings and at reasonable locations, (c) furnishing Purchaser and its financing sources with such financial and other information as may be reasonably requested by Purchaser, and (d) providing assistance in respect of the preparation of any materials, pledge and security documents and other financing documents. From the date of this Agreement until the earlier of (i) the Closing Date and (ii) the termination of this Agreement, Sellers will or will cause United to furnish to Purchaser, within 30 days after the end of each calendar month, unaudited financial statements for United that are consistent with the format and scope of the Financial Statements.

Section 7.09 Transaction Costs; Certain Taxes.

(a) Except as otherwise expressly provided herein, (i) Purchaser shall pay its own fees, costs and expenses incurred in connection with this Agreement and the transaction contemplated hereby, including, without limitation, the fees, costs and expenses of its financial advisors, accountants and counsel and (ii) the Sellers shall pay, or cause to be paid, from available cash of United or the Consideration all of the fees, costs and expenses of the Sellers and United incurred in connection with this Agreement, the Ancillary Agreements and the transactions contemplated hereby or thereby, including, without limitation, the fees, costs and expenses of their financial advisors, accountants and counsel.

(b) All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with the transactions contemplated by this Agreement shall be paid by Sellers when due.

Section 7.10 Confidentiality. From and after the Closing Date, each Seller and their respective Affiliates shall not disclose or use in any manner detrimental to United or the Purchased Assets any confidential information relating to United or the Purchased Assets that remains in or comes into such party’s possession in any form, except as required by applicable Law. If a party is requested or required (by oral questions, interrogatories, requests for information or documents in legal, administrative, arbitration or other formal proceedings, subpoena, civil investigative demand or other similar process) to disclose any such confidential information, such party shall promptly notify the other parties of any such request or requirement so that such other parties may seek a protective order or other appropriate remedy and waive compliance with the provisions of this Section. If, in the absence of a protective order or other remedy or the receipt of a waiver by the other parties, a party is required to disclose such information, such party, without liability hereunder, may disclose only that portion of such information that such party is legally required to disclose. Notwithstanding anything contained in this Section to the contrary, Purchaser (and its Affiliates and financing sources) may use confidential information relating to United or the Purchased Assets in any manner desired by Purchaser from and after the Closing.

Section 7.11 Restrictive Covenants.

(a) Principals acknowledge and agree that, as beneficial owners of the United Common Stock, they will benefit from the transactions contemplated by this Agreement. As a material inducement to Purchaser to complete the transactions contemplated by this Agreement, each Principal agrees that, for the five-year period from and after the Closing (the “Restricted Period”), it shall not, directly or indirectly, through an Affiliate or otherwise, either for its own benefit or for the benefit of any other Person, without the prior written consent of Purchaser, which consent may be withheld by Purchaser in its sole discretion, own an interest in, or manage, operate, Control, lend money or render financial or other assistance to or participate in or be connected with, as an officer, employee, partner, manager, member, stockholder, consultant or otherwise, any Person that is engaged in the United States in any oilfield services or equipment rental business using centrifuges, shakers or any other required support equipment used in closed loop or surface systems. Each Principal hereby acknowledges that the geographic boundaries, scope of prohibited activities and the time duration of the provisions of this Section are reasonable and are no broader than are necessary to protect the legitimate business interests of Purchaser including, without limitation, the ability of Purchaser to realize the benefit of its bargain and enjoy the goodwill of United. Notwithstanding the foregoing, ownership by any Principal of less than 2% of the outstanding shares or other equity interests of capital stock of any corporation or other entity listed on a national securities exchange or publicly traded on any nationally recognized over-the-counter market, held as a passive investment, shall not constitute a breach of this Section.

(b) Each Seller and Principal further agrees that during the Restricted Period it will not, directly or indirectly, assist or encourage any other Person in carrying out, directly or indirectly, any activity that would be prohibited by the provisions of subsection (a) above if such activity were carried out by Sellers or Principals, either directly or indirectly. In particular, each Seller and Principal agrees that it will not, during the Restricted Period, directly or indirectly, induce any employee of Purchaser, or of any of its Affiliates, to carry out, directly or indirectly, any such activity.

(c) During the Restricted Period, Principals shall not, without the prior written consent of Purchaser, (i) hire, or directly or indirectly attempt to hire away any then-current employee of the Purchaser or any of its Affiliates or to persuade any such employee to leave employment with Purchaser or any of its Affiliates or (ii) directly or indirectly solicit, divert, or take away, or attempt to solicit, divert or take away, the business of any Person with whom United, Purchaser or any of their respective Affiliates has established or is actively seeking to establish a business or customer relationship to the extent such business relates to the business conducted by United, Purchaser or their respective Affiliates.

(d) Each Principal acknowledges that it would be difficult to fully compensate Purchaser or any of its Affiliates for damages resulting from any breach by them of the provisions of this Section. Accordingly, in the event of any actual or threatened breach of such provisions, Purchaser and its Affiliates shall (in addition to any other remedies which it may have) be entitled to temporary and/or permanent injunctive relief to enforce such provisions and recover attorneys’ fees and costs for same, and such relief may be granted without the necessity of proving actual damages or the inadequacy of money damages, or posting bond. Each Principal further acknowledges that this Section constitutes a material inducement to Purchaser to complete the transactions contemplated by this Agreement and Purchaser will be relying on the enforceability of this Section in completing such transactions contemplated by this Agreement.

Section 7.12 Release. In exchange for receipt of the Consideration and effective as of the Closing, each Seller hereby irrevocably and unconditionally releases, acquits and forever discharges, without any additional consideration or the need for additional documentation, United and each of its respective partners, members, managers, officers, directors, employees, counsel, agents, contractors, successors, assigns, heirs and legal and personal representatives (collectively, the “Company Released Parties”) from any and all charges, complaints, claims, suits, judgments, demands, actions, obligations or liabilities, damages, causes of action, rights, costs, loans, debts and expenses (including attorneys’ fees and costs actually incurred), of any nature whatsoever, known, unknown or presently unknowable, contingent or absolute, whether asserted or not, now existing or which may subsequently accrue to them in the future, emanating from, in connection with, related to or arising out of the ownership, management or operation of the business of United or the Blocker Corps prior to the Closing except those set forth in Schedule 4.10. In exchange for receipt of the Consideration and effective as of the Closing, each Seller hereby agrees that it shall not institute, pursue, solicit, encourage or assist any proceedings (at Law or in equity), suits, or claims in state or federal court against or adverse to the Company Released Parties arising from or attributable to the business of United or the Blocker Corps in connection with the foregoing.

Section 7.13 Tax Matters.

(a) Sellers shall be responsible for any and all Taxes imposed on United or the Blocker Corps or their respective operations with respect to any Tax period (or portion of a Straddle Period) ending on or before the Closing Date (a “Pre Closing Tax Period”), including any Taxes arising as a result of the conversion of United pursuant to the Plan of Conversion or arising from the Merger, except to the extent that such Tax liability has been included in Closing Net Working Capital. In the case of any taxable period that includes (but does not end on) the Closing Date (each, a “Straddle Period”), (i) the real, personal and intangible property Taxes (“Property Taxes”) imposed upon United, the Blocker Corps or their respective operations that are allocable to the Pre Closing Tax Period shall be equal to the amount of such Property Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that are in the Pre Closing Tax Period and the denominator of which is the total number of days in the Straddle Period and (ii) the Taxes (other than Property Taxes) imposed upon United that are allocable to the Pre Closing Tax Period shall be computed as if such taxable period ended on the Closing Date, provided that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions), other than with respect to property placed in service after the Closing, shall be allocated between the period ending on the Closing Date and the period after the Closing Date in proportion to the number of days in each period. To the extent the Sellers are obligated to pay a Tax under this Section (or as a result of a breach of a representation or warranty), the Sellers shall pay such Tax at least three days prior to the date such Tax is due or 10 days after receipt of written demand for payment, whichever is later. To the extent that United or any of the Blocker Corps receives a refund for Taxes for a Pre-Closing Tax Period (other than refunds resulting from the carrying back of any net operating loss or other Tax attribute or Tax credit incurred in a period (or a portion of a Straddle Period) beginning on or after the Closing Date), Purchaser shall pay the amount of such refund (net of any Taxes incurred connection with the receipt of such refund and any out of pocket expenses incurred to obtain such refund) to the Sellers’ Representative for distribution to the appropriate Sellers. All amounts paid with respect to a Tax refund shall be paid within 10 days of receipt of such refund from the applicable Governmental Authority.

(b) Sellers shall be responsible for the preparation and filing of any Tax Return of or with respect to United, the Blocker Corps or their respective operations that is required to be filed with respect to 2013 and prior years and for any short period from January 1, 2014 through the Closing Date. The Sellers shall also be responsible for preparing and timely filing the IRS Form 1065 and the IRS Form 1120 for United (and any analogous forms for state or local Tax purposes) for any period ending on or before the Closing Date (collectively, “Pass-Through Returns”). Each such Tax Return to be prepared by the Sellers (including all Pass-Through Returns) shall be true and correct and completed in accordance with applicable law and consistent with past practice, procedures and accounting methods in all material respects. At least 30 days prior to the due date for filing (including extensions), the Sellers’ Representative shall provide each such Tax Return (including Pass-Through Returns) to Purchaser for review, and each such Tax Return shall be revised to reflect Purchaser’s reasonable comments that are received at least five days prior to the due date for filing (including extensions).

(c) If any Governmental Authority issues to United or any Blocker Corp (i) a written notice of its intent to audit, conduct another proceeding with respect to Taxes or Tax Returns for a Pre-Closing Tax Period, or (ii) a written notice of deficiency, assessment, proposed adjustment, claim or other demand concerning Taxes or Tax Returns (a “Tax Claim”) for a Pre-Closing Tax Period, Purchaser shall notify the Sellers’ Representative of its receipt of such communication within 30 business days of receipt. No failure or delay of Purchaser in the performance of the foregoing shall reduce or otherwise affect the obligations or Liabilities of Sellers pursuant to this Agreement, except to the extent that such failure or delay shall preclude United or any of the Blocker Corps from defending against any Liability or Claim for Taxes that the Sellers are obligated to pay hereunder.

(d) The Purchaser shall control the conduct of any audit or other proceeding regarding any Tax Claim (a “Tax Contest”); provided, that (i) the Sellers’ Representative shall, at the sole cost and expense of the Sellers, have the right to participate in any such Tax Contest to the extent it relates to a Taxes for a Pre-Closing Tax Period, and (ii) Purchaser shall not settle or otherwise resolve any Tax Contest (or any issue raised in such Tax Contest), or allow United or any of the Blocker Corps to settle or otherwise resolve, if such settlement or other resolution relates to Taxes for which the Sellers are liable under this Agreement without the permission of the Sellers’ Representative (which will not be unreasonably withheld or delayed or conditioned).

(e) Any Tax sharing, indemnification or allocation agreement or arrangement to which United or the Blocker Corps is a party or by which it is bound shall be terminated effective as of the Closing, and neither United nor the Blocker Corps shall have any liability pursuant to any such agreement.

(f) Notwithstanding anything to the contrary in this Agreement, in addition to any other remedy provided by this Agreement, the Purchaser Indemnified Parties (including, after the Closing, United and the Blocker Corps) shall be indemnified and held harmless by the Sellers against any and all Liability, obligation or commitment, whether or not accrued, assessed or currently due and payable, as well as related Loss, for any and all Taxes imposed on United, the Blocker Corps or their operations with respect to a Pre-Closing Tax Period.

ARTICLE VIII
INDEMNIFICATION

Section 8.01 Survival of Representations and Warranties. The representations and warranties contained in this Agreement shall survive the Closing until the Survival Date; provided, however, that insofar as any Claim is made for the breach of any Unlimited Representation, such representations and warranties shall, for purposes of such Claim, survive the Closing for the period of the relevant statute of limitations in respect thereof. Neither the period of survival nor the liability of the Indemnifying Party with respect to its representations and warranties shall be reduced by any investigation made at any time by or on behalf of Indemnified Party. If written notice of a Claim has been given prior to the expiration of the applicable representations and warranties by an Indemnified Party to an Indemnifying Party, then the relevant representations and warranties shall survive as to such Claim, until such Claim has been finally resolved.

Section 8.02 Indemnification by the Principals. Purchaser and its Affiliates, managers, members, employees, agents, successors and assigns (each a “Purchaser Indemnified Party”) shall be indemnified and held harmless by the Principals, jointly and severally, for and against any and all Liabilities, losses, diminution in value, damages, Claims, costs and expenses, interest, awards, judgments and penalties, including without limitation, reasonable attorneys’ and consultants’ fees and expenses (hereinafter a “Loss”) actually suffered or incurred by them (including, without limitation, any Action brought or otherwise initiated by any of them), arising out of or resulting from: (a) the breach of any representation or warranty made by the Sellers contained in this Agreement, or (b) the breach of any covenant or agreement by the Sellers contained in this Agreement. To the extent that the Principals’ undertakings set forth in this Section may be unenforceable, the Principals shall contribute the maximum amount that it is permitted to contribute under applicable Law to the payment and satisfaction of all Losses incurred by Purchaser Indemnified Parties.

Section 8.03 Indemnification by Purchaser. The Sellers and their respective Affiliates, partners, managers, members, employees, agents, successors and assigns (each a “Seller Indemnified Party”) shall be indemnified and held harmless by Purchaser for and against any and all Losses, arising out of or resulting from: (a) the breach of any representation or warranty made by Purchaser contained in this Agreement, or (b) the breach of any covenant or agreement by Purchaser contained in this Agreement. To the extent that Purchaser’s undertakings set forth in this Section may be unenforceable, Purchaser shall contribute the maximum amount that it is permitted to contribute under applicable Law to the payment and satisfaction of all Losses incurred by the Sellers Indemnified Parties.

Section 8.04 Indemnification Process. An Indemnified Party shall give each Indemnifying Party written notice of any matter that such Indemnified Party has determined has given rise to or could give rise to a right of indemnification under this Agreement, within 60 days of such determination, stating the amount of the Loss, if known (the “Claimed Amount”), and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises. Within 15 days after delivery of such written notice, the Indemnifying Party shall deliver to the Indemnified Party a written response in which the Indemnifying Party shall (a) agree that the Indemnified Party is entitled to receive part or all of the Claimed Amount, in which case the portion of such Claimed Amount which is not in dispute shall be paid or offset in accordance with this Article, or (b) contest that the Indemnified Party is entitled to receive any of the Claimed Amount. If the Indemnifying Party contests the payment of all or part of the Claimed Amount, the Indemnifying Party and the Indemnified Party shall use good faith efforts to resolve such dispute as promptly as practicable. If such dispute is not resolved within 30 days following the delivery by the Indemnifying Party of such response, the Indemnified Party and the Indemnifying Party shall each have the right to submit such dispute to a court of competent jurisdiction in accordance with the provisions of this Agreement. If the Sellers’ Representative and Purchaser have mutually agreed that the Sellers are obligated to indemnify Purchaser Indemnified Parties for all or a portion of a Claimed Amount, the Purchaser shall have the right to redeem and retain the number of Holdback Shares having a value equal to the dollar amount of the Claimed Amount, using a price per share of US$1,000 to calculate the value of each Holdback Share. If a final judgment from which no appeal is taken has been rendered by the court of competent jurisdiction to which the dispute submitted, Purchaser shall have the right to redeem and retain the number of Holdback Shares having a value equal to the dollar amount of the amount determined to be owed to Purchaser, using a price per share of US$1,000 to calculate the value of each Holdback Share. To the extent the value of the Holdback Shares remaining is insufficient to pay the amount determined to be owed to Purchaser, the Sellers shall promptly pay to the Purchase the amount of such deficiency, subject to Purchaser’s right to offset in accordance with Section 8.07.

Section 8.05 Third Party Claims. If an Indemnified Party shall receive notice of any Claims of any third party which are subject to the indemnification provided for in this Article (“Third Party Claims”), the Indemnified Party shall give each Indemnifying Party written notice of such Third Party Claim within 30 days of the receipt by such Indemnified Party of such notice; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article except to the extent the Indemnifying Party is materially prejudiced by such failure and shall not relieve the Indemnifying Party from any other obligation or Liability that it may have to any Indemnified Party otherwise than under this Article. The obligations and Liabilities of the Indemnifying Party under this Article with respect to Losses arising from Third Party Claims shall be governed by and be contingent upon the following additional terms and conditions: If the Indemnifying Party acknowledges in writing its obligation to indemnify the Indemnified Party hereunder against any Losses that may result from such Third Party Claim, then the Indemnifying Party shall be entitled to assume and control the defense of such Third Party Claim at its expense and through counsel of its choice if it gives notice of its intention to do so to such Indemnified Party within ten days of the receipt of such notice from the Indemnified Party; provided, however, that if there exists or is reasonably likely to exist a conflict of interest that would make it inappropriate in the judgment of such Indemnified Party in its sole and absolute discretion, for the same counsel to represent both the Indemnified Party and the Indemnifying Party, then the Indemnified Party shall be entitled to retain its own counsel, in each jurisdiction for which the Indemnified Party determines counsel is required, at the expense of the Indemnifying Party. In the event that the Indemnifying Party exercises the right to undertake any such defense against any such Third Party Claim as provided above, the Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the Indemnifying Party’s expense, all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party. Similarly, in the event the Indemnified Party is, directly or indirectly, conducting the defense against any such Third Party Claim, the Indemnifying Party shall cooperate with the Indemnified Party in such defense and make available to the Indemnified Party, at the Indemnifying Party’s expense, all such witnesses, records, materials and information in the Indemnifying Party’s possession or under the Indemnifying Party’s control relating thereto as is reasonably required by the Indemnified Party. No such Third Party Claim may be settled by the Indemnifying Party without the prior written consent of the Indemnified Party, which consent will not be unreasonably withheld, conditioned or delayed.

Section 8.06 Limits on Indemnification. Notwithstanding anything to the contrary contained in this Agreement:

(a) An Indemnifying Party shall not be liable for any claim for indemnification pursuant to Section 8.02 or 8.03, unless and until the cumulative aggregate amount of indemnifiable Losses which may be recovered from the Indemnifying Party equals or exceeds US$100,000, after which point the Indemnifying Party shall be liable for all indemnifiable Losses incurred by the Indemnified Party (including the first US$100,000).

(b) Except for any claim for indemnification related to an Unlimited Representation or based on fraud, no Seller shall be liable for cumulative aggregate claims for indemnification pursuant to Section 8.02(a) or 8.03(a) in excess of 50% of the Consideration actually received by that Seller.

Section 8.07 Offset Against Additional Contingent Consideration. Indemnified Losses owed to Purchaser shall first be satisfied, to the extent available, by Holdback Shares and in accordance with the procedures set forth in this Article. Thereafter, Purchaser shall be entitled to offset the amount of any unreimbursed Loss against the payment of any additional contingent consideration to which the Sellers may be entitled.

Section 8.08 Exclusive Remedies. After Closing, the rights and remedies provided by this Article VIII and Section 2.09 shall be the exclusive remedies for each party hereto with respect to this Agreement.

Section 8.09 Insurance. Notwithstanding anything to the contrary set forth herein, the amount of any Loss for which a party shall be entitled to indemnification pursuant to this Article VIII shall be reduced, on a dollar for dollar basis, by the amount of any insurance proceeds actually received by an Indemnified Party related to the Loss.

ARTICLE IX
TERMINATION, AMENDMENT AND WAIVER

Section 9.01 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by mutual consent of the Sellers’ Representative and Purchaser;

(b) by Purchaser, if (i) there has been a material misrepresentation, inaccuracy or breach of warranty in the representations and warranties of any Seller or United set forth herein or if there has been any material failure on the part of Sellers or United to perform any covenant or agreement made by any of Sellers or United; and (ii) such, breach, failure, inaccuracy or misrepresentation is not cured to Purchaser’s reasonable satisfaction within 10 business day after Purchaser gives Sellers’ Representative written notice identifying such breach, failure or misrepresentation;

(c) by Sellers’ Representative (on behalf of Sellers), if (i) there has been a material misrepresentation, inaccuracy or breach of warranty in the representations and warranties of Purchaser set forth herein or if there has been any material failure on the part of Purchaser to perform any covenant or agreement made by Purchaser; and (ii) such breach, failure, inaccuracy or misrepresentation is not cured to Sellers’ reasonable satisfaction within 10 business days after Sellers’ Representative gives Purchaser written notice identifying such breach, failure or misrepresentation;

(d) by either the Sellers’ Representative (on behalf of Sellers) or Purchaser if the Closing shall not have occurred by May 31, 2014; or

(e) by either Purchaser or the Sellers’ Representative (on behalf of Sellers) in the event that any Governmental Authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable.

Section 9.02 Effect of Termination. In the event of termination of this Agreement as provided in Section 9.01, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except that this Article IX and Article X hereof shall survive any such termination; provided, however, that nothing herein shall relieve any party for liability from any knowing and material breach of this Agreement.

Section 9.03 Amendment. This Agreement may not be amended or modified except (a) by an instrument in writing signed by, or on behalf of, the Sellers and Purchaser or (b) by a waiver in accordance with Section 9.04.

Section 9.04 Waiver. Either Purchaser or, in the case of the Sellers, Sellers’ Representative may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered by the other party pursuant hereto, or (c) waive compliance with any of the agreements of the other party or conditions to such party’s obligations contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of any party to assert any of its rights hereunder shall not constitute a waiver of any of such rights.

ARTICLE X
GENERAL PROVISIONS

Section 10.01 Expenses. Sellers will be liable for the costs and expenses incurred by United and the Sellers in negotiating and consummating the transactions contemplated hereby, and Purchaser will be solely responsible for the costs and expenses incurred by it in negotiating and consummating the transactions contemplated hereby. UOI and CNS, as applicable, will bear any sales, transfer and use taxes and related fees due on the sale of the Purchased Assets hereunder.

Section 10.02 Notices. All notices, requests, Claims, demands and other communications required hereunder (other than routine operational communications) shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon actual receipt) by delivery in person, by an internationally recognized overnight courier service, or registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section):

(a) if to the Sellers:

Tim Pirie
610B McCool Street
Crossfield, Alberta, Canada T0M 0S0

Ed Lantz
3 East Lake Circle NE
Airdrie Alberta, Canada T4A 2J9

Myles Bowman
2561 Stoneybrook Drive
Prosper, Texas USA 75078

Jorge Rivera
Av. Javier Prado Este 5812
La Molina, Lima, Peru

121129 Alberta Inc.
3 East Lake Circle NE
Airdrie, AB T4A 2J96

Canadian Nitrogen Services, Ltd.
Box 1909
610B McCool Street
Crossfield, AB T0M 0S0

United Oilfield, Inc.
3 East Lake Circle NE
Airdrie, AB T4A 2J9

and

Davis, Gerald & Cremer
Attn: David H. Smith
400 West Illinois, Suite 1400
Midland, Texas 79701
Fax no: (432) 686-5133
ATTORNEY FOR CANADIAN NITROGEN SERVICES, LTD.

(b) if to Purchaser:

Aly Energy Services, Inc.
Attn: Alya Hidayatallah, Chief Financial Officer
3 Riverway, Suite 920
Houston, Texas 77056
Fax no: (713) 333-4004

and

Hallett & Perrin
Attn: Bruce H. Hallett
1445 Ross Avenue, Suite 2400
Dallas, Texas 75202
Fax no: (214) 922-4142

If the notice is rejected, or if the party to whom notice is sent refuses to accept a notice, then the notice is effective upon the occurrence of the rejection or refusal.

Section 10.03 Public Announcements. None of the Sellers shall make, or cause to be made, any press release or public announcement in respect of this Agreement or the transactions contemplated by this Agreement or otherwise communicate with any news media without the prior written consent of Purchaser, which shall not be unreasonably withheld.

Section 10.04 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the greatest extent possible.

Section 10.05 Entire Agreement. This Agreement and the exhibits and schedules attached hereto constitute the entire agreement of the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, between the Sellers and Purchaser with respect to the subject matter hereof and thereof.

Section 10.06 Assignment. This Agreement may not be assigned by operation of Law or otherwise without the express written consent of the Sellers’ Representative and Purchaser (which consent may be granted or withheld in the sole discretion of the Sellers’ Representative or Purchaser); provided, however, that Purchaser may assign this Agreement or any of its rights and obligations hereunder to one or more Affiliates of Purchaser without the consent of the Sellers.

Section 10.07 No Third Party Beneficiaries. Except for the provisions of Article VIII relating to indemnified parties, this Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person, including, without limitation, any union or any employee or former employee of United, any legal or equitable right, benefit or remedy of any nature whatsoever, including, without limitation, any rights of employment for any specified period, under or by reason of this Agreement.

Section 10.08 Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Texas applicable to contracts executed in and to be performed in that State.

Section 10.09 Counterparts. This Agreement may be executed and delivered (including by facsimile or e-mail transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

(Signature Pages Follow.)

IN WITNESS WHEREOF, the Sellers and Purchaser have caused this Agreement to be executed as of the date first written above.

Aly Energy Services, Inc., a Delaware corporation

By:	/s/ Munawar H. Hidayatallah
Name:	Munawar H. Hidayatallah
Title:	Chairman and Chief Executive Officer

Aly Centrifuge Inc., a Delaware corporation

By:	/s/ Munawar H. Hidayatallah
Name:	Munawar H. Hidayatallah
Title:	Chairman and Chief Executive Officer

United Centrifuge USA, LLC, a Texas limited liability company

By:	/s/ Timothy J. Pirie
Name:	Timothy J. Pirie
Title:	President

1211296 Alberta, Inc., an Alberta Limited Corporation

By:	/s/ Ed Lantz
Name:	Ed Lantz
Title:	President

Canadian Nitrogen Services, Ltd., an Alberta Limited Corporation

By:	/s/ Timothy J. Pirie
Name:	Timothy J. Pirie
Title:	President

United Oilfield, Inc., an Alberta Limited Corporation

By:	/s/ Ed Lantz
Name:	Ed Lantz
Title:	President

/s/ Timothy J. Pirie
Tim Pirie, a resident of Canada

/s/ Ed Lantz
Ed Lantz, a resident of Canada

/s/ Myles Bowman
Myles Bowman, a resident of Texas

/s/ Jorge Rivera
Jorge Rivera, a resident of Peru

EXHIBIT A

AGREEMENT AND PLAN OF CONVERSION

AGREEMENT AND PLAN OF CONVERSION

This Agreement and Plan of Conversion (the "Agreement") is executed as of April 14, 2014, by the converting entity, United Centrifuge USA, LLC (the "Company"), and its members listed on the signature page hereto (the "Members").

WHEREAS, the Members of the Company deem it to be desirable and in the best interest of the Company that (i) the Company be converted from a Texas limited liability company to a Texas corporation (the "Conversion"), (ii) the Corporation into which the Company will convert be known as United Centrifuge USA, Inc., a Texas corporation (the "Corporation"), and shall be formed pursuant to the Certificate of Formation attached as Exhibit "A", (iii) the Conversion be effective for all purposes as of the date hereof, and (iv) thereafter, the Company operate for state law purposes as a Texas corporation and continue as a corporation for federal tax law purposes; and

WHEREAS, following the consummation of the Conversion, the Corporation's equity interests will be owned as set forth in Section 3.1 of this Agreement;

NOW, THEREFORE, in consideration of the foregoing and of the mutual agreements and covenants contained in this Agreement, the Company and the Members agree as follows:

ARTICLE I

Section 1.1. The name of the converting entity is United Centrifuge USA, LLC, a Texas limited liability company. The name of the converted entity is United Centrifuge USA, Inc., a Texas corporation.

Section 1.2 The Company shall continue its existence in the organizational form of the Corporation, a Texas corporation.

Section 1.3 In accordance with the provisions of the Texas Business Organizations Code, at the Effective Time (defined below) of the Conversion, the Company shall be converted into a Texas corporation. Following the Conversion, the Company will be the Corporation and shall be governed by the laws of the State of Texas pursuant to the Texas Business Organizations Code.

Section 1.4. The Conversion shall be effective as of 12:01 a.m. on the date hereof (the "Effective Time"). The actions described above shall be conclusive evidence, for all purposes of this Agreement, of compliance with all conditions precedent.

Section 1.5. Except as may otherwise be set forth herein, at the Effective Time, the Corporation will come into existence, with all its purposes, powers, franchises, privileges, rights and immunities and shall be governed under the laws of the State of Texas, unaffected and unimpaired by the Conversion, and the limited liability existence and identity of the Company, with all its purposes, powers, franchises, privileges, rights, and immunities shall be converted into the Corporation and the Corporation shall be vested fully therewith, and the separate limited liability existence and identity of the Company shall thereafter cease, except to the extent continued by applicable law. At the Effective Time, the Corporation shall have the following rights and obligations:

(a)
The Corporation shall have all the rights, privileges, immunities and powers, and shall be subject to all of the duties and liabilities, of a corporation organized under the laws of the State of Texas.

(b)
The Corporation shall succeed to, without transfer, and shall possess and enjoy, all of the rights, privileges, immunities, powers, purposes and franchises, of both a public and private nature, of the Company and all property, real, personal and mixed, and all debts due to the Company on whatever account and all other choices of action, and every other interest of or belonging to the Company shall be deemed to be transferred to and vested in the Corporation without further act or deed, and shall thereafter be the property of the Corporation as they were of the Company, and the title to any real estate vested by deed or otherwise in the Company shall not revert or be in any way impaired by reason of the Conversion.

(c)
The Corporation shall thenceforth be responsible and liable for all debts, liabilities, obligations and duties of the Company, and any claim existing or action or proceeding pending by or against the Company may be prosecuted as if the Conversion had not occurred, or the Corporation may be substituted in its place. Neither the rights of creditors nor any liens upon the property of the Company shall be impaired by the Conversion.

Section 1.7. If at any time the Corporation shall deem or be advised that any further transfers, assignments, conveyances, assurances in law or other acts or things are necessary or desirable to vest or confirm in the Corporation the title to any property or assets of the Company, the Company and its proper officers and Members shall execute and deliver any and all such proper transfers, assignments, conveyances and assurances in law, and shall do all other acts and things as are necessary or proper to vest or confirm title to such property and assets in the Corporation to otherwise carry out the purposes and intent of this Agreement.

Section 1.8 The Corporation will be responsible for the payment of all fees and franchise taxes of the Company, and the Corporation will be obligated to pay such fees and franchise taxes if the same are not timely paid.

ARTICLE II

Section 2.1. A Certificate of Formation shall be filed with the Secretary of State of Texas. The board of directors of the Corporation (consisting of Myles Bowman) shall govern the Corporation in accordance with the terms of its organizational documents, as amended.

ARTICLE III

Section 3.1. At the Effective Time, the manner of exchanging the outstanding securities of the Company shall be as set forth below. The Members agree to convert all of their interests in the Company in exchange for the following equity interests in the Corporation:

No. of Shares of
Name	Common Stock

United Centrifuge, Inc. (USA)	3,000
Canadian Nitrogen Services USA, Inc.	3,000
Myles Bowman	1,000
Jorge Rivera	1,500

ARTICLE IV

Section 4.1. This Agreement may be executed by the parties in counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one instrument.

Section 4.2. Subject to applicable law, this Agreement may be amended, modified or supplemented only by written agreement of the parties at any time prior to the Effective Time.

Section 4.3. This Agreement may be terminated and abandoned by action of the Members of the Company at any time prior to the Effective Time by mutual agreement of the parties hereto.

IN WITNESS WHEREOF, this Agreement has been executed as of the date first above written.

THE COMPANY:

United Centrifuge USA, LLC

By:

THE MEMBERS:

United Centrifuge, Inc. (USA)

By:

Canadian Nitrogen Services USA, Inc.

By:

Myles Bowman

Jorge Rivera

Exhibit A

CERTIFICATE OF FORMATION
FOR
United Centrifuge USA, Inc.

The undersigned, being a natural person of the age of eighteen (18) years or more, acting as the incorporator of a corporation under the Texas Business Organizations Code hereby adopts the following Certificate of Formation for such corporation:

ARTICLE ONE

The name of the corporation is United Centrifuge USA, Inc. (the “Corporation”).

ARTICLE TWO

The Corporation is organized for the purpose of engaging in the transaction of any and all lawful activity and/or business for which corporations may be organized under the Texas Business Organizations Code, as amended (the “Code”).

ARTICLE THREE

The total number of shares of stock which the Corporation shall have authority to issue is Ten Thousand (10,000) shares, all of which shall be designated as Common Stock, and which shall have a par value of $.01 per share (the “Common Stock”).

ARTICLE FOUR

A. The number of directors constituting the initial Board of Directors are one (1), and the name and address of the individual(s) who is/are to serve as the initial director(s) until the first annual meeting of shareholders, or until his/their successors are elected and qualified, are as follows:

Name	Address

Myles Bowman	3050 Post Oak Boulevard Suite 550 Houston, Texas 77056

B. Elections of directors need not be done by written ballot unless the Bylaws of the Corporation shall otherwise provide.

C. The Board of Directors is expressly authorized to adopt, alter, amend or repeal the Bylaws of the Corporation. In addition to the powers and authority expressly conferred upon them by this Certificate of Formation or by statute, the directors are empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject to the provisions of the Code, this Certificate of Formation, and any Bylaws adopted by the shareholders. However, notwithstanding any provision in this Certificate of Formation to the contrary, the shareholders may not adopt, repeal or amend the Bylaws of the Corporation without the affirmative vote of a majority of the votes entitled to be cast by the holders of the Corporation's outstanding capital stock. Additionally, no Bylaws hereafter adopted by the shareholders shall invalidate any prior act of the directors which would have been valid if such Bylaws had not been adopted.

ARTICLE FIVE

Nothing contained in this Certificate of Formation shall prohibit or impair the Corporation’s power and authority to contractually grant preferential rights to purchase or subscribe for shares of any class of stock of the Corporation or any notes, debentures, bonds or securities convertible into or carrying options, warrants or rights to purchase shares of any class, as the Board of Directors, at its discretion, from time to time may grant and at such price as the Board of Directors, at its discretion, may fix.

ARTICLE SIX

The Corporation shall indemnify each person who is or was a director of the Corporation to the fullest extent permissible under applicable Texas law and any successor statutes under the Code. The Board of Directors of the Corporation, in its sole discretion, shall have the power, on behalf of the Corporation, to indemnify such other persons for whom indemnification is permitted by such provisions of the Code, to the fullest extent permissible thereunder, and may purchase such liability indemnification and/or other similar insurance as the Board of Directors from time to time shall deem necessary or appropriate, in its sole discretion.

The Corporation may purchase and maintain liability, indemnification and/or similar insurance on behalf of itself, and/or for any person who is or was a director, officer, employee or agent of the Corporation or who is or was serving at the request of the Corporation as a director, officer, trustee, employee, agent or similar functionary of another foreign or domestic corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise, against any liability asserted against and/or incurred by the Corporation or person serving in such a capacity or arising out of his/her/its status as such a person or entity, whether or not the Corporation would otherwise have the power to indemnify such person against that liability.

The power to indemnify and/or obtain insurance provided in this Article Six shall be cumulative of any other power of the Board of Directors and/or any rights to which such a person or entity may be entitled by law, this Certificate of Formation and/or Bylaws of the Corporation, contract, other agreement, vote or otherwise.

ARTICLE SEVEN

The street address of the initial registered office of the Corporation is 3050 Post Oak Boulevard, Suite 550, Houston, Texas 77056, and the name of its initial registered agent at such address is Myles Bowman.

ARTICLE EIGHT

No contract or other transaction between the Corporation and any person, firm, association or corporation and no act of the Corporation, shall, in the absence of fraud, be invalidated or in any way affected by the fact that any of the directors of the Corporation is pecuniary or otherwise interested, directly or indirectly, in such contract, transaction or act, or is related to or interested in such person, firm, association or corporation as a director, shareholder, officer, employee, member or otherwise. Any director so interested or related who is present at any meeting of the Board of Directors or committee of directors at which action on any such contract, transaction or act is taken may be counted in determining the presence of a quorum at such meeting and the vote at such meeting of any such director may be counted in determining the approval of any such contract, transaction or act. No director so interested or related shall, because of such interest or relationship, be disqualified from holding his office or be liable to the Corporation or to any shareholder or creditor thereof for any loss incurred by the Corporation under or by reason of such contract, transaction or act, or be accountable for any gains or profits he may have realized therein.

ARTICLE NINE

No member of the Board of Directors of the Corporation shall be liable, personally or otherwise, in any way to the Corporation or its shareholders for monetary damages caused in any way by an act or omission occurring in the director’s capacity as a director of the Corporation, except as otherwise expressly provided by applicable Texas law.

ARTICLE TEN

The Corporation is being formed under a plan of conversion. The Corporation is the converted entity. The name, address, date of formation, prior form of organization and jurisdiction of formation of United Centrifuge USA, LLC, the entity that is converting into the Corporation, are as follows:

		Prior Form of	Formation
Name and Address	Formation Date	Organization	Jurisdiction
United Centrifuge USA, LLC	2-28-2012	LLC	Texas
3050 Post Oak Boulevard
Suite 550
Houston, Texas 77056

ARTICLE ELEVEN

The name and address of the incorporator is Myles Bowman, 3050 Post Oak Boulevard Suite 550, Houston, Texas 77056.

IN WITNESS WHEREOF, the Incorporator has executed this Certificate of Formation this April 14, 2014.

Myles Bowman

EXHIBIT B

ALY CENTRIFUGE INC.
PREFERRED STOCK TERMS

The total number of shares of stock which the Corporation shall have authority to issue is Seventeen Thousand Five Hundred (17,500) shares, of which Seven Thousand Five Hundred (7,500) shares, designated as Preferred Stock, shall have a par value of $.01 per share (the “Preferred Stock”), and Ten Thousand (10,000) shares, designated as Common Stock, shall have a par value of $.01 per share (the “Common Stock”). A statement of the powers, preferences and rights, and the qualifications, limitations or restrictions thereof, in respect of each class of stock of the Corporation is as follows:

Common Stock:

(a) Dividends. Subject to the preferred rights of the holders of shares of any class or series of Preferred Stock as provided by the Board of Directors with respect to any such class or series of Preferred Stock, the holders of the Common Stock shall be entitled to receive, as and when declared by the Board of Directors out of the funds of the Corporation legally available therefor, such dividends (payable in cash, stock or otherwise) as the Board of Directors may from time to time determine, payable to stockholders of record on such dates, not exceeding sixty (60) days preceding the dividend payment dates, as shall be fixed for such purpose by the Board of Directors in advance of payment of each particular dividend.

(b) Liquidation. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, after the distribution or payment to the holders of shares of any class or series of Preferred Stock as provided by the Board of Directors with respect to any such class or series of Preferred Stock, the remaining assets of the Corporation available for distribution to stockholders shall be distributed among and paid to the holders of Common Stock ratably in proportion to the number of shares of Common Stock held by them respectively.

(c) Voting Rights. Except as otherwise required by law, the entire voting power and all voting rights shall be vested exclusively in the Common Stock. Each holder of shares of Common Stock shall be entitled to one vote for each share standing in his name on the books of the Corporation.

Preferred Stock:

(a) Definitions. As used herein with respect to the Preferred Stock:

“Board of Directors” shall mean the board of directors of the Corporation.

“Bylaws” shall mean the bylaws of the Corporation in effect on the date hereof, as they may be amended from time to time.

“Business Day” shall mean a day that is a Monday, Tuesday, Wednesday, Thursday or Friday and is not a day on which banking institutions in New York, New York generally are authorized or obligated by law, regulation or executive order to close.

“Dividend Payment Date” shall mean each quarter of each year, commencing on June 30, 2014; provided that if any such Dividend Payment Date would otherwise occur on a day that is not a Business Day, such Dividend Payment Date shall instead be (and any dividend payable on Preferred Stock on such Dividend Payment Date shall instead be payable on) the immediately succeeding Business Day.

“Dividend Period” shall mean the period commencing on and include a Dividend Payment Date (other than the initial Dividend Period, which shall commence on and include the Original Issue Date of the Preferred Stock) and shall end on and include the calendar day next preceding the next Dividend Payment Date.

“Exchange Rate” shall mean 1,428.57, subject to adjustment as set forth in paragraph (f).

“Junior Stock” shall mean the Common Stock and any other class or series of stock of the Corporation that ranks junior to the Preferred Stock (1) as to the payment of dividends or (2) as to the distribution of assets on any liquidation, dissolution or winding up of the Corporation, or both.

“Liquidation Preference” shall mean $1,000 per share of Preferred Stock.

“Original Issue Date” shall mean the first date on which shares of Preferred Stock have been issued.

“Parent” shall mean Aly Energy Services, Inc., the sole owner of the Common Stock.

“Parent Stock” shall mean the common stock, $.001 par value, of the Parent.

“Person” shall mean any individual, company, partnership, limited liability company, joint venture, association, joint stock company, trust, unincorporated organization, government or agency or political subdivision thereof or any other entity.

(b) Dividends.

(i) Each holder of a share of Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of funds of the Corporation legally available therefor, if applicable, dividends at the annual rate set forth herein. Dividends will be at the annual rate of $50 per share of Preferred Stock and payable-in-kind through the issuance of additional shares of Preferred Stock. Such dividends shall be cumulative and shall accrue (whether or not earned or declared, whether or not there are funds legally available for the payment thereof and whether or not restricted by the terms of any of the Corporation’s indebtedness outstanding at any time) from the date such shares are issued by the Corporation and shall be payable in quarterly installments in arrears on each Dividend Payment Date. No interest will be payable in respect of any dividend payment on the Preferred Stock which may be in arrears. The Preferred Stock paid as dividends hereunder shall have all rights granted hereunder, including the payment of dividends thereon.

(ii) The dividend payment period for any dividend payable on a Dividend Payment Date shall be the period beginning on the immediately preceding Dividend Payment Date (or on the issue date in the case of the first dividend payment period) and ending on the day preceding such later Dividend Payment Date. If any date on which a payment of a dividend or any other amount is due in respect of Preferred Stock is not a Business Day, such payment shall be made on the next day that is a Business Day.

(iii) The amount of dividends payable per share of Preferred Stock for each quarterly dividend payment period will be computed by dividing the annual dividend amount by four; provided, however, that the amount of dividends payable for the first dividend payment period and for any dividend payment period shorter than a full quarterly dividend period will be computed on the basis of a 360-day year of twelve 30-day months. No fractional shares of Preferred Stock will be issued, so that the number of shares to be paid as a dividend shall be rounded to the nearest whole number of shares. All dividends paid in additional whole or fractional shares of Preferred Stock shall be deemed issued on the applicable Dividend Payment Date and will thereupon be duly authorized, validly issued, fully paid and nonassessable and free and clear of all liens, charges and other encumbrances.

(iv) Dividends payable on any Dividend Payment Date shall be payable to the holders of record of the Preferred Stock as they appear on the stock transfer books of the Corporation at the close of business on the fifteenth day of the calendar month immediately preceding the calendar month in which the related Dividend Payment Date falls, or such other date that the Board of Directors designates that is not more than 30 nor less than 10 days prior to the Dividend Payment Date.

(v) No dividends (other than dividends payable solely in Junior Stock) shall be paid or declared and set apart for payment on any Junior Stock, and no payment shall be made on account of the purchase, redemption, retirement, or other acquisition of Junior Stock (other than acquisitions thereof pursuant to employee or director incentive or benefit plans or arrangements, or in exchange solely for Junior Stock), at any time that the Preferred Stock is outstanding.

(vi) The Corporation shall take all action necessary to ensure that sufficient shares of Preferred Stock are available for issuance as payment-in-kind dividends.

(c) Liquidation Rights.

(i) Voluntary or Involuntary Liquidation. In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, holders of the Preferred Stock shall be entitled to receive for each share of Preferred Stock, out of the assets of the Corporation or proceeds thereof (whether capital or surplus) available for distribution to stockholders of the Corporation, and after satisfaction of all liabilities and obligations to creditors of the Corporation, before any distribution of such assets or proceeds is made to or set aside for the holders of Junior Stock, an amount equal to the sum of (A) the Liquidation Preference per share of the Preferred Stock plus (B) an amount per share equal to accrued but unpaid dividends not previously added to the Liquidation Preference from and including the immediately preceding Dividend Payment Date to but excluding the date fixed for such liquidation, dissolution or winding up of the Corporation. To the extent such amount is paid in full to all holders of Preferred Stock, the holders of the Common Stock of the Corporation shall be entitled to receive all remaining assets of the Corporation (or proceeds thereof) according to their respective rights and preferences.

(ii) Partial Payment. If in connection with any distribution described in paragraph (c)(i) above the assets of the Corporation or proceeds thereof are not sufficient to pay the Liquidation Preferences in full to all holders of Preferred Stock, the amounts paid to the holders of Preferred Stock shall be paid pro rata in accordance with the respective aggregate Liquidation Preferences of the holders of Preferred Stock.

(iii) Merger, Consolidation and Sale of Assets Not Liquidation. For purposes of this paragraph (c), the merger or consolidation of the Corporation with any other corporation or other entity, including a merger or consolidation in which the holders of Preferred Stock receive cash, securities or other property for their shares, or the sale, lease or exchange (for cash, securities or other property) of all or substantially all of the assets of the Corporation, shall not constitute a liquidation, dissolution or winding up of the Corporation.

(d) Redemption.

(i) Optional Redemption. The Preferred Stock may be redeemed, in whole or in part, at any time after December 31, 2016, at the option of the Corporation, upon giving notice of redemption pursuant to paragraph (d)(iii) below, at a redemption price per share equal to the sum of (X) the Liquidation Preference per share of the Preferred Stock plus (Y) an amount per share equal to accrued but unpaid dividends not previously added to the Liquidation Preference on such share of Preferred Stock from and including the immediately preceding Dividend Payment Date to but excluding the date of redemption.

(ii) Redemption at the Option of the Holder. On and at any time after December 31, 2016, each holder of the Preferred Stock shall have the right, by providing written notice to the Corporation to require the Corporation to repurchase all or any part of such holder’s Preferred Stock at a purchase price per share equal to the sum of (X) the Liquidation Preference per share of the Preferred Stock plus (Y) an amount equal to accrued but unpaid dividends not previously added to the Liquidation Preference per share on such share of Preferred Stock from and including the immediately preceding Dividend Payment Date to but excluding the date of redemption.

(iii) Notice of Redemption at the Option of the Corporation. Notice of every redemption of shares of Preferred Stock pursuant to paragraph (d)(i) shall be given by first class mail, postage prepaid, addressed to the holders of record of the shares to be redeemed at their respective last addresses appearing on the books of the Corporation. Such mailing shall be at least 30 days and not more than 60 days before the date fixed for redemption. Any notice mailed as provided in this paragraph (d)(iii) shall be conclusively presumed to have been duly given, whether or not the holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any holder of shares of Preferred Stock designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Preferred Stock. Each notice of redemption given to a holder shall state: (1) the redemption date; (2) the number of shares of the Preferred Stock to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (3) the redemption price; and (4) the place or places where certificates for such shares are to be surrendered for payment of the redemption price.

(iv) Partial Redemption. In case of any redemption of part of the shares of Preferred Stock at the time outstanding, the shares to be redeemed shall be selected pro rata. Subject to the provisions hereof, the Corporation shall have full power and authority to prescribe the terms and conditions upon which shares of Preferred Stock shall be redeemed from time to time. If fewer than all the shares represented by any certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without charge to the holder thereof.

(v) Effectiveness of Redemption. If notice of redemption has been duly given and if on or before the redemption date specified in the notice all funds necessary for the redemption have been deposited by the Corporation, in trust for the pro rata benefit of the holders of the shares called for redemption, with a bank or trust company doing business in the Borough of Manhattan, The City of New York, and having a capital and surplus of at least $500 million and selected by the Board of Directors, so as to be and continue to be available solely therefor, then, notwithstanding that any certificate for any share so called for redemption has not been surrendered for cancellation, on and after the redemption date dividends shall cease to accrue on all shares so called for redemption, all shares so called for redemption shall no longer be deemed outstanding and all rights with respect to such shares shall forthwith on such redemption date cease and terminate, except only the right of the holders thereof to receive the amount payable on such redemption from such bank or trust company, without interest. Any funds unclaimed at the end of three years from the redemption date shall, to the extent permitted by law, be released to the Corporation, after which time the holders of the shares so called for redemption shall look only to the Corporation for payment of the redemption price of such shares.

(e) Exchange Rights.

(i) Optional Exchange Right. Each share of Preferred Stock may be exchanged on any date, from time to time, at the option of the holder thereof, into the number of shares of Parent Stock equal to the quotient of (i) the sum of (A) the Liquidation Preference plus (B) an amount per share equal to accrued but unpaid dividends not previously added to the Liquidation Preference on such share of Preferred Stock from and including the immediately preceding Dividend Payment Date to but excluding the exchange date, divided by (ii) 1,000, multiplied by the Exchange Rate in effect at such time. The right of exchange attaching to any shares of Preferred Stock may be exercised by the holders thereof by delivering the shares to be exchanged to the office of the Corporation, accompanied by a duly signed and completed notice of exchange in form reasonably satisfactory to the Corporation. The exchange date shall be the date on which the shares of Preferred Stock and the duly signed and completed notice of exchange are received by the Corporation. The Person entitled to receive the Parent Stock issuable upon such exchange shall be treated for all purposes as the record holder or holders of such Parent Stock as of such exchange date, and such Person or Persons shall cease to be a record holder of the Preferred Stock on that date. As promptly as practicable on or after the exchange date, the Corporation shall deliver the number of whole shares of Parent Stock issuable upon exchange, with any fractional shares (after aggregating all Preferred Stock being exchanged on such date) rounded down to whole shares. Such delivery shall be made, at the option of the applicable holder, in certificated form or by book-entry. Any such certificate or certificates shall be delivered by the Corporation to the appropriate holder on a book-entry basis or by mailing certificates evidencing the shares to the holders at their respective addresses as set forth in the exchange notice.

(ii) Reservation of Common Stock. The Parent has duly reserved out of its authorized and unissued Parent Stock, solely for issuance upon the exchange of the Preferred Stock at the instruction of the Corporation, such number of shares of Parent Stock as shall from time to time be issuable upon the exchange of all of the shares of Preferred Stock then outstanding. Any shares of Parent Stock issued upon exchange of Preferred Stock shall be (i) duly authorized, validly issued and fully paid and nonassessable, (ii) shall rank pari passu with the other shares of Parent Stock outstanding from time to time and (iii) shall be approved for listing on the principal securities exchange on which the Parent Stock is listed or admitted to trading.

(iii) Transfer Taxes. The Corporation shall pay any and all taxes that may be payable in respect of the issue or delivery of shares of Parent Stock on exchange of Preferred Stock. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of shares of Parent Stock in a name other than that in which the Preferred Stock so exchanged were registered, and no such issue or delivery shall be made unless and until the Person requesting such issue has paid to the Corporation the amount of any such tax, or has established to the satisfaction of the Corporation that such tax has been paid.

(f) Dilution Adjustments. In the event the outstanding shares of Parent Stock shall be subdivided by stock split, stock dividend, reclassification or otherwise, into a greater number of shares of Common Stock or the Parent declares a dividend payable in any right to acquire Common Stock for no consideration, the Exchange Rate immediately prior to such event shall, concurrently with the effectiveness of such subdivision, be proportionately decreased. In the event the outstanding shares of Parent Stock shall be combined or consolidated by reclassification or otherwise into a lesser number of shares of Parent Stock, the Exchange Rate then in effect shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased. Upon the occurrence of each adjustment or readjustment of the Exchange Rate pursuant to this paragraph (f), the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Preferred Stock a certificate setting forth such adjustment or readjustment (as well as the corresponding adjustment in the Exchange Rate) and showing in detail the facts upon which such adjustment or readjustment is based.

(g) Voting and Approval Rights.

(i) Voting. Except as otherwise required by law, the holders of shares of Preferred Stock are not entitled to vote with respect to matters submitted to a vote of the stockholders of the Corporation. With respect to any matter submitted to a vote of the holders of Preferred Stock, each share of Preferred Stock shall be entitled to one vote.

(ii) Approval Rights. So long as any shares of Preferred Stock are outstanding, in addition to any other vote or consent of stockholders required by law, the vote or consent of the holders of at least a majority of the shares of Preferred Stock then outstanding and entitled to vote thereon, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating any amendment, alteration or repeal of any provision of the Certificate of Incorporation or By-laws so as to adversely affect the relative rights, preferences, privileges or powers of the Preferred Stock. No vote or consent of the holders of Preferred Stock if, at or prior to the time when any such vote or consent would otherwise be required, all outstanding shares of Preferred Stock shall have been redeemed, or shall have been called for redemption upon proper notice and sufficient funds shall have been deposited in trust for such redemption, in each case pursuant to paragraph (d) above.

(h) Reorganization Events.

(i) In the event of:

(X) any consolidation or merger of the Parent with or into another Person or of another Person with or into the Parent;

(Y) any sale, transfer, lease or conveyance to another Person of the property of the Parent as an entirety or substantially as an entirety; or

(Z) any statutory share exchange of the Parent with another Person (other than in connection with a merger or acquisition),

in each case in which holders of Parent Stock would be entitled to receive cash, securities or other property for their shares of Parent Stock (any such event specified in this paragraph (h)(i) a “Reorganization Event”), each share of Preferred Stock outstanding immediately prior to such Reorganization Event shall, without the consent of the holder thereof, become convertible into the cash, securities and other property receivable in such Reorganization Event by a holder of Parent Stock that was not the counterparty to the Reorganization Event or an affiliate of such other party (such cash, securities and other property, the “Exchange Property”).

(ii) In the event that holders of the shares of the Parent Stock have the opportunity to elect the form of consideration to be received in such transaction, the “Exchange Property” that holders of the Preferred Stock shall be entitled to receive shall be determined by the holders of a majority of the outstanding shares of Preferred Stock. The number of units of Exchange Property for each share of Preferred Stock exchanged following the effective date of such Reorganization Event shall be determined from among the choices made available to the holders of the Parent Stock based on the Exchange Rate then in effect on the applicable exchange date, determined as if the references to a “shares of Parent Stock” in this certificate were to “units of Exchange Property.”

(iii) The above provisions of this paragraph (h) shall similarly apply to successive Reorganization Events. The Corporation shall ensure that the Parent will not enter into any agreement that would effectuate a Reorganization Event that does not provide that the Preferred Stock shall be outstanding as a class of preferred stock of the surviving company after giving effect to any such Reorganization Event (but, in any event, convertible into Exchange Property in the manner described in this paragraph (h)).

(iv) The Corporation shall, within 20 days of the occurrence of any Reorganization Event, provide written notice to the holders of the Preferred Stock of the occurrence of such event and of the kind and amount of the cash, securities or other property that constitutes the Exchange Property. Failure to deliver such notice shall not affect the operation of this paragraph (h) or the validity of any Reorganization Event.

(i) Record Holders. To the fullest extent permitted by applicable law, the Corporation may deem and treat the record holder of any share of the Preferred Stock as the true and lawful owner thereof for all purposes, and the Corporation shall not be affected by any notice to the contrary.

(j) Replacement Certificates. The Corporation shall replace any mutilated certificate at the holder’s expense upon surrender of that certificate to the Corporation. The Corporation shall replace certificates that become destroyed, stolen or lost at the holder’s expense upon delivery to the Corporation of reasonably satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity that may be required by the Corporation.

EXHIBIT C

FORM OF EMPLOYMENT AGREEMENTS

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into this 15th day of April, 2014, by and between Aly Centrifuge Inc., a Delaware corporation (the “Company”), and )____________ (the “Employee”).

Concurrently with the execution and delivery of this Agreement, the equity interests of the Company and certain fixed assets used by the Company are being acquired by Aly Energy Services Inc., a Delaware corporation (the “Purchaser”), under that certain Asset Purchase, Stock Purchase and Merger Agreement, dated April 11, 2014, governing that transaction (the “Purchase Agreement”). Therefore, the Company agrees to employ Employee, and Employee accepts employment with the Company, on the following terms and conditions:

ARTICLE I
DEFINITIONS

In addition to the terms defined in the body of this Agreement, for purposes of this Agreement, the following capitalized words shall have the meanings indicated below. Capitalized terms not otherwise defined in this Agreement shall have the meanings given to them in the Purchase Agreement.

1.1 “Board” shall mean the Board of Directors of the Purchaser.

1.2 “Cause” shall mean that Employee (a) has engaged in gross negligence, gross incompetence or willful misconduct in the performance of Employee’s duties with respect to the Company or any of its affiliates, (b) has refused without proper legal reason to perform Employee’s duties and responsibilities to the Company or any of its affiliates, (c) has breached any provision of Article VIII or any other provision of this Agreement, (d) has materially breached any provision of any written agreement or corporate policy or code of conduct established by the Company or any of its affiliates (and as amended from time to time), (e) has engaged in conduct that is materially injurious to the Company or any of its affiliates, (f) has disclosed without specific authorization from the Company confidential information of the Company or any of its affiliates that is injurious to any such entity, (g) has committed an act of theft, fraud, embezzlement, misappropriation or breach of a fiduciary duty to the Company or any of its affiliates or (h) has been convicted of (or pleaded no contest to) a crime involving fraud, dishonesty or moral turpitude or any felony.

1.3 “CEO” shall mean the Chief Executive Officer of the Purchaser.

1.4 “COO” shall mean the Chief Operating Officer of the Purchaser.

1.5 “Code” shall mean the Internal Revenue Code of 1986, as amended.

1.6 “Date of Termination” shall mean the date specified in the Notice of Termination relating to termination of Employee’s employment with the Company, subject to adjustment as provided in Section 3.3.

1.7 “Good Reason” shall mean without the prior consent of Employee: (a) a relocation of Employee or the Company principal executives to a location outside the _____, Texas metropolitan area, (b) there is a material reduction by the Company in Employee’s responsibilities, duties, authority, title, or reporting relationship or (c) the Company acts in any way that would reduce Employee’s Base Salary or if the Company adversely affects Employee’s participation in or materially reduces Employee’s benefit under any benefit plan of the Company in which Employee is participating.

1.8 “Notice of Termination” shall mean a written notice delivered by the Company or Employee to the other party indicating the specific termination provision in this Agreement relied upon for termination of Employee’s employment and the Date of Termination that sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Employee’s employment under the provision so indicated.

ARTICLE II
EMPLOYMENT AND DUTIES

2.1 Employment; Effective Date. The Company agrees to employ Employee, and Employee agrees to be employed by the Company, pursuant to the terms of this Agreement beginning as of the Closing Date (the “Effective Date”) and continuing for the period of time set forth in Article III of this Agreement, subject to the terms and conditions of this Agreement. Notwithstanding the foregoing, if the Purchase Agreement is terminated, this Agreement shall be void ab initio and Employee and Company shall have no rights under this Agreement.

2.2 Position. From and after the Effective Date, Employee shall serve in the position of __________ of the Company or in such other position or positions as the parties mutually may agree and shall report to _______________________.

2.3 Duties and Services. Employee agrees to serve in the position referred to in Section 2.2 hereof and to perform diligently and to the best of Employee’s abilities the usual and customary duties and services appertaining to such positions, as well as such additional duties and services appropriate to such positions which the Company and Employee mutually may agree upon from time to time. Employee’s employment shall also be subject to the policies maintained and established by the Company that are of general applicability to the Company’s employees, as such policies may be amended from time to time.

2.4 Other Interests. Employee agrees, during the Term, to devote his full time and attention to the business and affairs of the Company and its affiliates. Notwithstanding the foregoing, the parties acknowledge and agree that Employee may (a) engage in and manage Employee’s passive personal investments, (b) engage in charitable and civic activities, and (c) engage in such other activities that the Company and Employee mutually agree to; provided, however, that such activities shall be permitted so long as such activities do not conflict with the business and affairs of the Company or materially interfere with the performance of Employee’s duties hereunder.

2.5 Duty of Loyalty. Employee acknowledges and agrees that Employee owes a fiduciary duty of loyalty, fidelity and allegiance to act in the best interests of the Company and to do no act that would materially injure the business, interests, or reputation of the Company or any of its affiliates. In keeping with these duties, Employee shall make full disclosure to the Company of all business opportunities pertaining to the Business (as defined below) and shall not appropriate for Employee’s own benefit business opportunities concerning the subject matter of the fiduciary relationship.

ARTICLE III
TERM AND TERMINATION OF EMPLOYMENT

3.1 Term. Subject to the remaining terms of this Article III, this Agreement shall be for a term that begins on the Effective Date and continues in effect through the third anniversary of the Effective Date (the “Term”). Subject to Section 9.13, this Agreement shall terminate at the end of the Term and Employee shall continue as an at-will employee of the Company.

3.2 Company’s Right to Terminate. Notwithstanding the provisions of Section 3.1, the Company may terminate Employee’s employment under this Agreement at any time for any of the following reasons by providing Employee with a Notice of Termination:

(a) for Cause; or

(b) for any other reason whatsoever or for no reason at all, in the sole discretion of the Company.

3.3 Employee’s Right to Terminate. Notwithstanding the provisions of Section 3.1:

(a) Employee shall have the right to terminate Employee’s employment under this Agreement for Good Reason by providing the Company with a Notice of Termination, provided, however, that termination for Good Reason by the Employee shall not be permitted unless (x) Employee has given the Company at least thirty (30) days’ prior written notice that he has a basis for a termination for Good Reason, which notice shall specify the facts and circumstances constituting a basis for termination for Good Reason and (y) the Company has not remedied such facts and circumstances constituting a basis for termination for Good Reason within such 30-day period.

(b) Employee shall have the right to terminate Employee’s employment under this Agreement for any reason other than Good Reason, in the sole discretion of Employee, by providing the Company with a Notice of Termination. In the case of a termination of employment by Employee pursuant to this Section 3.3(b), the Date of Termination specified in the Notice of Termination shall not be less than fifteen (15) nor more than sixty (60) days, from the date such Notice of Termination is given, and the Company may require a Date of Termination earlier than that specified in the Notice of Termination (and, if such earlier Date of Termination is so required, it shall not change the basis for Employee’s termination nor be construed or interpreted as a termination of employment pursuant to Section 3.1 or Section 3.2).

3.4 Deemed Resignations. Unless otherwise agreed to in writing by the Company and Employee prior to the termination of Employee’s employment, any termination of Employee’s employment shall constitute an automatic resignation of Employee as an officer of the Company and each affiliate of the Company, and an automatic resignation of Employee from the Board and the board of directors of the Company (if applicable), from the board of directors or similar governing body of any affiliate of the Company and from the board of directors or similar governing body of any corporation, limited liability entity or other entity in which the Company or any affiliate holds an equity interest and with respect to which board or similar governing body Employee serves as the Company’s or such affiliate’s designee or other representative.

3.5 Meaning of Termination of Employment. For all purposes of this Agreement, Employee shall be considered to have terminated employment with the Company when Employee incurs a “separation from service” with the Company within the meaning of Section 409A(a)(2)(A)(i) of the Code and applicable administrative guidance issued thereunder.

ARTICLE IV
COMPENSATION AND BENEFITS

4.1 Base Salary. During the Term, Employee shall receive a minimum, annualized base salary of $__________ (the “Base Salary”). Employee’s Base Salary shall be paid in equal installments in accordance with the Company’s standard policy regarding payment of compensation to employees but no less frequently than monthly.

Bonuses. Employee shall be eligible to receive an annual, calendar-year bonus based on criteria determined by the Board (the “Annual Bonus”). Any Annual Bonus payable pursuant to this Section 4.2 will be paid to Employee no later than March 15 of the calendar year following the calendar year to which the Annual Bonus relates, provided Employee is employed by the Company on such date of payment.

4.2 Benefits. During the Term, Employee shall be entitled to participate in such group life, health, accident, disability or hospitalization insurance plans and retirement plans as the Company may make available to its other similarly situated executive employees as a group, subject to the terms and conditions of any such plans. Employee’s participation in all such plans shall be at a level, and on terms and conditions, that are commensurate with his positions and responsibilities at the Company. Additionally, Employee will be entitled to a vehicle allowance of $______ per month, plus use of a Company-paid gasoline credit card.

4.3 Vacation and Leave. Employee shall be entitled to paid vacation in accordance with the Company’s vacation policy (two weeks during year one and two of employment; three weeks during years three through eight of employment; four weeks during years nine through 19 of employment; and five weeks thereafter; in each case giving credit for Employee’s tenure of service for the Company’s predecessor) but Employee will not take more than two (2) weeks consecutive vacation. Employee shall also be entitled to all paid holidays given by the Company to its employees generally.

4.4 Expenses. The Company shall promptly reimburse Employee for all reasonable business expenses incurred by Employee in performing services hereunder, including all expenses of travel and living expenses while away from home on business or at the request of and in the service of the Company; provided, in each case, that such expenses are incurred and accounted for in accordance with the policies and procedures established by the Company. Any such reimbursement of expenses shall be made by the Company upon or as soon as practicable following receipt of supporting documentation reasonably satisfactory to the Company (but in any event not later than the close of Employee’s taxable year following the taxable year in which the expense is incurred by Employee). In no event shall any reimbursement be made to Employee for such fees and expenses incurred after the date that is one year after the date of Employee’s termination of employment with the Company.

ARTICLE V
PROTECTION OF INFORMATION

5.1 Disclosure to and Property of the Company. For purposes of this Article V, the term “the Company” shall include the Company and any of its affiliates, and any reference to “employment” or similar terms shall include a director, manager and/or consulting relationship. All information, trade secrets, designs, ideas, concepts, improvements, product developments, discoveries and inventions, whether patentable or not, that are conceived, made, developed or acquired by Employee, individually or in conjunction with others, during the period of Employee’s employment by the Company (whether during business hours or otherwise and whether on the Company’s premises or otherwise) that relate to the Company’s business, trade secrets, products or services (including, without limitation, all such information relating to corporate opportunities, product specification, compositions, manufacturing and distribution methods and processes, research, financial and sales data, pricing terms, evaluations, opinions, interpretations, acquisition prospects, the identity of customers or their requirements, the identity of key contacts within the customer’s organizations or within the organization of acquisition prospects, or production, marketing and merchandising techniques, prospective names and marks) and all writings or materials of any type embodying any of such information, ideas, concepts, improvements, discoveries, inventions and other similar forms of expression (collectively, “Confidential Information”) shall be retained for and, to the extent practicable, disclosed to the Company and are and shall be the sole and exclusive property of the Company. Moreover, all documents, videotapes, written presentations, brochures, drawings, memoranda, notes, records, files, correspondence, manuals, models, specifications, computer programs, E-mail, voice mail, electronic databases, maps, architectural renditions and all other writings or materials of any type embodying any of such information, ideas, concepts, improvements, discoveries, inventions and other similar forms of expression that are conceived, made, developed or acquired by Employee individually or in conjunction with others during the period of Employee’s employment by the Company (whether during business hours or otherwise and whether on the Company’s premises or otherwise) that relate to the Company’s business, trade secrets, products or services (collectively, “Work Product”) are and shall be the sole and exclusive property of the Company. Employee agrees to perform all actions reasonably requested by the Company to establish and confirm such exclusive ownership. Upon termination of Employee’s employment by the Company, for any reason, Employee promptly shall deliver such Confidential Information and Work Product, and all copies thereof, to the Company.

5.2 Disclosure to Employee. The Company shall disclose to Employee, or place Employee in a position to have access to or develop, Confidential Information and Work Product of the Company; and shall entrust Employee with business opportunities of the Company; and shall place Employee in a position to develop business good will on behalf of the Company.

5.3 No Unauthorized Use or Disclosure. Employee agrees to use reasonable efforts to preserve and protect the confidentiality of all Confidential Information and of all Work Product containing Confidential Information of the Company and its affiliates. Employee agrees that Employee will not, at any time during or after Employee’s employment with the Company, make any unauthorized disclosure of, and Employee shall not remove from the Company premises, Confidential Information or Work Product of the Company or its affiliates, or make any use thereof, except, in each case, in the carrying out of Employee’s responsibilities hereunder. Employee shall use all reasonable efforts to obligate all persons or entities to whom any Confidential Information shall be disclosed by Employee hereunder to preserve and protect the confidentiality of such Confidential Information. Employee shall have no obligation hereunder to keep confidential any Confidential Information if and to the extent (a) such Confidential Information has become publicly available other than as a result of a breach of this Agreement by Employee or (b) disclosure thereof is specifically required by law; provided, however, that in the event disclosure is required by applicable law, Employee shall provide the Company with prompt notice of such requirement prior to making any such disclosure, so that the Company may seek an appropriate protective order. At the request of the Company at any time, Employee agrees to deliver to the Company all Confidential Information that Employee may possess or control. Employee agrees that all Confidential Information of the Company (whether now or hereafter existing) conceived, discovered or made by Employee during the period of Employee’s employment by the Company exclusively belongs to the Company (and not to Employee), and upon request by the Company for specified Confidential Information, Employee will promptly disclose such Confidential Information to the Company and perform all actions reasonably requested by the Company to establish and confirm such exclusive ownership. Affiliates of the Company shall be third party beneficiaries of Employee’s obligations under this Article V. As a result of Employee’s employment by the Company, Employee may also from time to time have access to, or knowledge of, confidential information or work product of third parties, such as customers, suppliers, partners, joint venturers, and the like, of the Company and its affiliates. Employee also agrees to use reasonable efforts to preserve and protect the confidentiality of such third party Confidential Information and Work Product.

5.4 Ownership by the Company. If, during Employee’s employment by the Company, Employee creates any work of authorship fixed in any tangible medium of expression that is the subject matter of copyright (such as videotapes, written presentations, or acquisitions, computer programs, E-mail, voice mail, electronic databases, drawings, maps, architectural renditions, models, manuals, brochures, or the like) relating to the Company’s business, products, or services, whether such work is created solely by Employee or jointly with others (whether during business hours or otherwise and whether on the Company’s premises or otherwise), including any Work Product, the Company shall be deemed the author of such work if the work is prepared by Employee in the scope of Employee’s employment; or, if the work relating to the Company’s business, products, or services is not prepared by Employee within the scope of Employee’s employment but is specially ordered by the Company as a contribution to a collective work, as a part of a motion picture or other audiovisual work, as a translation, as a supplementary work, as a compilation, or as an instructional text, then the work shall be considered to be work made for hire and the Company shall be the author of the work. If the work relating to the Company’s business, products, or services is neither prepared by Employee within the scope of Employee’s employment nor a work specially ordered that is deemed to be a work made for hire during Employee’s employment by the Company, then Employee hereby agrees to assign, and by these presents does assign, to the Company all of Employee’s worldwide right, title, and interest in and to such work and all rights of copyright therein.

5.5 Assistance by Employee. During the period of Employee’s employment by the Company, Employee shall assist the Company and its nominee, at any time, in the protection of the Company’s or its affiliates’ worldwide right, title and interest in and to Confidential Information and Work Product and the execution of all formal assignment documents requested by the Company or its nominee and the execution of all lawful oaths and applications for patents and registration of copyright in the United States and foreign countries. After Employee’s employment with the Company terminates, at the request from time to time and expense of the Company or its affiliates, Employee shall reasonably assist the Company and its nominee, at reasonable times and for reasonable periods and for reasonable compensation, in the protection of the Company’s or its affiliates’ worldwide right, title and interest in and to Confidential Information and Work Product and the execution of all formal assignment documents requested by the Company or its nominee and the execution of all lawful oaths and applications for patents and registration of copyright in the United States and foreign countries.

5.6 Remedies. Employee acknowledges that money damages would not be a sufficient remedy for any breach of this Article V by Employee, and the Company shall be entitled to enforce the provisions of this Article V by specific performance and injunctive relief as remedies for such breach or any threatened breach. Such remedies shall not be deemed the exclusive remedies for a breach of this Article V but shall be in addition to all remedies available at law or in equity, including the recovery of damages from Employee and Employee’s agents.

ARTICLE VI
STATEMENTS CONCERNING THE COMPANY

6.1 Statements. Each of the Employer and Employee will refrain, both during the period of Employee’s employment by the Company and after the termination thereof, from publishing any oral or written statements about the other party, any of its affiliates or any of the Company’s or such affiliates’ investors, stockholders, partners, directors, managers, officers, employees, consultants, agents or representatives that (a) are slanderous, libelous or defamatory, (b) disclose Confidential Information (other than Confidential Information that has become publicly available other than as a result of a breach of this Agreement by Employee) of the Company, any of its affiliates or any of the Company’s or any such affiliates’ business affairs, investors, stockholders, partners, directors, managers, officers, employees, consultants, agents or representatives, or (c) place the other party, any of the Company’s affiliates, or any of the Company’s or any such affiliates’ directors, managers, officers, employees, consultants, agents or representatives in a false light before the public. A violation or threatened violation of this prohibition may be enjoined by the courts. The rights afforded the parties hereby under this provision are in addition to any and all rights and remedies otherwise afforded by law. The foregoing notwithstanding, nothing shall prevent any party from testifying in any legal proceeding pursuant to a subpoena or other legal process.

ARTICLE VII
EFFECT OF TERMINATION OF EMPLOYMENT ON COMPENSATION

7.1 Effect of Termination of Employment on Compensation.

(a) Benefit Obligation and Accrued Obligation Defined. For purposes of this Agreement, payment of the “Benefit Obligation” shall mean payment by the Company to Employee (or his designated beneficiary or legal representative, as applicable), in accordance with the terms of the applicable plan document, of all vested benefits to which Employee is entitled under the terms of the employee benefit plans and compensation arrangements in which Employee is a participant as of the Date of Termination. “Accrued Obligation” means the sum of (1) Employee’s Base Salary through the Date of Termination, (2) any accrued vacation pay earned by Employee, and (3) any incurred but unreimbursed expenses for which Employee is entitled to reimbursement in accordance with Section 4.5, in each case, to the extent not theretofore paid.

(b) Termination of Employee for Cause. If during the Term Employee’s employment is terminated for Cause, the Company shall pay to Employee the Accrued Obligation within thirty (30) days following the Date of Termination. Following such payment, the Company shall have no further obligations to Employee other than as may be required by law or the terms of an employee benefit plan of the Company. The Company shall pay Employee the Benefit Obligation at the times specified in and in accordance with the terms of the applicable employee benefit plans and compensation arrangements.

(c) Termination of Employee by the Company Without Cause or by Employee with Good Reason. If during the Term Employee’s employment is terminated by the Company without Cause or by Employee with Good Reason, then Employee shall receive the following benefits and compensation from the Company:

(i) the Company shall pay Employee the Accrued Obligation within thirty (30) days following the date of Employee’s Date of Termination;

(ii) the Company shall pay to Employee an amount equal to Employee’s Base Salary for 12 months, with such amount payable in 12 equal monthly installments commencing on the 60th day following Employee’s Date of Termination;

(iii) the Company shall pay Employee the Benefit Obligation at the times specified in and in accordance with the terms of the applicable employee benefit plans and compensation arrangements.

Notwithstanding the foregoing, neither Employee, nor his estate, shall be permitted to specify the taxable year in which a payment described in this Section 7.1(c) shall be paid.

(d) General Release of Claims. Payments to Employee under this Article VII (other than Accrued Obligations and Benefit Obligations) are contingent upon Employee’s execution of a release, substantially in the form attached hereto as Exhibit A, within fifty (50) days of Employee’s Date of Termination that is not revoked by Employee during any applicable revocation period provided in such release (which shall release and discharge the Company and its affiliates, and their officers, directors, managers, employees and agents from any and all claims or causes of action of any kind or character, including but not limited to all claims or causes of action arising out of Employee’s employment with the Company or its affiliates or the termination of such employment). Nothing in this Section 7.1(d) shall be construed to require Employee to execute a release in any form if Employee does not accept payments described in this Section 7.1 other than the Accrued Obligations and Benefit Obligations.

ARTICLE VIII
COVENANTS AGAINST COMPETITION

8.1 Definitions. As used in this Article VIII, the following terms shall have the following meanings:

(a) “Business” means (i) the manufacture, lease or sale of any oilfield services equipment or products, and (ii) the provision of products or services provided by the Company or any of its affiliates during the three (3) year period prior to the Date of Termination. In the event Employee proposes to invest in an entity that would meet the definition of Business only because of the activities of an affiliate of the Company, Employee may request a waiver of the provisions of this Article VIII in writing and the Company many not unreasonably withhold its consent to such waivers if Employee had only immaterial access to the market analyses, marketing practices, technology, clients and prospective clients of the affiliate, and other confidential information, goodwill and trade secrets that are among the assets of the affiliate.

(b) “Governmental Authority” means any governmental, quasi-governmental, state, county, city or other political subdivision of the United States or any other country, or any agency, court or instrumentality, foreign or domestic, or statutory or regulatory body thereof.

(c) “Legal Requirement” means any law, statute, code, ordinance, order, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, authorization, or other directional requirement (including, without limitation, any of the foregoing that relates to environmental standards or controls, energy regulations and occupational, safety and health standards or controls including those arising under environmental laws) of any Governmental Authority.

(d) “Prohibited Period” means the period during which Employee is employed by the Company hereunder and a period of 12 months following Employee’s Date of Termination.

(e) “Restricted Area” means the United States of America and any other jurisdiction in which the Company has performed services or otherwise engaged in activities for the purpose of performing services during the three (3) year period prior to the Closing Date and any country or subdivision thereof in which the Company or its affiliates engages in the Business during the Prohibited Period. With respect to the Business of an affiliate of Company, the term “Restricted Area” means the trade area of the affiliate existing on the date of termination of Employee’s employment with the Company.

8.2 Non-Competition and Non-Solicitation. Employee presently has specialized knowledge of the market analyses, marketing practices, technology, clients and prospective clients of the Company, and other confidential information, goodwill and trade secrets that were among the assets of the Company prior to the closing of the Purchase Agreement. Employee acknowledges his expertise and specialized knowledge of research and development, and other Confidential Information of the Company. Employee will continue to obtain and develop specialized knowledge of Confidential Information of the Company and its affiliates and the business of the Company through his continued involvement in the business of the Company, including his employment under this Agreement. The Company’s promise to provide Employee with this Confidential Information is an essential part of the Company’s agreement to employ Employee pursuant to this Agreement.

To induce the Purchaser to carry out the Purchase Agreement, and in consideration of the Company’s promises and undertakings in this Agreement, including the promise to provide specialized training and knowledge, the promise to provide Employee access to and control of Confidential Information that the Company and its affiliates will continue to develop and/or receive and that Employee will have access to through the Term, and to ensure the protection of the Company’s and its affiliates’ Confidential Information during Employee’s employment and thereafter, the Company and Employee agree and covenant that during the Prohibited Period:

(a) Employee shall not, for whatever reason and with or without cause, either individually or in partnership or jointly or in conjunction with any Person or Persons as principal, agent, employee, stockholder, owner, investor, partner or in any other manner whatsoever (other than a holding of shares listed on a United States stock exchange or automated quotation system that does not exceed one percent of the outstanding shares so listed), owner, investor, partner or in any other manner whatsoever, directly or indirectly, (A) engage in the Business or otherwise compete with the Company or any of its affiliates in the Business in the Restricted Area, (B) solicit business from, or provide services to, any of the customers or accounts of the Company or any of its affiliates in the Business for the Restricted Area, or (C) become the employee of, or otherwise render services to or on behalf of, any enterprise where the division or department in which Employee works competes with such Business of the Company or any of its affiliates; and

(b) Employee shall not, directly or indirectly, either for himself or any other person, (A) induce or attempt to induce any employee of the Company or any of its affiliates to leave the employ of the Company or any of its affiliates, (B) in any way interfere with the relationship between the Company or any of its affiliates and any employee of the Company or any of its affiliates, (C) employ, or otherwise engage as an employee, independent contractor or otherwise, any employee of the Company or any of its affiliates, or (D) induce or attempt to induce any customer, supplier, licensee or business relation of the Company or any of its affiliates to cease doing business with the Company or any of its affiliates or in any way interfere with the relationship between any customer, supplier, licensee or business relation of the Company or any of its affiliates.

8.3 Relief. Employee and the Company agree and acknowledge that the limitations as to time, geographical area and scope of activity to be restrained as set forth in Section 8.2 hereof are reasonable and do not impose any greater restraint than is necessary to protect the legitimate business interests of the Company. Employee and the Company also acknowledge that money damages would not be sufficient remedy for any breach of this Article VIII by Employee, and the Company or its affiliates shall be entitled to enforce the provisions of this Article VIII by terminating payments then owing to Employee under this Agreement or otherwise and to seek in a court of competent jurisdiction specific performance and injunctive relief as remedies for such breach or any threatened breach; provided, however, that such termination of payments owing to Executive under this Agreement or otherwise may not occur in the absence of a breach of this Article VIII by Employee. Such remedies shall not be deemed the exclusive remedies for a breach of this Article VIII but shall be in addition to all remedies available at law or in equity, including the recovery of damages from Employee and Employee’s agents.

8.4 Reasonableness; Enforcement. Employee hereby represents to the Company that Employee has read and understands, and agrees to be bound by, the terms of this Article VIII. Employee acknowledges that the duration of the covenants contained in this Article VIII are the result of arm’s-length bargaining and are fair and reasonable in light of (a) the nature of the operations of the Company’s Business, (b) Employee’s level of control over and contact with the Company’s Business in all jurisdictions in which it is conducted, and (c) the amount of compensation, trade secrets and Confidential Information that Employee is receiving in connection with the performance of Employee’s duties hereunder. It is the desire and intent of the parties that the provisions of this Article VIII be enforced to the fullest extent permitted under applicable Legal Requirements, whether now or hereafter in effect and therefore, to the extent permitted by applicable Legal Requirements, Employee and the Company hereby waive any provision of applicable Legal Requirements that would render any provision of this Article VIII invalid or unenforceable. It is specifically agreed that the period specified in Section 8.2 shall be computed by excluding from that computation any time during which Employee is in violation of any provision of Section 8.2.

8.5 Reformation. The Company and Employee agree that the foregoing restrictions are reasonable under the circumstances and that any breach of the covenants contained in this Article VIII would cause irreparable injury to the Company. Employee expressly represents that enforcement of the restrictive covenants set forth in this Article VIII will not impose an undue hardship upon Employee or any person or entity affiliated with Employee. Nevertheless, if any of the aforesaid restrictions are found by a court of competent jurisdiction to be unreasonable, or overly broad as to time, or otherwise unenforceable, the parties intend for the restrictions herein set forth to be modified by the court making such determination so as to be reasonable and enforceable and, as so modified, to be fully enforced. By agreeing to this contractual modification prospectively at this time, the Company and Employee intend to make this provision enforceable under the law or laws of all applicable jurisdictions so that the entire agreement not to compete and this Agreement as prospectively modified shall remain in full force and effect and shall not be rendered void or illegal. Such modification shall not affect the payments made to Employee under this Agreement.

ARTICLE IX
MISCELLANEOUS

9.1 Notices. For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given (a) when received if delivered personally or by courier, (b) on the date receipt is acknowledged if delivered by certified mail, postage prepaid, return receipt requested or (c) one day after transmission if sent by facsimile transmission with confirmation of transmission, as follows:

If to Employee, addressed to:	[Name]
[Address]

If to the Company, addressed to:	c/o Aly Energy Services, Inc. Attn: Chief Executive Officer 3 Riverway, Suite 920 Houston, Texas 77056 Facsimile: (713) 333-4004

or to such other address as either party may furnish to the other in writing in accordance herewith, except that notices or changes of address shall be effective only upon receipt.

9.2 Applicable Law; Submission to Jurisdiction.

(a) This Agreement is entered into under, and shall be governed for all purposes by, the laws of the State of Texas, without regard to conflicts of laws principles thereof.

(b) With respect to any claim or dispute related to or arising under this Agreement, the parties hereto hereby consent to the exclusive jurisdiction, forum and venue of the state and federal courts located in the State of Texas.

9.3 Litigation. Employee agrees to cooperate, in a reasonable and appropriate manner, with the Company and its attorneys, both during and after the termination of his employment, in connection with any litigation or other proceeding arising out of or relating to matters in which Employee was involved prior to the termination of his employment to the extent the Company pays all expenses Employee incurs in connection with such cooperation and to the extent such cooperation does not unduly interfere (as determined by Employee in good faith) with Employee’s personal or professional schedule.

9.4 Dispute Resolution. Except as provided otherwise in Sections 5.6, 6.1 and 8.3, all claims, demands, causes of action, disputes, controversies or other matters in question (“Claims”) arising out of this Agreement or Employee’s service (or termination from service) with the Company, whether arising in contract, tort or otherwise and whether provided by statute, equity or common law, that the Company may have against Employee or that Employee may have against the Company, or its parents or subsidiaries, or against each of the foregoing entities’ respective officers, directors, employees or agents in their capacity as such or otherwise, shall be settled in accordance with the procedures described in Section 9.4(a) and (b). Claims covered by this Section 9.4 include, without limitation, claims by Employee for breach of this Agreement, wrongful termination, discrimination (based on age, race, sex, disability, national origin, sexual orientation, or any other factor), harassment and retaliation.

(a) Agreement to Negotiate. First, the parties shall attempt in good faith to resolve any Claims promptly by negotiations between Employee and executives or directors of the Company or its affiliates who have authority to settle the Claims. Either party may give the other disputing party written notice of any Claim not resolved in the normal course of business. Within five days after the effective date of that notice, Employee and such executives or directors of the Company shall agree upon a mutually acceptable time and place to meet and shall meet at that time and place, and thereafter as often as they reasonably deem necessary, to exchange relevant information and to attempt to resolve the Claim. The first of those meetings shall take place within 30 days of the date of the disputing party’s notice. If the Claim has not been resolved within 60 days of the date of the disputing party’s notice, or if the parties fail to agree on a time and place for an initial meeting within five days of that notice, either party may elect to undertake arbitration in accordance with Section 9.4(b).

(b) Agreement to Arbitrate. If a Claim is not resolved by negotiation pursuant to Section 9.4(a), such Claim must be resolved through arbitration regardless of whether the Claim involves claims that the Agreement is unlawful, unenforceable, void, or voidable or involves claims under statutory, civil or common law. Any arbitration shall be conducted in accordance with the then-current Employment Arbitration Rules of the American Arbitration Association (“AAA”). If a party refuses to honor its obligations under this Section 9.4(b), the other party may compel arbitration any federal or state court of competent jurisdiction. The arbitrator shall apply the substantive law of Texas (excluding choice-of-law principles that might call for the application of some other jurisdiction’s law) or federal law, or both as applicable to the Claims asserted. The arbitrator shall have exclusive authority to resolve any dispute relating to the interpretation, applicability or enforceability or formation of this Agreement (including this Section 9.4), including any claim that all or part of the Agreement is void or voidable and any Claim that an issue is not subject to arbitration. The results of arbitration will be binding and conclusive on the parties hereto. Any arbitrator’s award or finding or any judgment or verdict thereon will be final and unappealable. The seat of arbitration shall be in Harris County in the State of Texas, and unless agreed otherwise by the parties, all hearings shall take place at the seat. Any and all of the arbitrator’s orders, decisions and awards may be enforceable in, and judgment upon any award rendered by the arbitrator may be confirmed and entered by any federal or state court having jurisdiction. All evidentiary privileges under applicable state and federal law, including attorney-client, work product and party communication privileges, shall be preserved and protected. The decision of the arbitrator will be binding on all parties. Arbitrations will be conducted in such a manner that the final decision of the arbitrator will be made and provided to Employee and the Company no later than 120 days after a matter is submitted to arbitration. All proceedings conducted pursuant to this agreement to arbitrate, including any order, decision or award of the arbitrators, shall be kept confidential by all parties. Each party shall pay its own attorneys fees and disbursements and other costs of arbitration. The arbitrator’s fees shall be borne by the nonprevailing party or by such party or parties as the arbitrator shall determine. EMPLOYEE ACKNOWLEDGES THAT, BY SIGNING THIS AGREEMENT, EMPLOYEE IS WAIVING ANY RIGHT THAT EMPLOYEE MAY HAVE TO A JURY TRIAL OR A COURT TRIAL OF ANY SERVICE RELATED CLAIM ALLEGED BY EMPLOYEE.

9.5 No Waiver. No failure by either party hereto at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

9.6 Severability. If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of that provision shall not affect the validity or enforceability of any other provision of this Agreement, and all other provisions shall remain in full force and effect.

9.7 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

9.8 Withholding of Taxes and Other Employee Deductions. The Company may withhold from any benefits and payments made pursuant to this Agreement all federal, state, city and other applicable taxes and withholdings as may be required pursuant to any law or governmental regulation or ruling and all other customary deductions made with respect to the Company’s employees generally.

9.9 Headings. The Section headings have been inserted for purposes of convenience and shall not be used for interpretive purposes.

9.10 Gender and Plurals. Wherever the context so requires, the masculine gender includes the feminine or neuter, and the singular number includes the plural and conversely.

9.11 Affiliate. As used in this Agreement, the term “affiliate” as used with respect to a particular person or entity shall mean any other person or entity which owns or controls, is owned or controlled by, or is under common ownership or control with, such particular person or entity.

9.12 Successors. This Agreement shall be binding upon and inure to the benefit of the Company and any successor of the Company. Except as provided in the preceding sentence, this Agreement, and the rights and obligations of the parties hereunder, are personal and neither this Agreement, nor any right, benefit or obligation of either party hereto, shall be subject to voluntary or involuntary assignment, alienation or transfer, whether by operation of law or otherwise, without the prior written consent of the other party. In addition, any payment owed to Employee hereunder after the date of Employee’s death shall be paid to Employee’s estate.

9.13 Term. Termination of this Agreement shall not affect any right or obligation of any party which is accrued or vested prior to such termination. Without limiting the scope of the preceding sentence, the provisions of Articles V, VI, VII, VIII and IX shall survive any termination of the employment relationship and/or of this Agreement.

9.14 Entire Agreement. Except as provided in any signed written agreement contemporaneously or hereafter executed by the Company and Executive, this Agreement constitutes the entire agreement of the parties with regard to the subject matter hereof, and contains all the covenants, promises, representations, warranties and agreements between the parties with respect to employment of Executive by the Company. Without limiting the scope of the preceding sentence, all understandings and agreements preceding the date of execution of this Agreement and relating to the subject matter hereof are hereby null and void and of no further force and effect.

9.15 Modification; Waiver. Any modification to or waiver of this Agreement shall be effective only if it is in writing and signed by the parties to this Agreement; provided that the Company may, with prospective or retroactive effect, amend this Agreement at any time (to the extent Employee is not adversely affected by such amendment), if determined to be reasonably necessary to comply with administrative guidance issued under Section 409A of the Code or to comply with the provisions of Section 409A of the Code.

9.16 Compliance with Section 409A of the Code. Each payment under this Agreement, including each payment in a series of installment payments, is intended to be a separate payment for purposes of Treas. Reg. § 1.409A-2(b), and is intended to be: (i) exempt from Section 409A of the Code, the regulations and other binding guidance promulgated thereunder (“Section 409A”), including, but not limited to, by compliance with the short-term deferral exemption as specified in Treas. Reg. § 1.409A-1(b)(4) and the involuntary separation pay exception within the meaning of Treas. Reg. § 1.409A-1(b)(9)(iii), or (ii) in compliance with Section 409A, including, but not limited to, being paid pursuant to a fixed schedule or specified date pursuant to Treas. Reg. § 1.409A-3(a) and the provisions of this Agreement will be administered, interpreted and construed accordingly. Notwithstanding the foregoing provisions of this Agreement, if the payment of any severance compensation or severance benefits under Article VII would be subject to additional taxes and interest under Section 409A because the timing of such payment is not delayed as provided in Section 409A(a)(2)(B)(i) of the Code, and Employee constitutes a specified employee within the meaning of Section 409A(a)(2)(B)(i) of the Code, then any such payments that Employee would otherwise be entitled to during the first six months following Employee’s separation from service within the meaning of Section 409A(a)(2)(A)(i) of the Code shall be accumulated and paid on the date that is six months after Employee’s separation from service (or if such payment date does not fall on a business day of the Company, the next following business day of the Company), or such earlier date upon which such amount can be paid under Section 409A without being subject to such additional taxes and interest.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

ALY CENTRIFUGE INC.

Date	By:

Exhibit A

Form of Waiver and Release Agreement

Aly Centrifuge Inc. has offered to pay me certain benefits (the “Benefits”) pursuant to Section 7.1(c) of my employment agreement with Aly Centrifuge Inc., dated as of April 15, 2014 (the “Employment Agreement”), which were offered to me in exchange for my agreement, among other things, to waive all of my claims against and release Aly Centrifuge Inc. and its predecessors, successors and assigns (collectively referred to as the “Company”), all of the affiliates (including parents and subsidiaries) of the Company (collectively referred to as the “Affiliates”) and the Company’s and Affiliates’ directors and officers, employees and agents, insurers, employee benefit plans and the fiduciaries and agents of said plans (collectively, with the Company and Affiliates, referred to as the “Corporate Group”) from any and all claims, demands, actions, liabilities and damages arising out of or relating in any way to my employment with or separation from the Company or the Affiliates; provided, however, that this Waiver and Release shall not apply to (1) any existing right I have to indemnification, contribution and a defense, (2) any directors and officers and general liability insurance coverage, (3) any rights I may have as a shareholder of the Company, (4) any rights I have to the Benefits, and (5) any rights which cannot be waived or released as a matter of law.

I understand that signing this Waiver and Release is an important legal act. I acknowledge that the Company has advised me in writing to consult an attorney before signing this Waiver and Release and has given me at least 21 days from the day I received a copy of this Waiver and Release to sign it.

In exchange for the payment to me of Benefits, I, among other things, (1) agree not to sue in any local, state and/or federal court regarding or relating in any way to my employment with or separation from the Company or the Affiliates, (2) knowingly and voluntarily waive all claims and release the Corporate Group from any and all claims, demands, actions, liabilities, and damages, whether known or unknown, arising out of or relating in any way to my employment with or separation from the Company or the Affiliates and (3) waive any rights that I may have under any of the Company’s involuntary severance benefit plans, except to the extent that my rights are vested under the terms of employee benefit plans sponsored by the Company or the Affiliates and except with respect to such rights or claims as may arise after the date this Waiver and Release is executed. This Waiver and Release includes, but is not limited to, claims and causes of action under: Title VII of the Civil Rights Act of 1964, as amended (“Title VII”); the Age Discrimination in Employment Act of 1967, as amended, including the Older Workers Benefit Protection Act of 1990 (“ADEA”); the Civil Rights Act of 1866, as amended; the Civil Rights Act of 1991; the Americans with Disabilities Act of 1990 (“ADA”); the Energy Reorganization Act, as amended, 42 U.S.C. §§ 5851; the Workers Adjustment and Retraining Notification Act of 1988; the Sarbanes-Oxley Act of 2002; the Employee Retirement Income Security Act of 1974, as amended; the Family and Medical Leave Act of 1993; the Fair Labor Standards Act; the Occupational Safety and Health Act; claims in connection with workers’ compensation or “whistle blower” statutes; and/or contract, tort, defamation, slander, wrongful termination or any other state or federal regulatory, statutory or common law. Further, I expressly represent that no promise or agreement which is not expressed in the Employment Agreement has been made to me in executing this Waiver and Release, and that I am relying on my own judgment in executing this Waiver and Release, and that I am not relying on any statement or representation of the Company, any of the Affiliates or any other member of the Corporate Group or any of their agents. I agree that this Waiver and Release is valid, fair, adequate and reasonable, is entered into with my full knowledge and consent, was not procured through fraud, duress or mistake and has not had the effect of misleading, misinforming or failing to inform me.

Notwithstanding the foregoing, nothing contained in this Waiver and Release is intended to prohibit or restrict me in any way from (1) bringing a lawsuit against the Company to enforce the Company’s obligations under the Employment Agreement; (2) making any disclosure of information required by law; (3) providing information to, or testifying or otherwise assisting in any investigation or proceeding brought by, any federal regulatory or law enforcement agency or legislative body, any self-regulatory organization, or the Company’s legal, compliance or human resources officers; (4) testifying or participating in or otherwise assisting in a proceeding relating to an alleged violation of any federal, state or municipal law relating to fraud or any rule or regulation of the Securities and Exchange Commission or any self-regulatory organization; or (5) filing any claims that are not permitted to be waived or released under applicable law (although my ability to recover damages or other relief is still waived and released to the extent permitted by law).

Should any of the provisions set forth in this Waiver and Release be determined to be invalid by a court, agency or other tribunal of competent jurisdiction, it is agreed that such determination shall not affect the enforceability of other provisions of this Waiver and Release. I acknowledge that this Waiver and Release and the Employment Agreement set forth the entire understanding and agreement between me and the Company or any other member of the Corporate Group concerning the subject matter of this Waiver and Release and supersede any prior or contemporaneous oral and/or written agreements or representations, if any, between me and the Company or any other member of the Corporate Group. I understand that for a period of 7 calendar days following the date that I sign this Waiver and Release, I may revoke my acceptance of the offer, provided that my written statement of revocation is received on or before that seventh day by Chief Financial Officer, Aly Centrifuge Inc. c/o Aly Energy Services, Inc., 3 Riverway, Suite 920, Houston, Texas 77506, facsimile number: (713) 333-4004, in which case the Waiver and Release will not become effective. In the event I revoke my acceptance of this offer, the Company shall have no obligation to provide me Benefits. I understand that failure to revoke my acceptance of the offer within 7 calendar days from the date I sign this Waiver and Release will result in this Waiver and Release being permanent and irrevocable.

I acknowledge that I have read this Waiver and Release, have had an opportunity to ask questions and have it explained to me and that I understand that this Waiver and Release will have the effect of knowingly and voluntarily waiving any action I might pursue, including breach of contract, personal injury, retaliation, discrimination on the basis of race, age, sex, national origin, or disability and any other claims arising prior to the date of this Waiver and Release. By execution of this document, I do not waive or release or otherwise relinquish any legal rights I may have which are attributable to or arise out of acts, omissions, or events of the Company or any other member of the Corporate Group which occur after the date of the execution of this Waiver and Release.

Employee’s Printed Name	Company Representative

Employee’s Signature	Company’s Execution Date

Employee’s Signature Date	Employee’s Social Security Number

EXHIBIT D

FORM OF REGISTRATION RIGHTS AGREEMENT

REGISTRATION RIGHTS AGREEMENT

This Registration Rights Agreement (this “Agreement”) is made and entered into as of April 15, 2014, by and among Aly Centrifuge Inc., a Delaware corporation (the “Company”), Aly Energy Services, Inc., a Delaware corporation (the “Parent”), and the holders listed on Schedule I hereto (the “Holders”).

WHEREAS, the Company has, pursuant to that certain Asset Purchase Agreement, Stock Purchase Agreement and Merger Agreement, dated as of April 11, 2014, to which the Parent, the Company and the Holders are parties (the “Purchase Agreement”), issued shares of the Company’s Preferred Stock, par value $.01 per share (such shares, together with additional shares to be issued as payment-in-kind dividends thereon, being collectively referred to herein as the “Preferred Stock”); and

WHEREAS, the shares of Preferred Stock are exchangeable for shares of the Parent’s Common Stock, par value $.001 per share (the “Parent Stock”); and

WHEREAS, it is a condition to the closing (the “Closing”) of the transactions contemplated by the Purchase Agreement that the Parent, the Company and the Holders enter into this Agreement at or prior to the Closing in order to grant the Holders certain registration rights as set forth herein.

NOW, THEREFORE, IN CONSIDERATION of the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company, the Parent and the Holders agree as follows:

1. Definitions. Capitalized terms used and not otherwise defined herein that are defined in the Purchase Agreement shall have the meanings given such terms in the Purchase Agreement. As used in this Agreement, the following terms shall have the respective meanings set forth in this Section 1:

“Affiliate” of any Person shall mean any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person. For purposes of this definition, “control” when used with respect to any Person has the meaning specified in Rule 12b-2 under the Exchange Act; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Business Day” means a day that is a Monday, Tuesday, Wednesday, Thursday or Friday and is not a day on which banking institutions in New York, New York generally are authorized or obligated by law, regulation or executive order to close.

“Commission” means the Securities and Exchange Commission or any other federal agency then administering the Securities Act or Exchange Act.

“Electing Holders” means (i) the Holders (if such Holders then hold Registrable Securities) and (ii) the Holder or Holders (as applicable) of no less than a majority of the then outstanding Registrable Securities.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Freely Tradable” means, with respect to any security, a security (a) that is eligible to be sold by the Holder thereof without any volume or manner of sale restrictions under the Securities Act pursuant to Rule 144, (b) which bears no legends restricting the transfer thereof and (c) bears an unrestricted CUSIP number (if held in global form).

“Holder” or “Holders” means the holder or holders, as the case may be, from time to time of Registrable Securities.

“Indemnified Party” shall have the meaning set forth in Section 5(c).

“Indemnifying Party” shall have the meaning set forth in Section 5(c).

“Losses” shall have the meaning set forth in Section 5(a).

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Proceeding” means an action, claim, suit, investigation or proceeding (including, without limitation, an investigation or partial proceeding, such as a deposition), whether commenced or known to the Parent to be threatened.

“Prospectus” means the prospectus included in a Registration Statement (including, without limitation, a prospectus that includes any information previously omitted from a prospectus filed as part of an effective registration statement in reliance upon Rule 430A promulgated under the Securities Act), as amended or supplemented by any prospectus supplement, with respect to the terms of the offering of any portion of the Registrable Securities covered by a Registration Statement, and all other amendments and supplements to the Prospectus, including post-effective amendments, and all material incorporated by reference or deemed to be incorporated by reference in such Prospectus.

“Registrable Securities” means (i) the Parent Stock issuable or issued by Parent upon exchange of the Preferred Stock and (ii) any securities issued as (or issuable upon the conversion or exercise of any warrant, right or other security that is issued as) a dividend, stock split, recapitalization or other distribution with respect to, or in exchange for, or in replacement of, the foregoing; provided, however, that the term “Registrable Securities” shall exclude in all cases any securities (i) sold or exchanged by a Person pursuant to an effective registration statement under the Act or in compliance with Rule 144 of the Act or (ii) that are Freely Tradable (it being understood that, for purposes of determining eligibility for resale under clause (ii) of this proviso, no securities held by any Holders shall be considered Freely Tradable to the extent such Holders reasonably determines that it is an “affiliate” (as defined under Rule 144) of the Parent).

“Registration Statement” means a registration statement which is required to register the resale of the Registrable Securities, and including the Prospectus, amendments and supplements to each such registration statement or Prospectus, including pre- and post-effective amendments, all exhibits thereto, and all material incorporated by reference or deemed to be incorporated by reference in such registration statement.

“Rule 144” means Rule 144 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule.

“Rule 415” means Rule 415 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule.

“Rule 424” means Rule 424 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule.

“Rule 433” means Rule 433 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule.

“Securities Act” means the Securities Act of 1933, as amended.

“Trading Day” means a day during which trading in the Common Stock generally occurs.

“Trading Market” means the principal national securities exchange on which the Common Stock is listed.

2. Piggyback Registration.

(a) In the event that Parent decides at any time to register any of the Parent’s securities either for the Parent’s own account or the account of a security holder or holders, other than a registration on Form S-8 relating solely to employee benefit plans, the offer and sale of debt securities, or a corporate reorganization or other transaction on Form S-4 (or any successor form), then the Parent will:

(i) promptly give to each Holder written notice thereof; and

(ii) use its best efforts to include in such registration (and any related qualification under blue sky securities laws or other compliance) and include in any underwriting involved therein all the Registrable Securities specified in a written request or requests made by any Holder and received by the Parent within 30 days after written notice is delivered by the Parent. Such request by a Holder may specify all or a part of such Holder’s Registrable Securities. If a Holder decides not to include all of its Registrable Securities in any registration statement thereafter filed by the Parent, then such Holder shall nevertheless continue to have the right to include any of its Registrable Securities in any subsequent registration statement or registration statements as may be filed by the Parent with respect to offerings of its securities, all upon the terms and conditions set forth herein.

(b) If the registration for which the Parent gives notice is for a registered public offering involving an underwriting, then the Parent will so advise the Holders. In such event, any Holder’s right to registration pursuant to this Section 2 will be conditioned upon such Holder’s participation in such underwriting and each Holder participating shall complete and execute all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents reasonably required under the terms of such underwriting arrangements, and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their Registrable Securities through such underwriting will (together with the Parent and the other holders of Parent securities with registration rights to participate therein) enter into an underwriting agreement in customary form with the representative of the underwriter or underwriters selected by the Parent and reasonably acceptable to a majority in interest of the Holders’ Registrable Securities included in such underwriting.

(c) Notwithstanding any other provision of this Section 2, if the underwriters’ representative advises the Parent in writing that marketing factors require a limitation on the number of shares to be underwritten, then the underwriters’ representative may (subject to the limitations set forth below) limit the number of Registrable Securities to be included in, the registration and underwriting, but in no event shall the amount of securities of the selling Holders included in the offering be reduced unless the securities of any other selling stockholders included in the offering are first excluded. The Parent will so advise all Holders of securities requesting registration, and the number of shares of securities that are entitled to be included in the registration and underwriting will, subject to the immediately preceding sentence, be allocated first to the Parent for securities being sold for the Parent’s own account and thereafter to the Holders. If any Person does not agree to the terms of any such underwriting, then such Person will be excluded from the underwriting by written notice from the Parent or the underwriter. Any Registrable Securities or other securities excluded or withdrawn from such underwriting will be withdrawn from such registration. To facilitate the allocation of shares in accordance with the foregoing provisions, the Parent or the underwriter(s) may round the number of shares allocated to any Holder to the nearest 100 shares.

(d) The piggyback registration rights granted under this Section 2 shall automatically terminate as of the date and time at which all of the Registrable Securities are Freely Tradable.

3. Registration Procedures. In connection with the Parent’s registration obligations hereunder, the Parent shall:

(a) Not less than five Trading Days prior to the filing of a Registration Statement or any related Prospectus or any amendment or supplement thereto, the Parent shall furnish to the Holders copies of all such documents proposed to be filed, which documents (other than those incorporated by reference) will be subject to the review of such Holders. Except as required by law, the Parent shall not file a Registration Statement or any such Prospectus or any amendments or supplements thereto to which the Electing Holders shall reasonably object in good faith.

(b) Use commercially reasonable efforts to (i) prepare and file with the Commission such amendments, including post-effective amendments, to each Registration Statement and the Prospectus used in connection therewith as may be necessary to keep such Registration Statement continuously effective as to the applicable Registrable Securities and prepare and file with the Commission such additional Registration Statements in order to register for resale under the Securities Act all of the Registrable Securities; (ii) cause the related Prospectus to be amended or supplemented by any required Prospectus supplement, and as so supplemented or amended to be filed pursuant to Rule 424; and (iii) respond as promptly as reasonably possible, and in any event within ten Trading Days, to any comments received from the Commission with respect to each Registration Statement or any amendment thereto and, as promptly as reasonably possible provide the Holders true and complete copies of all correspondence from and to the Commission relating to such Registration Statement that pertains to the Holders as Selling Stockholders but not any comments that would result in the disclosure to the Holders of material and non-public information concerning the Parent or its subsidiaries.

(c) Comply in all material respects with the provisions of the Securities Act and the Exchange Act with respect to the Registration Statements and the disposition of all Registrable Securities covered by each Registration Statement.

(d) Notify the Holders as promptly as reasonably possible (and, in the case of (i)(A) below, not less than three Trading Days prior to such filing) and (if requested by any such Person) confirm such notice in writing no later than one Trading Day following the day: (i)(A) when a Prospectus or any Prospectus supplement or post-effective amendment to a Registration Statement is proposed to be filed; (B) when the Commission notifies the Parent whether there will be a “review” of such Registration Statement and whenever the Commission comments in writing on such Registration Statement (in which case the Parent shall provide true and complete copies thereof and all written responses thereto to each of the Holders that pertain to the Holders as a Selling Stockholder or to the Plan of Distribution, but not information which the Parent believes would constitute material and non-public information); and (C) with respect to each Registration Statement or any post-effective amendment, when the same has been declared effective; (ii) of any request by the Commission or any other Federal or state governmental authority for amendments or supplements to a Registration Statement or Prospectus or for additional information that pertains to the Holders as Selling Stockholders or the Plan of Distribution; (iii) of the issuance by the Commission of any stop order suspending the effectiveness of a Registration Statement covering any or all of the Registrable Securities or the initiation of any Proceedings for that purpose; (iv) of the receipt by the Parent of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Registrable Securities for sale in any jurisdiction, or the initiation or threatening of any Proceeding for such purpose; and (v) of the occurrence of any event or passage of time that makes the financial statements included in a Registration Statement ineligible for inclusion therein or any statement made in such Registration Statement or Prospectus or any document incorporated or deemed to be incorporated therein by reference untrue in any material respect or that requires any revisions to such Registration Statement, Prospectus or other documents so that, in the case of such Registration Statement or the Prospectus, as the case may be, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(e) Use its commercially reasonable efforts to avoid the issuance of, or, if issued, obtain the withdrawal of (i) any order suspending the effectiveness of a Registration Statement, or (ii) any suspension of the qualification (or exemption from qualification) of any of the Registrable Securities for sale in any jurisdiction, at the earliest practicable moment.

(f) Furnish to each Holder, without charge, at least one conformed copy of each Registration Statement and each amendment thereto and all exhibits to the extent requested by such Person (including those incorporated by reference) promptly after the filing of such documents with the Commission; provided, that the Parent shall have no obligation to provide any document pursuant to this clause that is available on the EDGAR system.

(g) Promptly deliver to each Holder, without charge, as many copies of each Prospectus or Prospectuses (including each form of prospectus) and each amendment or supplement thereto as such Persons may reasonably request. The Parent hereby consents to the use of such Prospectus and each amendment or supplement thereto by each of the selling Holders in connection with the offering and sale of the Registrable Securities covered by such Prospectus and any amendment or supplement thereto.

(h) Prior to any public offering of Registrable Securities, use its commercially reasonable efforts to register or qualify or cooperate with the selling Holders in connection with the registration or qualification (or exemption from such registration or qualification) of such Registrable Securities for offer and sale under the securities or Blue Sky laws of those jurisdictions within the United States as any Holder reasonably requests in writing to keep each such registration or qualification (or exemption therefrom) effective and to do any and all other acts or things necessary or advisable to enable the disposition in such jurisdictions of the Registrable Securities covered by the Registration Statements; provided, that the Parent shall not be required to qualify generally to do business in any jurisdiction where it is not then so qualified or subject the Parent to any material tax in any such jurisdiction where it is not then so subject.

(i) Cooperate with the Holders to facilitate the timely preparation and delivery of certificates representing Registrable Securities to be delivered to a transferee pursuant to the Registration Statements, which certificates shall be free, to the extent permitted by the Purchase Agreement, of all restrictive legends, and to enable such Registrable Securities to be in such denominations and registered in such names as any such Holders may request. In connection therewith, if required by the Parent’s transfer agent, the Parent shall promptly after the effectiveness of the Registration Statement cause an opinion of counsel as to the effectiveness of the Registration Statement to be delivered to and maintained with its transfer agent, together with any other authorizations, certificates and directions required by the transfer agent which authorize and direct the transfer agent to issue such Registrable Securities without legend upon sale by the holder of such shares of Registrable Securities under the Registration Statement.

(j) As promptly as reasonably possible, prepare a supplement or amendment, including a post-effective amendment, if required by applicable law, to the affected Registration Statements or a supplement to the related Prospectus or any document incorporated or deemed to be incorporated therein by reference, and file any other required document so that, as thereafter delivered, no Registration Statement nor any Prospectus will contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(k) In connection with filing any Registration Statement, the Parent may require each selling Holder to furnish to the Parent a certified statement as to the securities of the Parent (including shares of Common Stock and Preferred Stock) beneficially owned by such Holder and any Affiliate thereof.

(l) In the event the Holders seek to complete an underwritten offering, for a reasonable period prior to the filing of any Registration Statement and throughout the period during which Registrable Securities are sold thereunder, make available upon reasonable notice at the Parent’s principal place of business or such other reasonable place for inspection by the Holders (and the managing underwriter or underwriters selected in accordance with Section 3(m)), such financial and other information and books and records of the Parent, and cause the officers, employees, counsel and independent certified public accountants of the Parent to respond to such inquiries, as shall be reasonably necessary (and in the case of counsel, not violate an attorney-client privilege, in such counsel’s reasonable belief), in the judgment of legal counsel to the Holders (and legal counsel for such managing underwriter or underwriters), to conduct a reasonable investigation within the meaning of Section 11 of the Securities Act; provided, however, that the foregoing inspection and information gathering on behalf of the Holders (and any managing underwriter or underwriters) shall be conducted by legal counsel to the Holders (and legal counsel to such managing underwriter or underwriters); and provided further that each such party shall be required to maintain in confidence and not to disclose to any other Person any information or records reasonably designated by the Parent as being confidential, until such time as (A) such information becomes a matter of public record (whether by virtue of its inclusion in the Registration Statement or in any other manner other than through the release of such information by any Person afforded access to such information pursuant hereto), or (B) such Person shall be required so to disclose such information pursuant to a subpoena or order of any court or other governmental agency or body having jurisdiction over the matter (subject to the requirements of such order, and only after such Person shall have given the Parent prompt prior written notice of such requirement).

(m) The Holders may distribute the Registrable Securities by means of an underwritten offering; provided that (i) the Electing Holders provide written notice to the Parent of their intention to distribute Registrable Securities by means of an underwritten offering, (ii) the managing underwriter or underwriters thereof shall be designated by the Electing Holders (provided, however, that such designated managing underwriter or underwriters shall be reasonably acceptable to the Parent), (iii) each Holder participating in such underwritten offering agrees to sell such Holder’s Registrable Securities on the basis provided in any underwriting arrangements approved by the persons entitled selecting the managing underwriter or underwriters hereunder and (iv) each Holder participating in such underwritten offering completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents reasonably required under the terms of such underwriting arrangements. The Parent hereby agrees with each Holder that, in connection with any underwritten offering in accordance with the terms hereof, it will negotiate in good faith and execute all indemnities, underwriting agreements and other documents reasonably required under the terms of such underwriting arrangements, including using all commercially reasonable efforts to procure customary legal opinions and auditor “comfort” letters.

4. Registration Expenses. All fees and expenses incident to the Parent’s performance of or compliance with its obligations under this Agreement (excluding any underwriting discounts and selling commissions, but including all legal fees and expenses of one legal counsel to the Holders) shall be borne by the Parent whether or not any Registrable Securities are sold pursuant to a Registration Statement. The fees and expenses referred to in the foregoing sentence shall include, without limitation, (i) all registration and filing fees (including, without limitation, fees and expenses (A) with respect to filings required to be made with the Trading Market, and (B) in compliance with applicable state securities or Blue Sky laws), (ii) printing expenses (including, without limitation, expenses of printing certificates for Registrable Securities and of printing prospectuses if the printing of prospectuses is reasonably requested by the holders of a majority of the Registrable Securities included in the Registration Statement), (iii) messenger, telephone and delivery expenses, (iv) fees and disbursements of counsel for the Parent, (v) Securities Act liability insurance, if the Parent so desires such insurance, and (vi) fees and expenses of all other Persons retained by the Parent in connection with the consummation of the transactions contemplated by this Agreement. In addition, the Parent shall be responsible for all of its internal expenses incurred in connection with the consummation of the transactions contemplated by this Agreement (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties), the expense of any annual audit and the fees and expenses incurred in connection with the listing of the Registrable Securities on any securities exchange as required hereunder.

5. Indemnification.

(a) Indemnification by the Parent. The Parent shall, notwithstanding any termination of this Agreement, indemnify and hold harmless each Holder and each underwriter, broker-dealer or selling agent, if any, which facilitates the disposition of Registrable Securities, the officers, directors, agents, partners, members, stockholders and employees of each of them, each Person who controls any such Holder, underwriter, broker-dealer or selling agent (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) and the officers, directors, agents and employees of each such controlling Person, to the fullest extent permitted by applicable law, from and against any and all losses, claims, damages, liabilities, costs (including, without limitation, reasonable costs of preparation and reasonable attorneys’ fees) and expenses (collectively, “Losses”), as incurred, arising out of or relating to any untrue or alleged untrue statement of a material fact contained in any Registration Statement, any Prospectus or any form of prospectus (including, without limitation, any “issuer free writing prospectus” as defined in Rule 433) or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of any Prospectus or form of prospectus (including, without limitation, any “issuer free writing prospectus” as defined in Rule 433) or supplement thereto, in light of the circumstances under which they were made) not misleading, except to the extent, but only to the extent, that such untrue statements, alleged untrue statements, omissions or alleged omissions are based solely upon information regarding such Holder, underwriter, broker-dealer or selling agent furnished in writing to the Parent by such Person expressly for use therein pursuant to Section 3(k). The Parent shall notify the Holders promptly of the institution, threat or assertion of any Proceeding of which the Parent is aware in connection with the transactions contemplated by this Agreement.

(b) Indemnification by Holders. Each Holder shall, notwithstanding any termination of this Agreement, severally and not jointly, indemnify and hold harmless the Parent, its directors, officers, agents and employees, each Person who controls the Parent (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), and the directors, officers, agents or employees of such controlling Persons, to the fullest extent permitted by applicable law, from and against all Losses, as incurred, arising solely out of or based solely upon any untrue statement of a material fact contained in any Registration Statement, any Prospectus, or any form of prospectus (including, without limitation, any “issuer free writing prospectus” as defined in Rule 433), or in any amendment or supplement thereto, or arising solely out of or based solely upon any omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of any Prospectus, or any form of prospectus (including, without limitation, any “issuer free writing prospectus” as defined in Rule 433) or supplement thereto, in light of the circumstances under which they were made) not misleading to the extent, but only to the extent, that such untrue statements or omissions are based solely upon information regarding such Holder furnished in writing to the Parent by such Holder expressly for use therein. In no event shall the liability of any selling Holder hereunder be greater in amount than the dollar amount of the net proceeds received by such Holder upon the sale of the Registrable Securities giving rise to such indemnification obligation.

(c) Conduct of Indemnification Proceedings. If any Proceeding shall be brought or asserted against any Person entitled to indemnity hereunder (an “Indemnified Party”), such Indemnified Party shall promptly notify the Person from whom indemnity is sought (the “Indemnifying Party”) in writing, and the Indemnifying Party shall assume the defense thereof, including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of all fees and expenses incurred in connection with defense thereof; provided, that the failure of any Indemnified Party to give such notice shall not relieve the Indemnifying Party of its obligations or liabilities pursuant to this Agreement, except (and only) to the extent that it shall be finally determined by a court of competent jurisdiction (which determination is not subject to appeal or further review) that such failure shall have proximately and materially adversely prejudiced the Indemnifying Party. An Indemnified Party shall have the right to employ separate counsel in any such Proceeding and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party or Parties unless: (1) the Indemnifying Party has agreed in writing to pay such fees and expenses; (2) the Indemnifying Party shall have failed promptly to assume the defense of such Proceeding and to employ counsel reasonably satisfactory to such Indemnified Party in any such Proceeding; or (3) the named parties to any such Proceeding (including any impleaded parties) include both such Indemnified Party and the Indemnifying Party, and such Indemnified Party shall have been advised by counsel that a conflict of interest is likely to exist if the same counsel were to represent such Indemnified Party and the Indemnifying Party (in which case, if such Indemnified Party notifies the Indemnifying Party in writing that it elects to employ separate counsel at the expense of the Indemnifying Party, the Indemnifying Party shall not have the right to assume the defense thereof and such counsel shall be at the expense of the Indemnifying Party); provided that the Indemnifying Party shall not be liable for the fees and expenses of more than one separate firm of attorneys at any time for all Indemnified Parties. The Indemnifying Party shall not be liable for any settlement of any such Proceeding effected without its written consent, which consent shall not be unreasonably withheld. No Indemnifying Party shall, without the prior written consent of the Indemnified Party, effect any settlement of any pending Proceeding in respect of which any Indemnified Party is a party, unless such settlement includes an unconditional release of such Indemnified Party from all liability on claims that are the subject matter of such Proceeding. All fees and expenses of the Indemnified Party (including reasonable fees and expenses to the extent incurred in connection with investigating or preparing to defend such Proceeding in a manner not inconsistent with this Section) shall be paid to the Indemnified Party, as incurred, promptly upon receipt of written notice thereof to the Indemnifying Party (regardless of whether it is ultimately determined that an Indemnified Party is not entitled to indemnification hereunder; provided that the Indemnifying Party may require such Indemnified Party to undertake to reimburse all such fees and expenses to the extent it is finally judicially determined that such Indemnified Party is not entitled to indemnification hereunder).

(d) Contribution. If a claim for indemnification under Section 5(a) or 5(b) is unavailable to an Indemnified Party (by reason of public policy or otherwise), then each Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such Losses, in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and Indemnified Party in connection with the actions, statements or omissions that resulted in such Losses as well as any other relevant equitable considerations. The relative fault of such Indemnifying Party and Indemnified Party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission of a material fact, has been taken or made by, or relates to information supplied by, such Indemnifying Party or Indemnified Party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such action, statement or omission. The amount paid or payable by a party as a result of any Losses shall be deemed to include, subject to the limitations set forth in Section 5(c), any reasonable attorneys’ or other reasonable fees or expenses incurred by such party in connection with any Proceeding to the extent such party would have been indemnified for such fees or expenses if the indemnification provided for in this Section was available to such party in accordance with its terms. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 5(d) were determined by pro rata allocation or by any other method of allocation that does not take into account the equitable considerations referred to in the immediately preceding paragraph. Notwithstanding the provisions of this Section 5(d), no Holder shall be required to contribute, in the aggregate, any amount in excess of the amount by which the proceeds actually received by such Holder from the sale of the Registrable Securities subject to the Proceeding exceeds the amount of any damages that such Holder has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

The indemnity and contribution agreements contained in this Section are in addition to any liability that the Indemnifying Parties may have to the Indemnified Parties and are not in diminution or limitation of the indemnification provisions under the Purchase Agreement.

6. Facilitation of Sales Pursuant to Rule 144. To the extent it shall be required to do so under the Exchange Act, the Parent shall timely file the reports required to be filed by it under the Exchange Act or the Securities Act (including the reports under Sections 13 and 15(d) of the Exchange Act referred to in subparagraph (c)(1) of Rule 144), and shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable the Holders to sell Registrable Securities without registration under the Securities Act within the limitations of the exemption provided by Rule 144. Upon the request of any Holder in connection with that holder’s sale pursuant to Rule 144, the Parent shall deliver to such Holder a written statement as to whether it has complied with such requirements.

7. Market Stand-Off. Each Holder hereby agrees that, if requested in writing by the managing underwriter, it will not, without the prior written consent of the managing underwriter, during the period commencing on the date of the final prospectus relating to registration by the Parent for its own behalf of shares of its Common Stock or any other equity securities under the Securities Act and ending on the date specified by the Parent and the managing underwriter (such period not to exceed 180 days) (i) lend; offer; pledge; sell; contract to sell; sell any option or contract to purchase; purchase any option or contract to sell; grant any option, right, or warrant to purchase; or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable (directly or indirectly)for Common Stock (whether such shares or any such securities are then owned by the Holder or are thereafter acquired) or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or other securities, in cash, or otherwise. The foregoing provisions of this Section 7 shall not apply to the sale of any shares to an underwriter pursuant to an underwriting agreement, and shall be applicable to the Holders only if all officers, directors, and stockholders individually owning more than five percent (5%) of the Parent’s outstanding Common Stock (after giving effect to conversion into Common Stock of all outstanding Preferred Stock) are subject to the same restrictions. Each Holder further agrees to execute such agreements as may be reasonably requested by the underwriters in connection with such registration that are consistent with this Section 7 or that are necessary to give further effect thereto.

8. Miscellaneous

(a) Remedies. In the event of a breach by the Parent or by a Holder, of any of their obligations under this Agreement, each Holder or the Parent, as the case may be, in addition to being entitled to exercise all rights granted by law and under this Agreement, including recovery of damages, will be entitled to specific performance of its rights under this Agreement. The Parent and each Holder agree that monetary damages would not provide adequate compensation for any losses incurred by reason of a breach by it of any of the provisions of this Agreement and hereby further agrees that, in the event of any action for specific performance in respect of such breach, it shall waive the defense that a remedy at law would be adequate.

(b) Compliance. Each Holder covenants and agrees that it will comply with the prospectus delivery requirements of the Securities Act as applicable to it in connection with sales of Registrable Securities pursuant to the Registration Statement.

(c) Discontinued Disposition. Each Holder agrees by its acquisition of such Registrable Securities that, upon receipt of a notice from the Parent of the occurrence of any event of the kind described in Section 4(d), such Holder shall forthwith discontinue disposition of such Registrable Securities under the Registration Statement until such Holder’s receipt of the copies of the supplemented Prospectus and/or amended Registration Statement or until it is advised in writing by the Parent that the use of the applicable Prospectus may be resumed, and, in either case, has received copies of any additional or supplemental filings that are incorporated or deemed to be incorporated by reference in such Prospectus or Registration Statement. The Parent may provide appropriate stop orders to enforce the provisions of this paragraph.

(d) Amendments and Waivers. No provision of this Agreement may be waived or amended except in a written instrument signed by the Parent and the Electing Holders. The Parent shall provide prior notice to all Holders of any proposed waiver or amendment. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right.

(e) Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile or electronic mail as specified in this Section prior to 5:00 p.m. (New York time) on a Business Day, (ii) the Business Day after the date of transmission, if such notice or communication is delivered via facsimile or electronic mail as specified in this Agreement later than 5:00 p.m. (New York time) on any date and earlier than 11:59 p.m. (New York time) on such date, (iii) the Business Day following the date of mailing, if sent by nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given. The address of the Parent or the Holders for such notices and communications shall be as set forth in the Purchase Agreement. With respect to any Holder not a party to the Purchase Agreement, the address for notice and communications shall be as set forth in the stock books and records of the Parent.

(f) Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of each of the parties and shall inure to the benefit of each Holder. The Parent may not assign its rights or obligations hereunder without the prior written consent of the Electing Holders.

(g) Execution and Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and, all of which taken together shall constitute one and the same Agreement. In the event that any signature is delivered by facsimile or electronic mail transmission, such signature shall create a valid binding obligation of the party executing (or on whose behalf such signature is executed) the same with the same force and effect as if such signature delivered by facsimile or electronic mail transmission were the original thereof.

(h) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas.

(i) Submission to Jurisdiction. The Parent and the Holders each irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the courts of the State of Texas, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for the recognition or enforcement of any judgment, and each of the parties hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such Texas State court or, to the fullest extent permitted by applicable law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(j) Waiver of Venue. The parties hereto each irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, (i) any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement in any court referred to in Section 8(i) and (ii) the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(k) Cumulative Remedies. The remedies provided herein are cumulative and not exclusive of any remedies provided by law.

(l) Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties hereto shall use their reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable.

(m) Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof, and supersedes all other prior agreements and understandings, both written and oral, between the parties, with respect to the subject matter hereof.

(n) Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

IN WITNESS WHEREOF, the parties have executed this Registration Rights Agreement as of the date first written above.

Aly Centrifuge Inc.

By:
Munawar H. Hidayatallah
Chairman and CEO

Aly Energy Services, Inc.

By:
Munawar H. Hidayatallah
Chairman and CEO

1211296 Alberta, Inc.

By:

Canadian Nitrogen Services, Ltd.

By:

Myles Bowman

Jorge Rivera

Schedule I

Name and notice address of Holders

Canadian Nitrogen Services Ltd.	610B McCool Street Crossfield, Alberta Canada T0M 0S0 Attn: Tim Pirie

1211296 Alberta Inc.	3 East Lake Circle NE Airdrie Alberta Canada T4A 2J9 Attn: Ed Lantz

Jorge Rivera	Av. Javier Prado Este 5812, La Molina, Lima, Peru

Myles Bowman	2561 Stoneybrook Drive Prosper, TX, USA 75078

Exhibit E

Supply Agreement

THIS AGREEMENT Dated this______________day of______________20_____
BETWEEN:

	United Oilfield Inc.	OF THE FIRST PART
-and-

	Aly Energy Services, Inc.	OF THE SECOND PART

WHEREAS:

I.	United is in the business of designing, manufacturing, marketing and renting centrifuges and other solids control equipment (“the Equipment”) to the Global oil and gas industry;

NOW THEREFORE THIS AGREEMENT WITNESSETH that is consideration of the mutual covenants and agreements herein contained, the receipt and sufficiency of which is hereby acknowledged by the parties hereto, the parties agree to follows:

1.	The term of this Agreement shall commence on April 4th, 2014 and shall continue thereafter until April 4th, 2018 (“the Term”) unless earlier terminated in accordance with this Agreement.

2.
United hereby agrees not to sell, lease or market the Equipment into the USA oil and gas market. Bare-in mind centrifuges that have already been sold to competitors may end up in the USA; this United has no control over. United may sell centrifuges to Aly Energy competitors with assurances from competitors that the centrifuges will not be purchased for the USA market.

3.	Aly Energy will not directly do any business in the Canadian oil and gas market that competes with United.

4.
For a period of April 4th, 2014 to April 4th, 2018 (4 years) after the effective date of this Agreement, United/Aly Energy will not directly or indirectly solicit business from, or attempt to sell, license or provide the same or similar products or services as are now provided to, any customer or client of Aly Energy/United. Further, for a period of April 4th, 2014 to April 4th, 2018 (4 years) after effective date of this Agreement, United/Aly Energy will not directly or indirectly solicit, induce or attempt to any employee of Aly Energy/United to terminate his or her employment with Aly Energy/United.

5.	The price of the Equipment to be purchased by Aly Energy from United during the Term of this Agreement shall be as follows:

a.
During the first twenty four (24) months of the Term commencing on the date of the Agreement, the purchase price of the Equipment shall be calculated in accordance with this formula set out in Schedule “A”, Price List attached.

b.
From and including the 25th month through to the end of the 48th month of the Agreement, the purchase price of the Equipment shall be calculated in accordance with this formula set out in Schedule “A”, Price List attached.

In addition to the Formula Price, Aly Energy shall pay all customs duties, excise taxes and other duties, taxes or charges of a similar nature arising in relation to purchase of the Equipment (collectively referred to as “the Purchase Price”)

6.	The term for the payment of the Purchase Price shall be a follows:

a.	Upon placing an order to United for the Equipment, Aly Energy shall pay to United one half (1/2) of the Purchase Price; and

b.	Upon completion of the Equipment to Aly Energy, which shall be FOB Calgary, Aly Energy shall pay to United the balance of the Purchase Price, as defined in Schedule “B” attached.

7.	Aly Energy hereby agrees that upon execution of this Agreement, it shall present a plan to purchase further units of the Equipment.

8.	Title of the Equipment ordered by Aly Energy shall pass from United to Aly Energy upon delivery.

9.	United hereby agrees to promptly fill all orders for Equipment placed by Aly Energy and warrants that the Equipment shall be free from defects.

10.
Aly Energy agrees to immediately advise United upon becoming aware of any defects in the Equipment and United agrees that is shall repair or replace the same without cost to Aly Energy in accordance with United’s standard warranty program. Aly Energy may, but is not obliged to, utilize the repair and maintenance service offered by United for the purpose of repairing and/or maintaining the Equipment, whether such Equipment is under warranty or not, as defined in Schedule “C” attached.

11.	This Agreement shall be terminated upon the happening of any of the following events:

a.	either party being adjudged bankrupt
b.	if Aly Energy ceases or threatens to cease to carry on its business
c.	if Aly Energy suspends business;
d.	by the mutual agreement of the parties; or
e.	by either party giving the other party ninety (90) days written notice of its intention to terminate this Agreement.

12.	Aly Energy acknowledges and agrees that:

a.	all data, information and material of a confidential nature provided or disclosed to the Aly Energy by or on behalf of United.

b.
all data, information and material of a confidential nature concerning the Equipment, including but not limited to systems, operations, processes, technology, trade practices, products, services, marketing or other strategic plans, suppliers or customers which is obtained by Aly Energy in the performance of it obligations under this Agreement; and

c.	any and all information or material provided to Aly Energy by or on behalf of United which is marked “CONFIDENTIAL”;

and all copies thereof (hereinafter collectively call the “Confidential Information”) are confidential and constitute valuable and proprietary information and materials of United and shall be kept strictly confidential, both during and after the Term, and shall only be used for the purpose set out in this Agreement. In that regard, such Confidential Information may only be disclosed by Aly Energy to those of its officers, employees, agents or contractors who have a need to know such information for the purposes of this Agreement and Aly Energy shall take appropriate steps, whether by instruction, agreement or otherwise to ensure that such officers, employees, agents and contractors keep such information strictly confidential and otherwise comply with the provisions of this section. No Confidential Information shall be copied or provided or disclosed to any other party without the prior written consent of Aly Energy. Aly Energy acknowledges that is has no interest in the Confidential Information and shall surrender all Confidential Information in its possession or control (including all copies thereof) to United immediately upon termination or expiration of the Agreement or at any earlier time upon the request of United, and shall thereafter cease all use of the Confidential Information.

13.
United shall have no obligation to disclose to Aly Energy any particular data, information or material which is considered by United to be sensitive or confidential except to the extent that such data, information or material materially affects the requirement of Aly Energy for the purposes of this Agreement. All data, information or material which is provided to Aly Energy by United shall be and remain the sole property of United, and shall be returned to United immediately upon termination or expiration of this Agreement or at any earlier time upon United’s request.

14.
The parties agree that improper disclosure of use of the Confidential Information will cause irreparable harm to United, which harm may not be adequately compensated by damages. As a result, the parties agree that, in addition to all other remedies United may have and not in derogation thereof, United may seek and obtain from any court of competent jurisdiction injunctive relief in respect of any actual or threatened disclosure of use contrary to the provisions of this Agreement.

15.
Upon termination or expiration of this Agreement, Aly Energy shall forthwith return to United all Confidential Information in written form within its possession or control, together with all copies thereof or, at United’s written direction, destroy all such Confidential Information and provide United with certificate confirming such destruction.

16.
Notwithstanding the expiration or termination of this Agreement, the provisions of this Agreement which are expressly or impliedly intended to survive shall survive any such expiration or termination and shall remain in force for a period of two (2) years thereafter.

17.
The term “force majeure” shall mean acts of God, strikes, lockouts or other industrial disturbances, acts of the Queen’s enemies, wars, blockades, insurrections, riots epidemics, landslides, lightning, earthquakes, fires, storms, floods, washouts, arrests and restraints of rulers and peoples, civil disturbances, explosions, inability with reasonable diligence to obtain materials and any other cause not within the control of the party claiming a suspension, which, by the exercise of due diligence, such party shall not have been able to avoid or overcome; provided however, the term “ force majeure” does not include a lack of financial resources or available funds or similar financial predicament or economic circumstances or any other event, the occurrence or existence of which is due the financial inability of a party to pay any amount that a prudent and financially sound entity in similar circumstances would reasonably be expected to pay to avoid or discontinue such event.

In the event that either party is rendered unable wholly, or in part, by force majeure to carry out its obligations under this Agreement, other than its obligations to make payments of money due hereunder, such party shall give written notice to the other party stating full particulars of such force majeure.

18.	The Schedules attached hereto shall form part of this Agreement and are incorporated herein by reference.

19.
Aly Energy shall not assign, transfer, pledge or hypothecate this Agreement or any interest herein without the prior written consent of United. Any such assignment, transfer, pledge or hypothecation consented to by United shall not operate to relieve Aly Energy from the performance of any and all of its obligations hereunder.

20.
Nothing in this Agreement, nor in any acts of United and Aly Energy pursuant to this Agreement, shall be construed, implied or deemed to create an agency, partnership, joint venture or employer and employee relationship between United and Aly Energy, and neither party has the authority to bind the other to any obligation of any kind.

21.
Any notice provided for or permitted to be given pursuant to this Agreement shall be in writing and shall, except in the event of an interruption in postal service during which time of all notices must be delivered or faxed, be sufficiently given if delivered or sent by prepaid registered mail addressed to the party for whom the same is intended to the office of record for such parties with Corporate Registries:

Any notice delivered shall be deemed to be received when left during normal business hours at the office set forth above, any notice sent by prepaid registered mail shall be deemed to have been received on the third normal delivery day following the posting thereof and any notice sent by fax shall be deemed to be received on the day after the transmitting fax machine confirms receipt of the fax. Either party shall be entitled to change its address or fax number for notice by notice in writing to the other. The word “notice” in this provision includes any request, statement, report, demand, order or other writing in this Agreement provided or permitted to be given by United to Aly Energy or by Aly Energy to United.

22.
The provisions of this Agreement constitute the entire agreement between the parties relating to the provision of Services and supersedes any prior agreements, letters of intent or understanding, whether written or oral, between the parties with respect to the matters contemplated herein. No terms, conditions, warranties, promises or undertakings of any nature whatsoever, express or implied, exist between the parties with respect to this Agreement except as herein set forth. This Agreement may be amended, changed or modified only by further written agreement between the parties.

23.
If any term, condition or provision of this Agreement or the application thereof to any party or circumstance shall to any extent be invalid or unenforceable, the remainder of this Agreement or the applications of such term, condition or provision to such party circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby and each term, condition or provision shall be separately valid and enforceable to the fullest extent permitted by law.

24.	Time shall be of the essence of this Agreement.

25.
Each of the parties to this Agreement shall at the request of the other party hereto, execute and deliver any further documents and do all acts and things as that party may reasonably require to carry out the full intent and meaning of this Agreement.

26.	This Agreement shall be governed by the laws in force in the Province of Alberta.

27.
Words importing the singular number only shall include the plural and vice versa and words importing the masculine gender shall include the feminine and neuter gender and words importing persons shall also mean firms, corporations and partnerships and vice versa.

28.	In the event of any disputed hereunder, the same shall be determined by arbitration in accordance with the provisions of the Arbitration Act (Alberta) and all amendments thereto.

29.	This Agreement shall enure to the benefit of and be binding upon the successors and permitted assigns of Aly Energy and the successors and assigns of United.

IN WITNESS WHEREOF the parties hereto have executed this Agreement.

United Oilfield Inc.

Per:

Aly Energy Services, Inc.

Per:

Schedule “A”

Purchase Price of the Equipment

Purchase price of Equipment (in US Dollars) for 48 months ending April 4th, 2018

This MC formula is as follows:

Purchase price of Equipment (MC) for the first 24 months;

A = Cost of material X 1.175
B = Number of labor hours X 83.50 per hour
C = Miscellaneous (i.e. freight) cost X 1.07

MC = (A+B+C)

Purchase price of Equipment (MC) for the first 25th – 48th months;

A = Cost of material X 1.225
B = Number of labor hours X 88.50 per hour
C = Miscellaneous (i.e. freight) cost X 1.07

MC = (A+B+C)

SCHEDULE “B”

Completion of Equipment – Definition

Completion of Equipment is defined as follows:

The completion date is estimated at 120 days from the date United Oilfield Inc. receives 50% for the order.

Final payment upon completion of order.

Once an order is place and purchase order received; if the order is cancelled Aly Energy will be responsible to pay the cost of material and mark-up. This material will be kept in inventory for Aly Energy to be completed at a later date; as requested.

SCHEDULE “B”

Warranty - Definition

Conditions of Sale

WARRANTY: All statuary warranties are waived by Buyer and the following warranty is made instead. Products manufactured by United Oilfield Inc. are guaranteed against defects in workmanship and material for a period of one year after delivery. Products that are repaired or refurbished will be guaranteed against defects in workmanship and material for a period of six months after delivery. We will replace without charge, any such products that our examination discloses to be thus defective, provided return or reflection of such product is made within such period. Product failures due to misuse, wear, corrosion, corrosion fatigue, or stress corrosion cracking are specifically excluded from this warranty. We will not be responsible for the selection of material to resist wear, corrosion, corrosion fatigue, stress corrosion, cracking or other corrosion oriented failures. We shall in no event be responsible for (a) the cost of any work done by Buyer or any other party on products furnished hereunder (unless specifically authorized in each instance by us in writing); or (b) any consequential damages, or (c) any transportation or other costs in effecting the return of such products to us. We make no other warranty of any kind, express or implied, except that the products sold hereunder shall meet the description on the face hereof. WE DO NOT WARRANT THAT SAID PRODUCTS ARE FIT FOR ANY PARTICULAR PURPOSE.

Products manufactured by others and resold by us will be guaranteed by that manufacturer’s own warranty. Terms of that warranty are available on request.

LIMITATION OF SELLER’S LIABILITY: Seller’s liability on account of defective goods shall in no event exceed the replacement cost thereof, Seller shall in no event be liable to Purchaser for expenses incurred on or for loss, damage or injury (including death), direct or indirect, special or consequential, to persons or property, tangible or intangible (including loss of business) (a) occasioned by or growing out of the construction, maintenance, use, non-use, repair, replacement or delay in delivery of, or any defects in the goods, or (b) arising in connection with any method or process for which the goods may be employed.

CLAIMS FOR DEFECTS: All claims for alleged corrections and defects shall be made in writing and delivered to Seller within 10 days of discovery of any such defect within the applicable warranty period, or these rights are waived. Purchaser shall afford Seller prompt and reasonable opportunity to inspect goods as to which any claim is made as above stated. Seller reserves the right, in its sole discretion, to remedy in any manner any defect in the goods or to substitute other goods therefore.

CHANGE ORDER: No alterations or modifications shall be binding unless in writing and signed by United Oilfield Inc. in acceptance.

SCHEDULES TO
ASSET PURCHASE AGREEMENT,
STOCK PURCHASE AGREEMENT, AND MERGER AGREEMENT

THE DISCLOSURE OF ANY MATTER IN ANY SECTION OF THESE SCHEDULES (THE “DISCLOSURE SCHEDULES”), SHALL BE DEEMED TO BE A DISCLOSURE FOR PURPOSES OF ALL OTHER SECTIONS OF THE DISCLOSURE SCHEDULES SO DELIVERED TO THE EXTENT IT IS READILY APPARENT FROM THE FACE OF SUCH DISCLOSURE THAT SUCH MATTER IS PERTINENT, BUT SHALL EXPRESSLY NOT BE DEEMED TO CONSTITUTE AN ADMISSION BY SELLERS, OR TO OTHERWISE IMPLY, THAT ANY SUCH MATTER IS MATERIAL FOR THE PURPOSES OF THIS AGREEMENT OR OTHERWISE.

Schedule 1.01(a)
Closing Net Working Capital

The "certain other adjustments" defined in the Closing Net Working Capital calculation is represented by the "Long term debt, net of current portion" as disclosed on the audited financial statements for the year ended December 31, 2013.

Closing Net Working Capital was calculated as follows:

Schedule 1.01(b)
EBITDA

The adjustment to EBITDA for the "pro forma effect for (X) the assumed ownership of the Purchased Assets, (Y) the elimination of certain intercompany and related party transactions" is represented by the elimination of cost of sales incurred with the previous owners of the Purchased Assets for cost sharing purposes. Because these cost sharing amounts will not be incurred in the future, they are removed from the EBITDA calculation.

EBITDA was calculated as follows:

United Centrifuge USA, LLC Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) for the year ended December 31, 2013

Audited financial statement information for the year ended December 31, 2013
Net earnings for the year	1,707,334

Add:
Interest expense	24,159
State taxes	3,037
Depreciation included in cost of sales	99,326

Preliminary Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA)	1,833,856

Adjustments for pro forma effect for ownership of the Purchased Assets	3,793,145

Adjusted EBITDA	5,627,001

United Centrifuge USA, LLC

Cost sharing account balances included in Cost of Services of the audited financial statements for the year ended Dec 31, 2013	Cost of sales to eliminate in the EBITDA calculation
CENTRIFUGE COSTS:010 - Travel Expenses:10B - Airline Costs	114,865
CENTRIFUGE COSTS:010 - Travel Expenses:10C - Apartment	50,774
CENTRIFUGE COSTS:15 - Sub-Rentals:Extra Equipment:Mud Processing Tank	12,300
CENTRIFUGE COSTS:15 - Sub-Rentals:Extra Equipment:V-Bottom Tank	2,490
CENTRIFUGE COSTS:15 - Sub-Rentals:Extra Equipment:Extra VFD	2,160
CENTRIFUGE COSTS:15 - Sub-Rentals:Extra Equipment:Polymer Tank	139,020
CENTRIFUGE COSTS:15 - Sub-Rentals:Extra Equipment:Pump for Barite Recovery	134,559
CENTRIFUGE COSTS:15 - Sub-Rentals:Extra Equipment:Torpedo Tank, Pan & Parts	148,095
CENTRIFUGE COSTS:15 - Sub-Rentals:800 Sub-Rentals:U828-12 - Sub-Rental 60%	14,160
CENTRIFUGE COSTS:15 - Sub-Rentals:800 Sub-Rentals:U828-4 - Sub-Rental 60%	56,880
CENTRIFUGE COSTS:15 - Sub-Rentals:800 Sub-Rentals:U828-5 - Sub Rental 60%	70,800
CENTRIFUGE COSTS:15 - Sub-Rentals:800 Sub-Rentals:U828-8 - Sub Rental 60%	61,920
CENTRIFUGE COSTS:15 - Sub-Rentals:800 Sub-Rentals:U828-9 - Sub Rental 60%	46,320
CENTRIFUGE COSTS:15 - Sub-Rentals:800 Sub-Rentals:U828-13 - Sub Rental 60%	16,800
CENTRIFUGE COSTS:15 - Sub-Rentals:800 Sub-Rentals:U85-135 - Sub Rental 60%	32,760
CENTRIFUGE COSTS:15 - Sub-Rentals:1000 Centrifuges:UI-125 - 60% CNS	43,380
CENTRIFUGE COSTS:15 - Sub-Rentals:1000 Centrifuges:UI-126 - 60% CNS	720
CENTRIFUGE COSTS:15 - Sub-Rentals:1000 Centrifuges:UI-127 - 60% CNS	52,080
CENTRIFUGE COSTS:15 - Sub-Rentals:1000 Centrifuges:UI-128 - 60% CNS	52,080
CENTRIFUGE COSTS:15 - Sub-Rentals:2000 Centrifuges:PES:PES-01 - 60% PES	92,494
CENTRIFUGE COSTS:15 - Sub-Rentals:2000 Centrifuges:PES:U27-27 - 60% PES	88,140
CENTRIFUGE COSTS:15 - Sub-Rentals:2000 Centrifuges:1056528 Alberta Ltd.:TP-01 - 60% 1056528	2,100
CENTRIFUGE COSTS:15 - Sub-Rentals:2000 Centrifuges:1056528 Alberta Ltd.:TP-02 - 60% 1056528	52,816
CENTRIFUGE COSTS:15 - Sub-Rentals:2000 Centrifuges:1056528 Alberta Ltd.:TP-03 - 60% 1056528	92,378
CENTRIFUGE COSTS:15 - Sub-Rentals:2000 Centrifuges:1056528 Alberta Ltd.:U27-20 - 60% 1056528	90,690
CENTRIFUGE COSTS:15 - Sub-Rentals:2000 Centrifuges:UI-03 - 60% CNS	153,600
CENTRIFUGE COSTS:15 - Sub-Rentals:2000 Centrifuges:UI-04 - 60% CNS	74,340
CENTRIFUGE COSTS:15 - Sub-Rentals:2000 Centrifuges:UI-05 - 60% CNS	129,330
CENTRIFUGE COSTS:15 - Sub-Rentals:2000 Centrifuges:UI-07 - 60% CNS	104,760
CENTRIFUGE COSTS:15 - Sub-Rentals:2000 Centrifuges:UI-08 - 60% CNS	60,270
CENTRIFUGE COSTS:15 - Sub-Rentals:2000 Centrifuges:UI-09 - 60% CNS	112,680
CENTRIFUGE COSTS:15 - Sub-Rentals:2000 Centrifuges:UI-11 - 60% CNS	70,740
CENTRIFUGE COSTS:15 - Sub-Rentals:2000 Centrifuges:UI-12 - 60% CNS	72,402
CENTRIFUGE COSTS:15 - Sub-Rentals:2000 Centrifuges:UI-13 - 60% CNS	121,470
CENTRIFUGE COSTS:15 - Sub-Rentals:2000 Centrifuges:UI-14 - 60% CNS	143,940
CENTRIFUGE COSTS:15 - Sub-Rentals:2000 Centrifuges:UI-17 - 60% CNS	132,210
CENTRIFUGE COSTS:15 - Sub-Rentals:2000 Centrifuges:UI-18 - 60% CNS	88,151
CENTRIFUGE COSTS:15 - Sub-Rentals:2000 Centrifuges:UI-20 - 60% CNS	38,520
CENTRIFUGE COSTS:15 - Sub-Rentals:2000 Centrifuges:UI-22 - 60% CNS	109,080
CENTRIFUGE COSTS:15 - Sub-Rentals:2000 Centrifuges:UI-23 - 60% CNS	24,360

CENTRIFUGE COSTS:15 - Sub-Rentals:2000 Centrifuges:UI-24 - 60% CNS	122,640
CENTRIFUGE COSTS:15 - Sub-Rentals:2000 Centrifuges:UIP-216 - 60% CNS	95,820
CENTRIFUGE COSTS:15 - Sub-Rentals:2000 Centrifuges:UIP-221 - 60% CNS	107,940
CENTRIFUGE COSTS:15 - Sub-Rentals:Dryer Tanks:DT30-08	2,400
CENTRIFUGE COSTS:15 - Sub-Rentals:Dryer Tanks:DT20-01	4,425
CENTRIFUGE COSTS:15 - Sub-Rentals:Dryer Tanks:DT20-02	215
CENTRIFUGE COSTS:15 - Sub-Rentals:Dryer Tanks:DT20-03	10,880
CENTRIFUGE COSTS:15 - Sub-Rentals:Dryer Tanks:DT30-01	3,375
CENTRIFUGE COSTS:15 - Sub-Rentals:Dryer Tanks:DT30-02	3,780
CENTRIFUGE COSTS:15 - Sub-Rentals:Dryer Tanks:DT30-03	2,550
CENTRIFUGE COSTS:15 - Sub-Rentals:Dryer Tanks:DT30-04	2,025
CENTRIFUGE COSTS:15 - Sub-Rentals:Dryer Tanks:DT30-05	9,855
CENTRIFUGE COSTS:15 - Sub-Rentals:Dryer Tanks:DT30-06	14,925
CENTRIFUGE COSTS:15 - Sub-Rentals:Dryer Tanks:DT30-07	4,700
CENTRIFUGE COSTS:15 - Sub-Rentals:Shaker Units:USD-32	6,000
CENTRIFUGE COSTS:15 - Sub-Rentals:Shaker Units:USD-31	6,000
CENTRIFUGE COSTS:15 - Sub-Rentals:Shaker Units:USD-02	3,480
CENTRIFUGE COSTS:15 - Sub-Rentals:Shaker Units:USD-03	3,030
CENTRIFUGE COSTS:15 - Sub-Rentals:Shaker Units:USD-04	7,140
CENTRIFUGE COSTS:15 - Sub-Rentals:Shaker Units:USD-05	4,320
CENTRIFUGE COSTS:15 - Sub-Rentals:Shaker Units:USD-06	4,320
CENTRIFUGE COSTS:15 - Sub-Rentals:Shaker Units:USD-07	4,320
CENTRIFUGE COSTS:15 - Sub-Rentals:Shaker Units:USD-09	3,780
CENTRIFUGE COSTS:15 - Sub-Rentals:Shaker Units:USD-10	7,388
CENTRIFUGE COSTS:15 - Sub-Rentals:Shaker Units:USD-11	11,168
CENTRIFUGE COSTS:15 - Sub-Rentals:Shaker Units:USD-12	8,900
CENTRIFUGE COSTS:15 - Sub-Rentals:Shaker Units:USD-13	8,900
CENTRIFUGE COSTS:15 - Sub-Rentals:Shaker Units:USD-14	32,250
CENTRIFUGE COSTS:15 - Sub-Rentals:Shaker Units:USD-15	32,250
CENTRIFUGE COSTS:15 - Sub-Rentals:Shaker Units:USD-16	17,450
CENTRIFUGE COSTS:15 - Sub-Rentals:Shaker Units:USD-17	25,230
CENTRIFUGE COSTS:15 - Sub-Rentals:Shaker Units:USD-18	720
CENTRIFUGE COSTS:15 - Sub-Rentals:Shaker Units:USD-21	13,025
CENTRIFUGE COSTS:15 - Sub-Rentals:Shaker Units:USD-22	13,025
CENTRIFUGE COSTS:15 - Sub-Rentals:Shaker Units:USD-23	13,025
CENTRIFUGE COSTS:15 - Sub-Rentals:Shaker Units:USD-24	17,625
CENTRIFUGE COSTS:15 - Sub-Rentals:Shaker Units:USD-25	17,625
CENTRIFUGE COSTS:15 - Sub-Rentals:Shaker Units:USD-26	17,625
CENTRIFUGE COSTS:15 - Sub-Rentals:Shaker Units:USD-27	11,750
CENTRIFUGE COSTS:15 - Sub-Rentals:Shaker Units:USD-28	13,850
CENTRIFUGE COSTS:15 - Sub-Rentals:Shaker Units:USD-29	9,650
CENTRIFUGE COSTS:15 - Sub-Rentals:Shaker Units:USD-30	675
CENTRIFUGE COSTS:15 - Sub-Rentals:LHF Sub-Rentals:LHF-101	72,390
CENTRIFUGE COSTS:15 - Sub-Rentals:LHF Sub-Rentals:LHF-102	34,080
CENTRIFUGE COSTS:15 - Sub-Rentals:LHF Sub-Rentals:LHF-103	85,320
CENTRIFUGE COSTS:15 - Sub-Rentals:LHF Sub-Rentals:LHF-105	33,600
INTER-COMPANY COSTS:Canadian Nitrogen USA Inc.:Admin	123,679
INTER-COMPANY COSTS:Canadian Nitrogen Service CDN:Admin	197,170
INTER-COMPANY COSTS:Canadian Nitrogen Service CDN:Personnel	4,500
INTER-COMPANY COSTS:Canadian Nitrogen Service CDN:Travel / Accommodation	393
Accumulated audit adjustments affecting the above accounts in total	-364,672
3,793,145

Schedule 2.01(a)
UOI Purchased Assets

Serial #	Description

CENTRIFUGES
LHF-101	MS1000 Centrifuge
LHF-102	MS1000 Centrifuge
LHF-103	MS1000 Centrifuge
LHF-105	MS1000 Centrifuge
U85-135	MS1000 Centrifuge
U85-136	MS1000 Centrifuge
U828-4	SS800 Centrifuge
U828-5	SS800 Centrifuge
U828-8	SS800 Centrifuge
U828-9	SS800 Centrifuge
U828-12	SS800 Centrifuge
U828-13	SS800 Centrifuge

TRANSFER PUMPING UNITS
VU20-101	20 HP Pumping Unit
VU20-102	20 HP Pumping Unit
VU20-103	20 HP Pumping Unit
VU20-104	20 HP Pumping Unit
VU20-105	20 HP Pumping Unit
VU20-106	20 HP Pumping Unit
VU20-107	20 HP Pumping Unit
VU20-108	20 HP Pumping Unit
VU20-109	20 HP Pumping Unit
VU20-110	20 HP Pumping Unit
BD-UC-14	60 HP VFD
FPU-229	40 HP Pumping Unit with Starter
FPU-2205	40 HP Pumping Unit with Starter
VU40-101	40 HP Pumping Unit
VU60-101	60 HP Pumping Unit

TORPEDO TANKS
UTT-01	Torpedo Tanks
UTT-02	Torpedo Tanks
UTT-03	Torpedo Tanks
UTT-04	Torpedo Tanks
UTT-05	Torpedo Tanks
UTT-06	Torpedo Tanks
UTT-07	Torpedo Tanks
UTT-08	Torpedo Tanks
UTT-09	Torpedo Tanks
UTT-10	Torpedo Tanks
UTT-11	Torpedo Tanks
UTT-12	Torpedo Tanks
UTT-13	Torpedo Tanks
UTT-14	Torpedo Tanks
UTT-15	Torpedo Tanks

BARITE PANS
UBP-01	800 Barite Pan
UBP-02	800 Barite Pan
UBP-03	1000 Barite Pan
UBP-04	1000 Barite Pan
UBP-05	2000 Barite Pan
UBP-06	2000 Barite Pan
UBP-07	2000 Barite Pan
UBP-08	2000 Barite Pan
UBP-09	2000 Barite Pan
UBP-10	1000 Barite Pan
UBP-11	1000 Barite Pan

POLYMER INJECTION TANKS
PT06-B	Polymer Injection Tank
PT11-Z	Polymer Injection Tank
PT-13	Polymer Injection Tank
UPT-17	Polymer Injection Tank
UPT-19	Polymer Injection Tank
UPT-22	Polymer Injection Tank
UPT-24	Polymer Injection Tank
UPT-25	Polymer Injection Tank
UPT-26	Polymer Injection Tank

PROCESSING TANKS
UCT-02	Processing Tank
CST-1008/PU-1005	Processing Tank

Schedule 2.01(b)
CNS Purchased Assets

Serial #	Description

CENTRIFUGES
UI-125	SS 1000 Centrifuges
UI-126	SS 1000 Centrifuges
UI-127	SS 1000 Centrifuges
UI-128	SS 1000 Centrifuges

PES-01	SS 2000 Centrifuges
TP-01	SS 2000 Centrifuges
TP-02	SS 2000 Centrifuges
TP-03	SS 2000 Centrifuges
U27-20	SS 2000 Centrifuges
U27-27	SS 2000 Centrifuges
UI-03	SS 2000 Centrifuges
UI-04	SS 2000 Centrifuges
UI-05	SS 2000 Centrifuges
UI-07	SS 2000 Centrifuges
UI-08	SS 2000 Centrifuges
UI-09	SS 2000 Centrifuges
UI-11	SS 2000 Centrifuges
UI-12	SS 2000 Centrifuges
UI-13	SS 2000 Centrifuges
UI-14	SS 2000 Centrifuges
UI-17	SS 2000 Centrifuges
UI-18	SS 2000 Centrifuges
UI-20	SS 2000 Centrifuges
UI-22	SS 2000 Centrifuges
UI-23	SS 2000 Centrifuges
UI-24	SS 2000 Centrifuges
UIP-216	SS 2000 Centrifuges
UIP-221	SS 2000 Centrifuges

Schedule 4.03
Capitalization
Equity Holders and Equity Interests Outstanding of United and Blocker Corps.

United

There are currently 85,000 issued and outstanding units of United, held by the following Persons:

Person	Units	Ownership Interest
United Centrifuge, Inc.	30,000	35.295%
Canadian Nitrogen Services USA, Inc.	30,000	35.295%
Jorge Rivera	15,000	17.650%
Myles Bowman	10,000	11.760%
TOTAL	85,000	100.000%

United Centrifuge, Inc. ("UCI")

There are currently 100 issued and outstanding shares of UCI, held by the following Person:

Person	Units	Ownership Interest
1211296 Alberta, Inc.	100	100%
TOTAL	100	100%

Canadian Nitrogen Services USA, Inc. ("CNS USA")

There are currently 1,000 issued and outstanding shares of CNS USA held by the following Person:

Person	Units	Ownership Interest
Canadian Nitrogen Services, Ltd.	1,000	100%
TOTAL	1,000	100%

Schedule 4.04
Blocker Corps' Assets or Liabilities

United Centrifuge, Inc. ("UCI") has or had the following assets and liabilities, all of which, excepting the United stock, have been removed from the Corporation:

Assets

1.	30,000 Units of United Common Stock.
2.	Two vehicles (VIN 3GCPKSE35BG215167 and VIN 1GNSKJE70CR189335).
3.	Checking account with Amegy Bank.
4.	United States work visas.

Liabilities

1.	Two vehicle leases with Ally Bank.
2.	State Farm Contract.

Canadian Nitrogen Services USA, Inc. has or had the following assets and liabilities, all of which, excepting the United stock, have been removed from the Corporation:

Assets

1.	30,000 Units of United Common Stock.
2.	WellsFargo Bank Account.
3.	RBC Bank Account.
4.	Sterling Plaza Office Lease.
5.	Three service trucks (VIN 1FT7X2B65EEA983586, VIN 1FT7X2B68EEA20451 and VIN 1FT7X2B6XEFA83213).
6.	CAT Financial Account.

Liabilities

1.	Three vehicle leases with New Concept.
2.	Sterling Plaza Office Lease.
3.	Verizon Wireless contract.
4.	Master Service Agreement with Greens Energy.
5.	Master Service Agreement with Halliburton Energy Services.
6.	Veriforce Contract
7.	BKI Risk Management Contract.
8.	Berkley Insurance Contract.
9.	Hill International Trucks Contract.
10.	ISN Software Corporation Contract.

Schedule 4.07
Consents, waivers and approvals obtained by Sellers

None.

Schedule 4.08(a)

None.

Schedule 4.08(b)
Licenses

United is conducting business in the following states:

Pennsylvania
Texas
West Virginia
Ohio
North Dakota
Oklahoma

United is authorized and licensed to do business in the following states:

Pennsylvania
Texas
West Virginia
Ohio

United has registered to do business in the following states, as a foreign limited liability company, but is still waiting for its filed certificate from the following states:

North Dakota (sent on March 26, 2014)
Oklahoma (sent on March 26, 2014)

Schedule 4.09
Financial Information; Books and Records

None.

Schedule 4.10
Liabilities

1.
Master Finance Lease Agreement, by and between New Concept Leasing, Inc., which incorporates and includes Lease H-15624, Lease H-15625, Lease H-15626, Lease H-15627, Lease H-15628, Lease H-15629, Lease H-15630, Lease H-15631, Lease H-15632, dated November 22, 2013, and concerns nine (9) vehicles.

2.	Lease Agreement, by and between United and LEAF Capital Funding, LLC, dated January 20, 2014, concerning office equipment.

3.	Promissory Note (Term Loan Facility) made by United in favor of GreenBank, N.A., dated August 6, 2013.

4.	Invesco Stable Asset Trust Omnibus Participation Agreement and Schedules, by and between United, State Street Bank & Trust Co., Invesco National Trust Company, and ADP, Inc., dated December 6, 2013.

5.	Residential Lease, by and between United and Rachel L. Olson, dated January 12, 2014, concerning real property in Bentleyville, PA.

6.	Bunkhouse Lot Rental Agreement, by and between United and Ben Hungartner, dated November 1, 2013, concerning real property in Elk City, OK.

7.	Basic Lease Agreement, by and between United and Hoppe's Construction, LLC, dated February 14, 2014, concerning real property in Merritt, OK.

8.	Apartment Lease Contract, by and between United and Providence Place, dated July 2, 2013, concerning real property in Oklahoma City, OK.

9.	Certain and ongoing accounts payable owed to United Oilfield, Inc., incurred in the ordinary course of business, which as of April 4, 2014 amounted to $679,439.85.

10.	Certain and ongoing accounts payable owed to Canadian Nitrogen Services, Ltd., incurred in the ordinary course of business, which as of April 4, 2014 amounted to $506,681.14.

11.	All other Liabilities disclosed on the balance sheet of United, if any.

See Material Contracts listed in Schedule 4.18, which are incorporated herein.

Schedule 4.11
Receivables

Schedule 4.13
Indebtedness

1.
Master Finance Lease Agreement, by and between New Concept Leasing, Inc., which incorporates and includes Lease H-15624, Lease H-15625, Lease H-15626, Lease H-15627, Lease H-15628, Lease H-15629, Lease H-15630, Lease H-15631, Lease H-15632, dated November 22, 2013, and concerns nine (9) vehicles.

2.	Lease Agreement, by and between United and LEAF Capital Funding, LLC, dated January 20, 2014, concerning office equipment.

3.	Promissory Note (Term Loan Facility) made by United in favor of GreenBank, N.A., dated August 6, 2013.

4.	Invesco Stable Asset Trust Omnibus Participation Agreement and Schedules, by and between United, State Street Bank & Trust Co., Invesco National Trust Company, and ADP, Inc., dated December 6, 2013.

5.	Residential Lease, by and between United and Rachel L. Olson, dated January 12, 2014, concerning real property in Bentleyville, PA.

6.	Bunkhouse Lot Rental Agreement, by and between United and Ben Hungartner, dated November 1, 2013, concerning real property in Elk City, OK.

7.	Basic Lease Agreement, by and between United and Hoppe's Construction, LLC, dated February 14, 2014, concerning real property in Merritt, OK.

8.	Apartment Lease Contract, by and between United and Providence Place, dated July 2, 2013, concerning real property in Oklahoma City, OK.

9.	Certain and ongoing accounts payable owed to United Oilfield, Inc., incurred in the ordinary course of business, which as of April 4, 2014 amounted to $679,439.85.

10.	Certain and ongoing accounts payable owed to Canadian Nitrogen Services, Ltd., incurred in the ordinary course of business, which as of April 4, 2014 amounted to $506,681.14.

11.	All other Indebtedness disclosed on the balance sheet of United, if any.

See Material Contracts listed in Schedule 4.18, which are incorporated herein.

Schedule 4.14
Conduct in the Ordinary Course; Absence of Certain Changes

1.	United made changes in its method of accounting or accounting practice or policy at the direction of Purchaser's auditor, UHY International.

Schedule 4.17(a)
Environmental Matters

None.

Schedule 4.17(b)
Environmental Permits

None.

Schedule 4.17(e)
Hazardous Materials

None.

Schedule 4.17(f)
Environmental Reports

None.

Schedule 4.18
Material Contracts

1.
Master Finance Lease Agreement, by and between New Concept Leasing, Inc., which incorporates and includes Lease H-15624, Lease H-15625, Lease H-15626, Lease H-15627, Lease H-15628, Lease H-15629, Lease H-15630, Lease H-15631, Lease H-15632, dated November 22, 2013, and concerns nine (9) vehicles.

2.	Residential Lease, by and between United and Rachel L. Olson, dated January 12, 2014, concerning real property in Bentleyville, PA.

3.	Bunkhouse Lot Rental Agreement, by and between United and Ben Hungartner, dated November 1, 2013, concerning real property in Elk City, OK.

4.	Basic Lease Agreement, by and between United and Hoppe's Construction, LLC, dated February 14, 2014, concerning real property in Merritt, OK.

5.	Apartment Lease Contract, by and between United and Providence Place, dated July 2, 2013, concerning real property in Oklahoma City, OK.

6.	Independent Contractor Master Services Agreement, by and between ARP Oklahoma, LLC and United, dated August 5, 2013.

7.	Master Service Contract, by and between Cabot Oil & Gas Corporation and United, dated December 5, 2012.

8.	Master Service Agreement, by and between Chesapeake Operating, Inc. and United, dated December 3, 2012.

9.	Master Service Agreement, by and between Chief Oil & Gas, LLC and United, dated June 4, 2012.

10.	Master Service Contract, by and between Continental Resources, Inc. and United, dated December 27, 2013.

11.	Master Service and Supply Agreement, by and between Devon Energy Production Company, LP, et al. and United, dated January 3, 2013.

12.	Master Service Agreement, by and between EdgeMarc Energy Holdings, LLC and United, dated June 11, 2013.

13.	Master Service and Supply Agreement, by and between EXCO Resources (PA), LLC and United, dated February 10, 2012.

14.	Master Service Agreement, by and between Gulfport Energy Corporation and United, dated October 28, 2013.

15.	Master Service Contract, by and between Mountaineer Keystone, LLC and United, dated August 23, 2013.

16.	Master Service Agreement, by and between PDC Mountaineer, LLC and United, dated August 21, 2013.

17.	Master Service Agreement, by and between Range Resources – Appalachia, LLC and United, dated March 1, 2013.

18.	Commercial Oilfield Services Agreement, by and between Southwestern Energy Production Company and United, dated October 1, 2013.

19.	Lease Agreement, by and between United and LEAF Capital Funding, LLC, dated February 7, 2014, concerning office equipment.

20	Commercial Lease, by and between United and JSC Holdings, LLC, dated August 1, 2013, concerning real property in Celina, TX.

21.	Promissory Note (Term Loan Facility) made by United in favor of GreenBank, N.A., dated August 6, 2013.

22.	Commercial Account Authorization and Agreement, by and between United and Wells Fargo Bank West, NA, dated April 24, 2013.

23.
Adoption Agreement, ADP Compensation and Fee Disclosure Statement, Agent of Record Letter, ADP Investment Fund Expense and Compensation Disclosure, IPS Direct Investment Option Agreement, ADP Prototype 401(k) Plan Application, and Connectivity and Service Agreement, all executed by and between United and (or in favor of) ADP, Inc. and dated December 5, 2013 or December 6, 2013, concerning Prototype 401(k) and Profit Sharing Plan.

24.	Guide Choice Investment Advisory Services Agreement, by and between United and Guide Choice Asset Management, Inc., dated December 6, 2013.

25.	Invesco Stable Asset Trust Omnibus Participation Agreement and Schedules, by and between United, State Street Bank & Trust Co., Invesco National Trust Company, and ADP, Inc., dated December 6, 2013.

26.	Trust Agreement and Form of Joinder Agreement, both by and between United and State Street Bank & Trust Co., and dated December 6, 2013.

27.	Certain and ongoing accounts payable owed to United Oilfield, Inc., incurred in the ordinary course of business, which as of April 4, 2014 amounted to $679,439.85.

28.	Certain and ongoing accounts payable owed to Canadian Nitrogen Services, Ltd., incurred in the ordinary course of business, which as of April 4, 2014 amounted to $506,681.14.

29.	Subscription to Blue Cross Blue Shield of Texas health insurance for employees.

30.	Verbal lease for equipment storage with 5J Trucking

Schedule 4.19
Intellectual Property

None.

Schedule 4.20
Real Property

1.	Residential Lease, by and between United and Rachel L. Olson, dated January 20, 2014, concerning real property in Bentleyville, PA.

2.	Basic Lease Agreement, by and between United and Hoppe's Construction, LLC, dated February 14, 2014, concerning real property in Merritt, OK.

3.	Bunkhouse Lot Rental Agreement, by and between United and Ben Hungartner, dated November 1, 2013, concerning real property in Elk City, OK.

4.	Apartment Lease Contract, by and between United and Providence Place, dated July 2, 2013, concerning real property in Oklahoma City, OK.

5	Commercial Lease, by and between United and JSC Holdings, LLC, dated August 1, 2013, concerning real property in Celina, TX.

6.	Verbal lease for equipment storage with 5J Trucking.

Schedule 4.21(a)
Tangible Personal Property

Items	Qty	Unit Price	Total

Operational Tools, Materials & Equipment
50 mil Retort Machines	3	$2,100.00	$6,300.00
Rig Tool Sets	9	$1,250.00	$11,250.00
Truck Tool Sets	6	$1,000.00	$6,000.00
Assortment of Rig Materials	20	$6,500.00	$130,000.00
Assortment of OKC Yard Materials	1	$20,000.00	$20,000.00
OKC Storage Container	1	$2,000.00	$2,000.00
Assortment of NE PA Yard/Storage Spare Parts / Materials	1	$55,000.00	$55,000.00
NE PA Storage Container	1	$2,500.00	$2,500.00
Assortment of SW PA Yard Materials	1	$5,000.00	$5,000.00
PJ Trailer	1	$4,000.00	$4,000.00

Office Equipment
Dell E5439 Laptops	11	$772.00	$8,492.00
Dell Laptops	3	$500.00	$1,500.00
Toshiba Laptops	3	$500.00	$1,500.00
Dell E6540 Laptop	1	$1,329.00	$1,329.00
Dell Monitors	4	$300.00	$1,200.00
Samsung Monitors	4	$62.50	$250.00
Dell docking stations	3	$200.00	$600.00
Panasonic Projector	1	$836.00	$836.00
HP deskjet printer/scanner	20	$40.00	$800.00
File Server	1	$1,500.00	$1,500.00
Digital Scale	1	$150.00	$150.00
Office Supplies	1	$500.00	$500.00
Polycom Phone	1	$225.00	$225.00

Wireless Handsets
Samsung Galaxy S III 16GB	3	$100.00	$300.00
Apple 5c	4	$100.00	$400.00
Apple iPhone 5	2	$200.00	$400.00
Apple iPhone 4	4	$200.00	$800.00
Hotspots	3	$100.00	$300.00

Celina Office Furniture
Desk	4	$625.00	$2,500.00
Credenza	1	$625.00	$625.00
Bookshelf	1	$75.00	$75.00
Deskchairs	3	$100.00	$300.00
Side chair	1	$100.00	$100.00
Storage cabinet	1	$100.00	$100.00
Filing cabinet	2	$150.00	$300.00
Shelf system	1	$60.00	$60.00

Celina Apartment
Misc Dishes	1	$500.00	$500.00
Dining table w chairs	1	$500.00	$500.00
Twin Beds	2	$450.00	$900.00
Lamps	4	$50.00	$200.00
Side tables	2	$50.00	$100.00
Buffet table	1	$100.00	$100.00
Flat Screen Tv	1	$100.00	$100.00

SW PA Rental House
Bedding	2	$100.00	$200.00
Queen beds	2	$450.00	$900.00
Towels	1	$100.00	$100.00
Flat screen TV	1	$300.00	$300.00
Wireless router	1	$50.00	$50.00

NE PA Apartments
PA Apartment Washing Machine	1	$500.00	$500.00
PA Apartment Dryer	1	$500.00	$500.00
Bedding	4	$100.00	$400.00
Towels	1	$100.00	$100.00
Wireless router	1	$50.00	$50.00

OKC Apartment
Wireless router	1	$50.00	$50.00

			$272,742.00

Schedule 4.21(b)
Leases and subleases for Tangible Personal Property

1.	Lease Agreement, by and between United and LEAF Capital Funding, LLC, dated February 7, 2014, concerning office equipment.

2.
Master Finance Lease Agreement, by and between New Concept Leasing, Inc., which incorporates and includes Lease H-15624, Lease H-15625, Lease H-15626, Lease H-15627, Lease H-15628, Lease H-15629, Lease H-15630, Lease H-15631, Lease H-15632, dated November 22, 2013, and concerns nine (9) vehicles.

Schedule 4.23
Customers

Schedule 4.24
Section 10.10 Suppliers

Schedule 4.25
Employee Benefit Matters

1.	Automatic Data Processing Prototype 401(k) and Profit Sharing Plan.

See the Material Contracts relating to this plan listed in Schedule 4.18, which are incorporated herein.

Schedule 4.27
Employees

Schedule 4.28
Certain Interests

Tim Pirie owns an interest in Canadian Nitrogen Services, Ltd., which supplies equipment used in the Business.

Ed Lantz owns United Oilfield, Inc., which supplies equipment used in the Business.

Schedule 4.29(a)
Taxes

None.

Schedule 4.29(b)
Jurisdictions

United

In 2012, the states in which United operated and filed corporate income tax returns for the year ended 2012 include the following: Ohio, Oklahoma, Pennsylvania, and Texas.

In 2013, the states in which United operated in and will file corporate income tax returns for the year ended 2013 include the following: Ohio, Oklahoma, Pennsylvania, Texas, West Virginia, and North Dakota.

Schedule 4.30
Insurance

1.	Commercial Auto Coverage – Insurer: Berkley Regional Insurance Company; Policy No. ECA 3114227-10; Insured: United Centrifuge USA, LLC; Policy Period 12/21/2013 to 11/11/2014; Premium $36,627.00.

2.	General Liability Coverage – Insurer: Berkley National Insurance Co.; Policy No. EGL000706010; Insured: United Centrifuge USA, LLC; Policy Period 11/11/2013 to 11/11/2014; Premium $65,316.00.

3.	Umbrella Liability Coverage - Insurer: Berkley National Insurance Co.; Policy No. EUL000706110; Insured: United Centrifuge USA, LLC; Policy Period 11/11/2013 to 11/11/2014; Premium $81,221.00.

4.
Workers Compensation and Employers' Liability Coverage; Insurer: Tri State Insurance Co. of Minnesota; Policy No. EWC311423610; Insured: United Centrifuge USA, LLC; Policy Period 11/11/2013 to 11/11/2014; Premium $167,967.00.

5.	Commercial Inland Marine Coverage - Insurer: Berkley National Insurance Co.; Policy No. EIM3114320-10; Insured: United Centrifuge USA, LLC; Policy Period 11/11/2013 to 11/11/2014; Premium $9,550.00.

Applicable limits for policies Nos. 1-4 are as follows:

Applicable limits for policy No. 5 are as follows:

Schedule 5.03
Capitalization Changes subsequent to 12/31/13 10-K

1.
In January 2014, Aly Energy Services agreed that the shares of preferred stock issued by its subsidiary Aly Operating Co. would be eligible for potential exchange into shares of Aly Energy Services common stock (previously they were convertible into shares of Aly Operating Co. common stock), and has reserved shares of common stock for potential issuance upon such exchange. The preferred stock had a liquidation value of approximately $4.036 million at 12/31/13; conversion price is currently not known and depends upon the price at which a public equity offering is ultimately consummated.

2.	Aly Energy Services is in the process of issuing approximately 12,400,000 shares of common stock to foreign investors at the price of $.55 per share.